Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of August 7, 2025,

among

CorMedix Inc.,

Coriander Bidco LLC,

MELINTA THERAPEUTICS, LLC,

AND

Deerfield Private Design Fund IV, L.P.,
as the
Members’ REPRESENTATIVE

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].” SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

i

Exhibits

EXHIBIT A	Form of Written Consent
EXHIBIT B	R&W Policy
EXHIBIT C	Form of Certificate of Merger
EXHIBIT D	Form of Certificate of Formation of the Surviving Company
EXHIBIT E	Form of Contingent Payment Agreement
EXHIBIT F	Form of Registration Rights Agreement
EXHIBIT G	Form of Escrow Agreement
EXHIBIT H	Form of Letter of Transmittal
EXHIBIT I	Form of Optionholder Notice
EXHIBIT J	Form of Spreadsheet
EXHIBIT K	Form of Feptanbli Assignment Agreement
EXHIBIT L	Form of TOPROL Acquisition Agreement
EXHIBIT M	Form of Closing Share Warrants
EXHIBIT N	Equity Value Recognition Bonus Plan
EXHIBIT O	Form of Option Treatment Agreement
EXHIBIT P	Form of Promised Equity Cancellation Agreement
EXHIBIT Q-1	Form of Institutional Restrictive Covenant Agreement
EXHIBIT Q-2	Form of Individual Restrictive Covenant Agreement
EXHIBIT R	Illustrative Working Capital Calculation

Schedules

SCHEDULE 1.07(b)(x)	Instruments to Terminate
SCHEDULE 1.07(b)(xi)	Restrictive Covenant Signatories
SCHEDULE 6.01(a)	Foreign Legal Restraints
SCHEDULE 8.03(a)	Allocation of Merger Consideration
SCHEDULE 8.03(b)	Index of Defined Terms

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2025 (this “Agreement” and, such date, the “Agreement Date”), by and among CorMedix Inc., a Delaware corporation (“Parent”), Coriander BidCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Melinta Therapeutics, LLC, a Delaware limited liability company (the “Company”), and Deerfield Private Design Fund IV, L.P., a Delaware limited partnership, solely in its capacity as representative, agent and attorney-in-fact of the Company Members (the “Members’ Representative”). Certain capitalized terms have the meanings set forth in Section 8.03.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement (the “Merger”) and the Delaware Limited Liability Company Act (the “DLLCA”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has carefully considered the terms of this Agreement and has unanimously: (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, in accordance with the DLLCA and the Company Operating Agreement; (ii) determined that this Agreement and the Transactions contemplated hereby are fair and advisable to the Company Members; and (iii) recommended adoption of this Agreement by the Company Members;

WHEREAS, the sole managing member of Merger Sub has approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, in accordance with the DLLCA and the operating agreement of Merger Sub;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, and Parent, as the sole member of Merger Sub, shall, on the Agreement Date immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions, including the Merger;

WHEREAS, no later than twelve (12) hours following the execution and delivery of this Agreement, the Company shall deliver to Parent a written consent in substantially the form attached hereto as Exhibit A (a “Written Consent”) executed by (i) Deerfield Private Design Fund III, L.P. and (ii) Deerfield Private Design Fund IV, L.P. (together, the “Consenting Company Members”), evidencing, among other things, the obtainment of the Company Member Approval; and

WHEREAS, concurrently with the execution of this Agreement, Parent and Merger Sub have caused the representation and warranty insurance policy attached hereto as Exhibit B (the “R&W Policy”) to be conditionally bound.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company (the “Surviving Company”) and a wholly owned subsidiary of Parent.

Section 1.02 The Closing. The closing of the Merger (the “Closing”) shall occur remotely by electronic exchange of signatures and documents on a date and time to be agreed by Parent and the Company, which date shall be no later than the second (2nd) business day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another date, time or place is agreed to in writing by Parent and the Company; provided that if such business day would otherwise occur prior to the earlier of (i) the date on which Option Treatment Agreements executed by each Company Optionholder have been provided to the Parent or (ii) the date that is twenty (20) business days following the date on which the Optionholder Notice is delivered to the Company Optionholders, then Parent may, in its sole discretion, delay the Closing until the next Business Day that follows the occurrence of the earlier of the events described in clauses (i) or (ii), subject to the continued satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.03 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in such Certificate of Merger (the time the Merger becomes effective is referred to in this Agreement as the “Effective Time”).

Section 1.04 Effects of Merger. At and after the Effective Time, the Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, assets, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall attach to and become the debts, liabilities, obligations and duties of the Surviving Company.

Section 1.05 Certificate of Formation and Operating Agreement.

(a) At the Effective Time, the certificate of formation of Merger Sub shall be amended and restated in its entirety to be in the form attached as Exhibit D and, as so amended and restated, such certificate of formation shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DLLCA).

(b) The limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company from and after the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, except that (i) references to the name of Merger Sub shall be replaced with “Melinta Therapeutics, LLC” and (ii) the provisions related to exculpation and indemnification of any Company Indemnified Parties shall be consistent with Section 5.09 (the “Surviving Company Operating Agreement”).

Section 1.06 Manager and Officers.

(a) The “manager” (within the meaning of the DLLCA) of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Company immediately following the Effective Time.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Surviving Company Operating Agreement, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.07 Closing Deliveries.

(a) Parent Deliveries. Parent shall deliver to the Company, at or prior to the Closing:

(i) a certificate, dated as of the Closing Date, executed on behalf of Parent by a duly authorized officer of Parent, certifying (A) that each of the conditions set forth in Section 6.02(a) has been satisfied, (B) the certificate of incorporation of Parent in effect as of immediately prior to the Closing, (C) the bylaws of Parent in effect as of immediately prior to the Closing and (D) the resolutions of the board of directors of Parent approving this Agreement, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, and that such resolutions have not been rescinded, modified or withdrawn;

(ii) a certificate, dated as of the Closing Date and executed on behalf of Merger Sub by a duly authorized officer of Merger Sub, certifying (A) the certificate of formation of Merger Sub in effect as of immediately prior to the Closing, (B) the operating agreement of Merger Sub in effect as of immediately prior to the Closing, (C) the resolutions of the board of managers of Merger Sub approving this Agreement, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, in accordance with the DLLCA and the operating agreement of Merger Sub, and that such resolutions have not been rescinded, modified or withdrawn, and (D) the resolutions of the sole managing member of Merger Sub approving this Agreement, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, and that such resolutions have not been rescinded, modified or withdrawn;

(iii) the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(iv) the R&W Policy (including all documents related thereto), which R&W Policy is, and at all times from the Agreement Date shall have been, in full force and effect;

(v) the Restrictive Covenant Agreements, duly executed by Parent;

(vi) a contingent payment agreement substantially in the form attached hereto as Exhibit E (the “Contingent Payment Agreement”), duly executed by Parent;

(vii) a registration rights agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), duly executed by Parent; and

(viii) evidence of issuance of Parent Shares.

(b) Company Deliveries. The Company shall deliver to Parent, at or prior to the Closing:

(i) a certificate, dated as of the Closing Date, executed on behalf of the Company by a duly authorized officer of the Company, certifying (A) that each of the conditions set forth in Section 6.03(a) and Section 6.03(c) has been satisfied, (B) the certificate of formation of the Company (the “Certificate of Formation”) in effect as of immediately prior to the Closing, (C) the operating agreement of the Company (the “Company Operating Agreement”) in effect as of immediately prior to the Closing, (D) the resolutions of the Company Board approving this Agreement, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, in accordance with the DLLCA and the Company Operating Agreement, and that such resolutions have not been rescinded, modified or withdrawn, and (E) the Written Consent and that the Written Consent has not been rescinded, modified or withdrawn;

(ii) the Certificate of Merger, executed by the Company;

(iii) at least three (3) business days prior to the Closing, executed payoff letters or similar instruments with respect to all Closing Debt, which letters provide for the full payoff and discharge of all such Closing Debt, the termination of the commitments thereunder and the release of all guarantees and Liens relating to such Closing Debt, together with UCC authorizations or other release or termination documents as may be reasonably required to evidence the satisfaction of such Closing Debt, in each case, in form and substance reasonably satisfactory to Parent;

(iv) the Escrow Agreement, duly executed by the Members’ Representative;

(v) a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware no earlier than five (5) business days prior to the Closing Date;

(vi) duly executed Option Treatment Agreements or Promised Equity Cancellation Agreements, as applicable, providing for the termination and cancellation at or prior to the Effective Time of Company Options or Promised Equity Grants, as applicable, to purchase at least 85% of the Company Common Shares underlying the sum of (i) all of the outstanding Company Options and (ii) all Promised Equity Grants, in each case, as of immediately prior to the Effective Time;

(vii) the Contingent Payment Agreement, duly executed by the Consenting Company Members;

(viii) the Registration Rights Agreement, duly executed by the Consenting Company Members;

(ix) at least five (5) business days prior to the Closing Date, a list of all payments and filings that are due, and all other actions that must be taken within 30 days of the anticipated Closing Date to maintain any issued Patents, pending applications for issuance of Patents, registered Trademarks and applications for registration of Trademarks, in each case, included in the Company Owned IP or with respect to which any Company Registered Intellectual Property the Company Group is obligated to maintain.

(x) copies of termination instruments, in form and substance reasonably satisfactory to Parent, evidencing the termination of the agreements set forth on Schedule 1.07(b)(x), in each case with no further obligation of any party thereto; and

(xi) the Restrictive Covenant Agreements, duly executed by each of the Company Members set forth on Schedule 1.07(b)(xi).

Section 1.08 Effect on Equity Interests and Company Options. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any Equityholder or any other Person:

(a) Equity Interests of Merger Sub. Each equity interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be converted into and exchanged for one (1) validly issued, fully paid and non-assessable limited liability company interest of the Surviving Company.

(b) Company Shares. Each Company Share held by a Company Member immediately prior to the Effective Time shall automatically be converted into the right to receive, subject to and in accordance with Section 1.09 (including with respect to the withholding of the Adjustment Escrow Amount and any distribution out of the Adjustment Escrow Fund), the portion of the Merger Consideration set forth in the Allocation Schedule. The amount of cash each Company Member is entitled to receive for such Company Shares shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Shares held by such Company Member.

(c) Company Options.

(i) Each Company Option (whether a Vested Company Option or an Unvested Company Option) that is outstanding and unexercised as of immediately prior to the Closing shall be terminated and canceled at or prior to the Effective Time and shall not be assumed by Parent, and no Company Option shall be substituted with any equivalent option or right to purchase or otherwise acquire any capital stock or other securities of Parent. With respect to each Company Option that is cancelled pursuant to the immediately prior sentence, if the holder of such Company Option has executed and delivered an Option Treatment Agreement to the Company prior to the Closing, then such holder shall be entitled to receive the following in respect of each such cancelled Company Option, subject to and in accordance with Section 1.09 (including with respect to the withholding of the Adjustment Escrow Amount and any distribution out of the Adjustment Escrow Fund), (A) the portion of the Closing Cash Consideration set forth on the Allocation Schedule, (B) with respect to the Milestone Payment (as defined in the Contingent Payment Agreement), if any, that is payable on or prior to the fifth (5th) anniversary of the Closing Date pursuant to the Contingent Payment Agreement, the portion of the Milestone Payment payable to such holder as set forth on the Allocation Schedule, which shall be paid in cash pursuant to the terms and conditions set forth in the Contingent Payment Agreement, (C) with respect to each Net Sales Payment (as defined in the Contingent Payment Agreement), if any, that is payable on or prior to the fifth (5th) anniversary of the Closing Date pursuant to the Contingent Payment Agreement, the portion of the Net Sales Payment payable to such holder as set forth on the Allocation Schedule, which shall be paid in cash pursuant to the terms and conditions set forth in the Contingent Payment Agreement, and (D) any amounts payable to such holder pursuant to the Equity Value Recognition Bonus Plan, if any, in cash pursuant to the terms of the Equity Value Recognition Bonus Plan. For the avoidance of doubt, the vesting of any Unvested Company Option that is outstanding and unexercised as of immediately prior to the Closing and that is held by a holder of Company Options who is employed by the Company as of immediately prior to the Effective Time (and had not given notice of intent to terminate employment with the Company) shall be automatically accelerated in full effective as of immediately prior to the Closing in order to give effect to this Section 1.08(c)(i). In no event shall amounts related to Milestone Payments or Net Sales Payments be paid to any Company Optionholder more than five (5) years following the Closing Date. For the avoidance of doubt, in the event that the holder of a Company Option (whether a Vested Company Option or an Unvested Company Option) that is outstanding and unexercised as of immediately prior to the Closing fails to execute and deliver an Option Treatment Agreement to the Company prior to the Closing, such holder shall have no rights to any payments or other consideration of the Company Options forfeited pursuant to this Section 1.08(c)(i).

(ii) The Company Board (or, if appropriate, any committee administering the Company Equity Plan) shall adopt resolutions or take such other actions (including obtaining any required consents or delivering any required notices) as may be required to effect the transactions described in this Section 1.08(c) as of the Effective Time; provided that in no event shall any such action involve the payment or commitment to pay any additional amounts or the incurrence of any additional liabilities other than payment of the consideration set forth herein.

(iii) The Company shall terminate the Company Equity Plan as of the Effective Time and ensure that from and after the Effective Time there are no outstanding rights to acquire any Company Shares pursuant to the Company Equity Plan. The Company shall provide to Parent, at least ten (10) business days prior to the Closing, copies of all documentation evidencing satisfactory completion of the actions necessary and appropriate to effectuate the actions contemplated by this Section 1.08(c) and will accept all reasonable comments to such documentation as proposed by Parent.

Section 1.09 Payment of Merger Consideration.

(a) Parent Payments and Deposits.

(i) No later than the Effective Time, subject to Section 1.09(b), (A) Parent shall pay (or cause to be paid) to each Equityholder such Equityholder’s allocable portion (as set forth on the Allocation Schedule) of the Closing Cash Consideration (less any Compensation Payments to be paid pursuant to Section 1.08(c)(i)(A)) in United States dollars by wire transfer of immediately available funds (to such account as may be indicated by such Equityholder prior to Closing) and (B) Parent shall issue to each Consenting Company Member such Consenting Company Member’s allocable portion (as set forth on the Allocation Schedule) of a number of Parent Shares equal to the Parent Share Amount in the aggregate (the “Closing Share Consideration”); provided that, at any time prior to the Closing Date, a Consenting Company Member may elect, by written notice to Parent, to receive, in lieu of any of the Parent Shares it is so entitled to receive, a Closing Share Warrant exercisable for such number of Parent Shares (in which case, such Closing Share Warrant and the Parent Shares issuable upon exercise thereof, shall constitute part of the Closing Share Consideration).

(ii) No later than the Effective Time, Parent shall deposit (or cause to be deposited) with the Escrow Agent the Adjustment Escrow Amount in United States dollars by wire transfer of immediately available funds to the account designated in writing to Parent by the Escrow Agent.

(iii) No later than the Effective Time, Parent shall deposit (or cause to be deposited) with the Members’ Representative the Members’ Representative Reserve in United States dollars by wire transfer of immediately available funds to the account designated in writing to Parent by the Members’ Representative (such designation to be made at least three (3) business days prior to the Closing Date and set forth in the Spreadsheet).

(iv) No later than the Effective Time, Parent shall pay (or cause to be paid) the aggregate amount of unpaid Transaction Expenses as set forth in the Spreadsheet for remittance to the eligible payees in the amounts set forth in the Spreadsheet in accordance with invoices and wire instructions delivered to Parent at least two (2) business days prior to the Closing Date.

(v) As additional Merger Consideration, Parent shall make the contingent payments required under the Contingent Payment Agreement to the Company Members in accordance with the terms of the Contingent Payment Agreement. Within ten (10) business days of the date such Company Optionholder becomes entitled to such payment pursuant to Section 1.09(c)(i)(B), Section 1.09(c)(i)(C) or Section 1.09(c)(i)(D), Parent will pay (or cause to be paid) such amounts to each such Company Optionholder through Parent’s or the Surviving Company’s payroll systems.

(b) Compensation Payments. Notwithstanding anything to the contrary in this Agreement, solely to the extent the payment of any portion of the consideration payable to Company Optionholders (including terminated employees) is compensation with respect to which Parent or its affiliates (including the Surviving Company) is required to deduct or withhold any Taxes pursuant to applicable Law or to report such payments on a Form W-2 (such payments, “Compensation Payments”), Parent will pay (or cause to be paid) such amounts to each such Company Optionholder through Parent’s or the Surviving Company’s payroll systems within ten (10) business days of the date such Company Optionholder becomes entitled to such payment pursuant to this Agreement.

(c) Adjustment Escrow Fund.

(i) By virtue of this Agreement and as security for the Shortfall Payment (if any), on the Closing Date, Parent shall withhold from the consideration otherwise payable to the Equityholders and will deposit with Citibank, N.A., as escrow agent (the “Escrow Agent”), the Adjustment Escrow Amount (any and all of such deposits to constitute escrow funds to be governed by the terms of the Escrow Agreement, in the form attached hereto as Exhibit G (the “Escrow Agreement”)), without any act of the Equityholders. Parent shall be deemed to have contributed with respect to each Equityholder its allocable portion (as set forth on the Allocation Schedule) of the Adjustment Escrow Amount to the Adjustment Escrow Fund, rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up). Amounts released from the Adjustment Escrow Fund to the Equityholders shall be distributed to the Equityholders in accordance with their respective allocable portion (as set forth on the Allocation Schedule) and the applicable terms of this Agreement.

(ii) The Adjustment Escrow Amount plus any interest or earnings paid thereon in accordance with the Escrow Agreement (the “Adjustment Escrow Fund”) shall be governed by Section 1.10 and the terms of the Escrow Agreement and shall secure Parent’s right to receive the Shortfall Payment (if any).

(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any membership interest split, division or subdivision of shares, dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e) No Further Ownership Rights in Company Shares or Company Options. The applicable portion of the Merger Consideration paid or payable as a result of the conversion of the Company Shares and Company Options in accordance with this Agreement shall be paid or payable in full satisfaction of all rights pertaining to the Company Shares and Company Options, and there shall be no further registration of transfers on the records of the Surviving Company of Company Shares or Company Options that were issued and outstanding immediately prior to the Effective Time.

(f) Withholding Rights. Each of the Company, the Surviving Company, Parent, the Escrow Agent, any of their respective agents and any other applicable withholding agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement, including to any former holder of Company Shares or Company Options, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law. The Company, the Surviving Company, Parent, any of their respective agents and any other applicable withholding agent shall reasonably cooperate with the recipient of such payment to reduce or eliminate any such required withholding, including providing advance notice that it intends to make such deduction or withholding and the basis therefor. The Company, the Surviving Company, Parent, any of their respective agents and any other applicable withholding agent shall promptly pay over the amount deducted and withheld to the appropriate Tax Authority. Any such Taxes that are so deducted or withheld and timely paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding the foregoing, no amount shall be deducted or withheld from any payments of Merger Consideration made to a Consenting Company Member which has provided a completed and executed IRS Form W-9 other than (i) amounts that are required by Law to be treated as compensatory, or (ii) amounts required to be withheld due to a change in Law after the date hereof.

Section 1.10 Post-Closing Adjustment.

(a) Within seventy-five (75) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Members’ Representative a statement (the “Closing Statement”), setting forth its good faith determination of the amount of Company Cash, Company Debt, Working Capital, Transaction Expenses and, based on the foregoing, Parent’s proposed Adjusted Closing Cash Consideration. The Closing Statement shall be based solely on (i) facts and circumstance as they exist on or prior to the Closing and (ii) shall not include, reflect, or be based on, in any respect: (A) any of the plans, transactions or changes which Parent intends to initiate or make, or cause to be initiated or made, after the Closing with respect to the Surviving Company or its businesses or assets, (B) the effect of any decision by the Surviving Company or Parent, or event occurring, on or after the Closing, (C) purchase accounting adjustments or other adjustments arising from or resulting as a consequence of the transactions contemplated by this Agreement or (D) the introduction of any rules, guidelines, methods, policies, principles, practices, procedures, classifications or estimation methodologies different from those set forth in the Working Capital Principles.

(b) The Members’ Representative may object to Parent’s calculation of the Company Cash, Company Debt, Working Capital, Transaction Expenses and, based on the foregoing, Parent’s proposed Adjusted Closing Cash Consideration set forth in the Closing Statement by providing written notice of such objection (the “Notice of Objection”) to Parent within thirty (30) days after Parent’s delivery of the Closing Statement (such 30-day period, the “Objection Period”). Such Notice of Objection shall specify in reasonable detail each item that the Members’ Representative disputes (each, a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting the Members’ Representative’s objection. The Members’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement not so disputed by the Members’ Representative.

(c) If the Members’ Representative provides a Notice of Objection to Parent within the Objection Period, the Members’ Representative and Parent shall, during the 30-day period following Parent’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve each Disputed Item. If the Members’ Representative and Parent are unable to resolve all of the Disputed Items within the Resolution Period (the “Unresolved Items”), the Unresolved Items shall be submitted to a nationally recognized independent valuation, accounting or specialty firm to be mutually agreed upon by the Members’ Representative and Parent (such agreed firm being the “Independent Expert”); provided that, if the Members’ Representative and Parent are unable to so agree within ten (10) days after the end of the Resolution Period, then Parent and the Members’ Representative shall each select a firm and such firms shall jointly select a third nationally recognized valuation or accounting firm to resolve the Unresolved Items. The Independent Expert shall be engaged pursuant to an engagement letter among the Members’ Representative, Parent and the Independent Expert containing customary confidentiality terms and otherwise on terms and conditions consistent with this Section 1.10(c). The Independent Expert shall be instructed, pursuant to such engagement letter, to resolve only the Unresolved Items and not to otherwise investigate any matter independently. The Members’ Representative and Parent each agree to furnish to the Independent Expert access, except as required by Law, to such individuals and such information, books and records as may be reasonably requested by the Independent Expert to make its final determination (and any such information, books and records shall be provided to the other such party prior to its submission or presentation to the Independent Expert). The Members’ Representative and Parent shall also instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days from the date that information related to the Unresolved Items is presented to the Independent Expert by the Members’ Representative and Parent; provided that if either the Members’ Representative or Parent fails to present requested information or furnish access to the Independent Expert within the time reasonably determined by the Independent Expert, then the Independent Expert shall render its decision based solely on the information actually presented and access actually furnished to it by the Members’ Representative and Parent. With respect to each Unresolved Item, such decision shall be made based on the terms and conditions of this Agreement and, if not in accordance with the position of either the Members’ Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Parent in the Closing Statement or the Members’ Representative in the Notice of Objection with respect to such Unresolved Item. Except as the Members’ Representative and Parent may otherwise agree, all communications related to the Transactions between the Members’ Representative or Parent or any of their respective Representatives, on the one hand, and the Independent Expert, on the other hand, shall be in writing with copies simultaneously delivered to the other such party. The resolution of Unresolved Items by the Independent Expert shall be final, binding and conclusive on the parties hereto (absent manifest error). All fees and expenses of the Independent Expert shall be borne on a proportionate basis by Parent, on the one hand, and the Members’ Representative (on behalf of the Equityholders), on the other hand, based on the percentage that the portion of the contested amount not awarded in favor of Parent or the Members’ Representative bears to the amount actually contested by such Person. For example, if Parent’s calculations would have resulted in a $100,000 net payment to Parent, and the Members’ Representative’s calculations would have resulted in a $100,000 net payment to the Equityholders and the Independent Expert’s final determination as adopted pursuant to this Section 1.10(c) results in an aggregate net payment of $50,000 to the Equityholders, then Parent, on the one hand, and the Members’ Representative (on behalf of the Equityholders), on the other hand, shall pay 75% and 25%, respectively, of such fees and expenses.

(d) Each party hereto shall use its commercially reasonable efforts to provide promptly to the other party all information, books and records and reasonable access to Representatives as such other party shall reasonably request in connection with review of the Closing Statement or the Notice of Objection, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to execution of customary work access paper letters if requested by such other party’s auditors), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement, except as required by Law.

(e) If the Adjusted Closing Cash Consideration exceeds the Closing Cash Consideration (such excess, the “Excess Payment”), then, within five (5) business days after the date on which the Closing Statement is finalized pursuant to this Section 1.10, the Members’ Representative, acting on behalf of the Equityholders, and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to, subject to Section 1.09(b), pay (or cause to be paid) to each Equityholder from the Adjustment Escrow Amount such Equityholder’s allocable portion (as set forth on the Allocation Schedule) of the Adjustment Escrow Fund, and Parent will, subject to Section 1.09(b), pay (or cause to be paid) in United States dollars by wire transfer of immediately available funds to each Equityholder such Equityholder’s allocable portion (as set forth on the Allocation Schedule) of the Excess Payment; provided that, if the aggregate Excess Payment is less than $50,000, then the Excess Payment shall be deemed to be $0. In no event shall Parent be liable under this Section 1.10 for any amount in excess of the Adjustment Escrow Amount, which shall represent each Equityholder’s sole and exclusive recourse with respect to the Closing Cash Consideration.

(f) If the Closing Cash Consideration exceeds the Adjusted Closing Cash Consideration (such amount, the “Shortfall Payment”), then, within five (5) business days after the date on which the Closing Statement is finalized pursuant to this Section 1.10, the Members’ Representative, acting on behalf of the Equityholders, and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Parent (by wire transfer to an account designated in writing by Parent) from the Adjustment Escrow Amount the Shortfall Payment and to, subject to Section 1.09(b), pay (or cause to be paid) to each Equityholder from the Adjustment Escrow Amount such Equityholder’s allocable portion (as set forth on the Allocation Schedule) of the funds remaining in the Adjustment Escrow Amount; provided that, if the Shortfall Payment is less than $50,000, then the Shortfall Payment shall be deemed to be $0. In no event shall the Equityholders be liable under this Section 1.10 for any amount in excess of the Adjustment Escrow Amount, which shall represent Parent’s sole and exclusive recourse with respect to the Closing Cash Consideration.

(g) For Tax purposes, any payment pursuant to Section 1.10(e) or Section 1.10(f) shall be treated as an adjustment to the Merger Consideration to the maximum extent permitted by applicable Law.

Section 1.11 Tax Consequences. Neither Parent nor Merger Sub makes any representations or warranties to any member of the Company Group or to any Equityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to any member of the Company Group or any Equityholder of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company Group and the Equityholders are relying solely on their own Tax advisors in connection with the Tax consequences of this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement.

Section 1.12 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

Section 1.13 Members’ Representative.

(a) Appointment; Authority. By approving the Merger and by receiving the benefits thereof, including any consideration payable hereunder, each Equityholder irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints Deerfield Private Design Fund IV, L.P., a Delaware limited partnership, as of the Closing, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all of the Equityholders and each of them with respect to any and all matters relating to, arising out of, or in connection with, this Agreement or any Ancillary Agreement, including (i) to execute and deliver this Agreement and all amendments, waivers, Ancillary Agreements, certificates and documents that the Members’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and any Ancillary Agreements, (ii) to do or refrain from doing any further act or deed on behalf of the Equityholders that the Members’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement or any Ancillary Agreement as fully and completely as the Equityholders could do if personally present, (iii) to comply with Judgments and awards of arbitrators related thereto, (iv) to discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders any matters relating to Taxes pursuant to Section 5.11, (v) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or any Ancillary Agreement (an “Instrument”) which the Members’ Representative determines in its sole and absolute discretion to be necessary, appropriate or desirable in connection therewith, (vi) to incur and pay expenses on behalf of the Equityholders and to hire or retain, at the sole expense of the Equityholders, such counsel, investment bankers, accountants, representatives and other professional advisors as it determines in its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform its rights and obligations hereunder, (vii) to give and receive all documents, certificates and notices and make all determinations on behalf of the Equityholders required under this Agreement and any Ancillary Agreements, (viii) to receive service of process in connection with any claims under this Agreement and any Ancillary Agreements hereto, (ix) to discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders any matters relating to the Contingent Payment Agreement and (x) take any and all actions relating to the administration of any Additional Consideration, including the initiation, defense and/or settlement of any disputes relating to any Additional Consideration. Notwithstanding the foregoing, the Members’ Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Members’ Representative in any other Ancillary Agreement, schedule or exhibit hereto or thereto or the Company Disclosure Letter. All actions, notices, instructions, communications and determinations of the Members’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, each Equityholder and such Equityholder’s successors as if expressly confirmed and ratified in writing by such Equityholder, and all defenses which may be available to any Equityholder to object, dissent, protest or otherwise contest any action of the Members’ Representative taken in good faith under this Agreement or any Ancillary Agreement are waived. The Members’ Representative is authorized to act on behalf of the Equityholders notwithstanding any dispute among the Equityholders. Any party hereto or its affiliates receiving an Instrument from the Members’ Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation. The Members’ Representative shall be entitled to: (A) rely upon the Spreadsheet, (B) rely upon any signature it reasonably believes to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party. The Equityholders hereby authorize the Members’ Representative to use and disclose their personal information in connection with and for purposes consistent with the Members’ Representative’s appointment hereunder.

(b) Resignation, Election and Replacement. The Members’ Representative may resign at any time. From and after the Closing until the date when all obligations under this Agreement have been discharged, the Consenting Company Members, may, from time to time upon written notice to the Members’ Representative and Parent, remove any Members’ Representative or appoint a new Members’ Representative to fill any vacancy created by the death, incapacitation, resignation or removal of any Members’ Representative. A copy of any appointment by the Consenting Company Members of any successor Members’ Representative shall be provided to Parent promptly after it shall have been effected. Each successor Members’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Members’ Representative, and the term “Members’ Representative” as used herein shall be deemed to include any successor Members’ Representative.

(c) No Liability of Members’ Representative or Parent. Neither the Members’ Representative nor its members, managers, directors, officers, contractors, agents or employees (collectively, the “Members’ Representative Group”) shall be liable in connection with its services pursuant to this Agreement or any Ancillary Agreement. The Members’ Representative Group shall not be liable for any action or omission pursuant to the advice of counsel. Each of Parent, the Surviving Company, each member of the Company Group and each of their respective affiliates and Representatives may rely entirely and conclusively, without further inquiry, on its dealings with, and notices to and from, the Members’ Representative to satisfy any obligations it may have under this Agreement or otherwise to the Equityholders. Neither Parent nor Merger Sub shall have any liability to any Equityholder or any other Person for any action taken by the Members’ Representative.

(d) Indemnity; Costs and Expenses. The Equityholders shall indemnify the Members’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Members’ Representative’s Costs”) arising out of or in connection with this Agreement and any related agreements, in each case as such Members’ Representative’s Cost is suffered or incurred; provided that in the event that any such Members’ Representative’s Cost is finally adjudicated to have been caused by the bad faith or fraud of the Members’ Representative, the Members’ Representative will reimburse the Equityholders the amount of such indemnified Members’ Representative’s Cost to the extent attributable to such bad faith or fraud. Members’ Representative’s Costs may be recovered by the Members’ Representative from (i) the funds in the Members’ Representative Reserve and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided that while the Members’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Members’ Representative’s Costs as they are suffered or incurred. In no event will the Members’ Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Members’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Members’ Representative or the termination of this Agreement.

(e) Members’ Representative Reserve. The Members’ Representative Reserve shall be maintained by the Members’ Representative in a segregated account. The Members’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Members’ Representative Reserve shall be used for the purposes of paying directly or reimbursing the Members’ Representative for any expenses incurred by the Members’ Representative pursuant to this Agreement or any Ancillary Agreement. The Equityholders shall not receive interest or other earnings on the Members’ Representative Reserve and the Equityholders irrevocably transfer and assign to the Members’ Representative any ownership right that they may have in any interest or earnings that may accrue on funds held in the Members’ Representative Reserve. The Members’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Members’ Representative Reserve and has no tax reporting or income distribution obligations. The Equityholders acknowledge that the Members’ Representative is not providing any investment supervision, recommendations or advice. The Members’ Representative shall have no responsibility or liability for any loss of principal of the Members’ Representative Reserve other than as a result of its bad faith or fraud. The Members’ Representative may contribute funds to the Members’ Representative Reserve from any consideration otherwise distributable to the Equityholders. For Tax purposes, the Members’ Representative Reserve shall be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing. Upon the reasonable determination of the Members’ Representative that the Members’ Representative Reserve is no longer required to be withheld, the Members’ Representative shall deliver (solely out of the Members’ Representative Reserve) the amount remaining in the Members’ Representative Reserve, if any, (after payment of all of the Members’ Representative’s Costs) to the Equityholders, in the case of the portion of such amount remaining in the Members’ Representative Reserve to be paid to applicable Equityholders, for payment to such Equityholders.

(f) Representations and Warranties of the Members’ Representative. The Members’ Representative represents and warrants to the each of the Company, Parent and Merger Sub that (i) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by the Members’ Representative of this Agreement has been duly authorized by all necessary limited liability company action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (iii) this Agreement has been duly executed and delivered by the Members’ Representative and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Members’ Representative in accordance with its terms, except as enforcement may be limited by the Bankruptcy, Equity and Indemnity Exception (subject to the laws of agency).

Section 1.14 Letter of Transmittal.

(a) On the Closing Date, to the extent not previously made available, the Company will deliver or cause to be delivered to each Company Member, a letter of transmittal substantially in the form attached hereto as Exhibit H (the “Letter of Transmittal”). Any Letter of Transmittal received prior to the Closing shall be deemed effective immediately following the Effective Time.

(b) Notwithstanding anything to the contrary in this Agreement, except as may be required pursuant to Law, no payments shall be made hereunder to any Company Member unless and until such Person has delivered to Parent (i) a duly executed Letter of Transmittal and (ii) an executed Form W-9 (collectively, the “LOT Documents”). For the avoidance of doubt, any Company Member who delivers the LOT Documents in accordance with this Section 1.14 prior to the Closing shall receive the amounts payable to such Person at the Closing.

Section 1.15 Reliance on Allocation Schedule. The parties agree that Parent, Merger Sub, the Surviving Company and the Members’ Representative shall be entitled to rely on the Allocation Schedule in making payments under this Agreement and shall not be responsible for, and shall have no liability to any Person for any liabilities with respect to, the calculations or the determinations regarding such calculations in such Allocation Schedule or updated Allocation Schedule, and all obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with the Allocation Schedule or any updated Allocation Schedule. Payment of all amounts payable by or on behalf of Parent as set forth in the Allocation Schedule (or any updated Allocation Schedule) shall be deemed to constitute payment by Parent to each of the Equityholders in accordance with the terms of this Agreement and satisfaction of Parent’s obligation to pay such amounts under this Agreement. In the event of any error or omission in the Allocation Schedule (or any updated Allocation Schedule) or dispute regarding any payments made in accordance therewith, each Equityholder shall look only to the other Equityholders (and not to the Surviving Company or Parent) for payment and, subject to Parent’s obligation to pay the Merger Consideration under Section 1.09(a), hereby waives any claim, action or proceeding against the Surviving Company or Parent with respect thereto (or any right to assert such claim, action or proceeding) and forever discharges Parent and the Surviving Company from any liabilities in connection therewith or resulting therefrom. Each Equityholder shall, severally and not jointly, indemnify and hold harmless Parent and the Surviving Company for its pro rata share of any liabilities arising out of, or resulting from, any errors or omissions in the Allocation Schedule or any calculation set forth therein or payments made in accordance therewith. No error in or omission from the Allocation Schedule shall effect the finality of the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure in any section thereof shall be deemed to qualify the representations and warranties of the Company in the corresponding section of this Article II, and any other representations and warranties of the Company in this Article II to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other representations and warranties) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except to the extent a representation or warranty is expressly made only as of an earlier date, in which case as of such earlier date):

Section 2.01 Organization, Standing and Power.

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

(b) The Company is duly qualified or licensed to do business in each jurisdiction, and is in good standing under the laws of all jurisdictions, where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group.

(c) The Company has made available to Parent the Certificate of Formation, as amended to the Agreement Date, and the Company Operating Agreement, as amended to the Agreement Date, which organizational documents are in full force and effect. The Company is not in violation of any of the provisions of the Certificate of Formation and is not in violation of any of the provisions of the Company Operating Agreement.

Section 2.02 Capital Structure.

(a) The authorized membership interests of the Company consist of (i) 50,000,000 Company Preferred Shares and (ii) 8,825,000 Company Common Shares. As of the Agreement Date, a total (i) 50,000,000 Company Preferred Shares and (ii) no Company Common Shares are issued and outstanding. As of the Agreement Date, the Company has reserved 8,825,000 Company Common Shares for issuance under the Company Equity Plan, as to which Company Options to purchase an aggregate of 8,338,000 Company Common Shares are outstanding and 487,000 Company Common Shares remain available for future grants. There are no other issued and outstanding membership interests or other securities of the Company and no outstanding commitments or Contracts to issue any Company Shares or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Equity Plan.

(b) All outstanding Company Shares are, and all such membership interests that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Section 2.02(c) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Options as of the Agreement Date, indicating for each: (i) the name of the holder thereof, (ii) the date of grant, (iii) the expiration date, (iv) exercise (or strike) price, (v) the plan pursuant to which such Company Option was granted, (vi) the number of Company Common Shares subject thereto, (vii) the vesting schedule, (viii) the Tax status of such Company Option under Section 422 of the Code, (ix) whether the holder of such Company Option is a current employee of a member of the Company Group and, for each holder who is not a current employee of a member of the Company Group, whether such holder has ever been an employee of any member of the Company Group, and (x) the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. The Company has made available to Parent complete and accurate copies of all (A) the plans pursuant to which all outstanding Company Options have been issued and (B) forms of agreements evidencing Company Options. Each Company Option was issued in accordance with the terms of the plan under which it was granted and all applicable Laws. With respect to the grant of each Company Option, (i) each such grant was duly authorized no later than the date on which the grant of such grant was by its terms effective (the “Grant Date”) by all necessary governance action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each grant was made in compliance with all applicable Laws (including all applicable federal, state and local securities Laws) and all of the terms and conditions of the Company Equity Plan and each Company Option has an exercise price that is equal or greater than the fair market value of the underlying Company Common Shares on the applicable Grant Date based on a third-party valuation report that satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2)(iii), (iii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company, and (iv) no modifications have been made to any Company Options following the Grant Date. The treatment of Company Options under this Agreement (including, without limitation, pursuant to Section 1.08(c)), complies in all respects with applicable Law and with the terms and conditions of the Company Equity Plan and the applicable Company Option agreements.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Members may vote (“Voting Company Debt”). There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, or, to the knowledge of the Company, any Company Member or any Company Optionholder is a party or is bound with respect to the voting or consent of any Company Shares.

(e) Except as set forth in Section 2.02(a), Section 2.02(c) and Section 2.02(f), there are no options, warrants, convertible or exchangeable securities, membership interest-based performance units or other rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any voting securities or equity interests in, or any security convertible or exchangeable for any voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract or (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Shares.

(f) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or options, warrants, convertible or exchangeable securities, membership interest-based performance units or other rights to acquire shares equity interests of the Company, except for (i) the provisions set forth in the Certificate of Formation and Company Operating Agreement, (ii) acquisitions of Company Common Shares in connection with the surrender of Company Common Shares by holders of Company Options in order to pay the exercise price of Company Options, (iii) the withholding of Company Common Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Equity Plan and (iv) the acquisition by the Company of Company Options in connection with the forfeiture of such awards.

(g) Section 2.02(g) of the Company Disclosure Letter sets forth, a true, correct, and complete list of individuals (each individual, a “Promised Equity Grantee”) who have been offered an opportunity to receive Company Options or any other equity incentive award (the “Promised Equity Grants”) under an offer letter from, Contract with or other commitment from the Company (which has not expired, been rescinded or rejected), but who have not been granted such Promised Equity Grants.

Section 2.03 Subsidiaries.

(a) Section 2.03(a) of the Company Disclosure Letter sets forth a complete and accurate list of the Company’s subsidiaries, indicating for each such subsidiary its jurisdiction of organization and the number or percentage of shares of each class of its capital stock, membership interest, partnership interest, joint venture interest or other equity interest owned by the Company. Except as set forth in Section 2.03(a) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries owns, or has ever owned, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person or entity.

(b) Each of the Company’s subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of the Company’s subsidiaries has all requisite power and authority necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its business as presently conducted. Other than Melinta Subsidiary Corp., none of the Company’s subsidiaries owns any material assets or has any material operations.

(c) Each of the Company’s subsidiaries is duly qualified or licensed to do business in each jurisdiction, and is in good standing, under the Laws of all jurisdictions where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group.

(d) The Company has made available to Parent, the organizational documents of each of the Company’s subsidiaries, as amended, which organizational documents are in full force and effect. None of the Company’s subsidiaries is in violation of any of the provisions of its organizational documents.

(e) The Company owns all of the issued and outstanding equity interests of each of its subsidiaries. All of the issued and outstanding equity interests of each of the Company’s subsidiaries are duly authorized, validly issued, fully paid and non-assessable. The outstanding equity interests of each of the Company’s subsidiaries (i) were not issued in violation of the organizational documents of such subsidiary or any other Contract to which such subsidiary is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws, and (iv) are free and clear of all Liens (other than transfer restrictions under applicable securities Law). No claim has been made or, to the knowledge of the Company, threatened in writing against any member of the Company Group asserting that any Person other than the Company is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity interest of any of the Company’s subsidiaries, or any other voting right in any of the Company’s subsidiaries.

(f) Other than the equity interests of the Company’s subsidiaries owned by the Company, there are no (i) equity interests of any such Company subsidiary outstanding, (ii) options, warrants, convertible securities, indebtedness or other rights or Contracts relating to any voting rights or equity interests of any such Company subsidiary or pursuant to which any such Company subsidiary is obligated to issue, sell, transfer, purchase, return, redeem or otherwise acquire equity securities of such Company subsidiary or any other Person or to provide funds to, make an investment in, or contribute capital to, any Person, (iii) equity interests of any such Company subsidiary reserved for issuance for any purpose, (iv) agreements pursuant to which registration rights in the equity interests of any of the Company’s subsidiaries have been granted, (v) equityholder agreements, whether written or oral, among any current or former equityholders of any of the Company’s subsidiaries, (vi) Contracts with respect to the voting or transfer of the equity interests of any of the Company’s subsidiaries, (vii) statutory or contractual preemptive rights or rights of first refusal with respect to any equity interests of any of the Company’s subsidiaries or (viii) equity interest appreciation, phantom stock, profit participation or similar rights with respect to any of the Company’s subsidiaries.

Section 2.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations under this Agreement and the Ancillary Agreements to which it will be a party and, subject to obtaining the Company Member Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, and the Ancillary Agreements to which it will be a party, the consummation by the Company of the Transactions has been duly authorized by all necessary action on the part of the Company and in accordance the DLLCA. The Company has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered, and will have caused the Company Subsidiaries to have executed and delivered, as applicable, each Ancillary Agreement to which it will be a party, and, assuming due authorization, execution and delivery by Parent, Merger Sub and the Members’ Representative, this Agreement constitutes, and each Ancillary Agreement to which a member of the Company Group will be a party will constitute, its legal, valid and binding obligation, enforceable against such member of the Company Group in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies or by general principles of equity (the “Bankruptcy, Equity and Indemnity Exception”)).

(b) The Company Board, by resolutions duly adopted (and not thereafter modified, rescinded or withdrawn) by the Company Board, has approved this Agreement, the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein, in accordance with the DLLCA and the Company Operating Agreement. The affirmative vote of the holders of at least a majority of the outstanding Company Preferred Shares is the only vote of the holders of Company Shares necessary to adopt this Agreement and approve the Merger under the Company Operating Agreement, as in effect at the time of such adoption and approval (collectively, the “Company Member Approval”).

Section 2.05 No Conflicts; Consents.

(a) The execution, delivery and performance of its obligations by the Company of this Agreement and each Ancillary Agreement to which it will be a party do not and will not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or (except with respect to Company Options in connection with the treatment of such options under Section 1.08(c) of this Agreement) give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company Group, or require any authorization, consent, approval, exemption or other action by or notice to any other third party, under, any provision of (i) the Certificate of Formation, the Company Operating Agreement or the equivalent organizational documents of any of the Company’s subsidiaries, (ii) any Material Contract or other material Contract to which any member of the Company Group is a party or (iii) subject to the filings and other matters referred to in this Section 2.05(a), any judgment, order, injunction or decree of any Governmental Entity (“Judgment”) or any statute, law (including controlling common law), ordinance, rule, or regulation of any Governmental Entity (“Law”), in either case that is applicable to any member of the Company Group or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group and would not reasonably be expected to, individually or in the aggregate, prevent, impair or delay the ability of the Company to perform its obligations under this Agreement.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from any Governmental Entity, is required to be obtained or made by or with respect to the Company Group in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it will be a party, the Merger or the consummation of the other Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the applicable requirements of antitrust, competition or other similar Laws of jurisdictions other than the United States (collectively, “Foreign Antitrust Laws”), each of which is set forth in Section 2.05(b) of the Company Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which any member of the Company Group is qualified to do business and (iv) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent, impair or delay in any material respect the ability of the Company to perform its obligations under this Agreement.

Section 2.06 Financial Statements; Undisclosed Liabilities.

(a) The Company has delivered to Parent the consolidated audited financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2024 and its consolidated unaudited financial statements for the six-month period ended June 30, 2025 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included in Section 2.06(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company Group, (ii) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved and (iii) fairly present the consolidated financial condition of the Company Group at the dates therein indicated and the consolidated results of operations and cash flows of the Company Group for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount).

(b) Except as reflected or reserved against in the consolidated balance sheet of the Company as of June 30, 2025 (the “Company Balance Sheet”), no member of the Company Group has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities that are executory performance obligations arising under Contracts to which a member of the Company Group is a party (other than to the extent arising from a breach thereof by any member of the Company Group) and (iii) liabilities or obligations incurred in connection with the Transactions.

(c) The Company has established and maintains a system of internal accounting controls and processes designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. None of the Company and, to the knowledge of the Company, the Company’s independent auditors has identified (i) since January 1, 2020, any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by the Company Group, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company Group, or any material complaint, allegation, assertion or claim regarding the foregoing, or (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of any member of the Company Group or their respective internal accounting controls or any material inaccuracy in the Financial Statements, or any material complaint, allegation, assertion or claim regarding the foregoing.

(d) No member of the Company Group has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Exchange Act).

(e) Except as set forth in Section 2.06(e) of the Company Disclosure Letter, all of the accounts, accounts receivable, notes and notes receivable of the Company Group (i) are reflected on the books and records of the Company, and represent valid obligations arising from bona fide arm’s-length transactions in the ordinary course of business; (ii) are the valid and legally binding obligations of the parties owing such amounts to the Company Group, (iii) to the knowledge of the Company, are collectible in the ordinary course of business without the necessity of commencing any legal proceeding, (iv) to the knowledge of the Company, are not subject to counterclaim or setoff, (v) are not in dispute, nor, to the knowledge of the Company, is there any valid grounds for any such dispute and (vi) the Company has not received any written notice from any obligor thereof challenging the validity or collectability of any such accounts receivable. The reserve on the Financial Statements against the accounts receivable for refunds, warranties and bad debts is adequate and has been calculated in accordance with GAAP and in a manner consistent with past practice. No member of the Company Group has agreed to any credit, deduction, free goods or services, discounts or other deferred price or quantity adjustment with respect to any of accounts receivable of any member of the Company Group.

(f) The VAT Refund Amount is collectible in the ordinary course of business and the Company will receive payment of the VAT Refund Amount without the necessity of any further action being taken by the Company.

Section 2.07 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, (a) there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) each member of the Company Group has conducted its business in all material respects in the ordinary course of business in substantially the same manner as previously conducted and (c) no member of the Company Group has taken any action or failed to take any action that would have required Parent’s consent under Section 4.01 (other than Sections 4.01(c), 4.01(f), 4.01(g) or 4.01(r)) had such action or omission occurred during the period from the date hereof to Closing.

Section 2.08 Taxes.

(a) Each member of the Company Group has (i) timely filed, or caused to be timely filed all income and other material Tax Returns required to have been filed (taking into account any applicable extensions) and all such Tax Returns are true and complete in all material respects and (ii) paid, or caused to be paid, in full on a timely basis all income and other Taxes imposed on or required to be paid by it. There are no Liens on any of the assets, rights or properties of any member of the Company Group with respect to Taxes other than Permitted Liens.

(b) (i) No deficiency for any Tax has been asserted or assessed by a Tax Authority in writing against any member of the Company Group which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any Taxes or Tax Returns of any member of the Company Group has been proposed or threatened in writing. There is no outstanding request for any (i) extension of time within which to pay any Taxes or file any Tax Returns (other than automatic filing extensions granted in the ordinary course), or (ii) waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of any member of the Company Group.

(c) The Company is taxable as a corporation for U.S. federal, state and local income tax purposes, and has been so taxable since it filed IRS Form 8832 on December 15, 2020.

(d) Each member of the Company Group has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, equityholder or other third party.

(e) No member of the Company Group has liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business and not primarily related to Taxes) or otherwise. No member of the Company Group is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other affiliated, consolidated, combined, unitary, group relief or similar Tax group filing a similar Tax Return, in each case other than a group of which the Company was the common parent.

(f) No member of the Company Group has received written notice of any claim made by a Tax Authority in a jurisdiction where such member of the Company Group does not file a Tax Return that the member of the Company Group is subject to taxation by that jurisdiction. No member of the Company Group has extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against any member of the Company Group, other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business. No member of the Company Group is subject to Tax in any country outside the country of its formation by virtue of having a “permanent establishment” (as defined in the applicable Tax treaty between the U.S. and such jurisdiction) or other fixed place of business in that jurisdiction.

(g) No member of the Company Group is a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax, such as licensing or joint development agreements), (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on any member of the Company Group, after the Closing Date or (iii) private letter ruling of the IRS or comparable ruling of any Tax Authority. No power of attorney that is currently in force has been granted by any member of the Company Group to any person with respect to any Tax matter.

(h) Each member of the Company Group uses the accrual method of accounting for U.S. federal, state and local income Tax purposes.

(i) Within the past two (2) years, no member of the Company Group has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(j) No member of the Company Group has been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law). To the knowledge of the Company, each member of the Company Group has disclosed on its U.S. federal income Tax Returns all positions taken therein which could give rise to a “substantial understatement” of Tax within the meaning of Section 6662(d) of the Code.

(k) The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) No member of the Company Group will be required to include any amounts of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting made prior to the Closing, other than inventory capitalization under Section 263A of the Code (the “Accounting Method Change”), (ii) a closing agreement, advance pricing agreement or other agreement with any Tax Authority relating to Taxes entered into prior to the Closing, (iii) an installment sale or open transaction disposition entered into on or prior to the Closing or (iv) any prepaid amount received or deferred revenue accrued prior to the Closing. The Company is not subject to and has no liability pursuant to Section 965 of the Code.

(m) No member of the Company Group owns any interest in any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

(n) Each member of the Company Group has collected all material sales and use Taxes and/or has obtained the appropriate exemption certificates to except the collection of any sales Tax that would otherwise be due, and has maintained in all material respects all such records and supporting documents in the manner required by all applicable Laws.

(o) There is no outstanding request for any (i) extension of time within which to pay any Taxes or file any Tax Returns (other than automatic filing extensions granted in the ordinary course), or (ii) waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of any member of the Company Group.

(p) The prices for any property or services (or for the use of any property) provided by or to the members of the Company Group are arm’s-length prices for purposes of the applicable transfer pricing Laws including Treasury Regulations promulgated under Section 482 of the Code.

(q) Each member of the Company Group has complied with all unclaimed property, escheat and similar Law in all material respects and has duly and properly turned over, to the extent required by such Law, all properties, credits and other assets to the appropriate Governmental Entity.

(r) No member of the Company Group has owned any stock, interests or other equity in a Person not treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 2.09 Labor Relations.

(a) There are no collective bargaining or similar labor union agreements to which any member of the Company Group is a party or by which any member of the Company Group is bound, nor is any such agreement being presently negotiated. No employees of the Company Group are represented by any union, works council or other employee representative body with respect to their employment by the Company Group. The Company Group has not experienced any labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company Group in the prior five (5) years. There is no unfair labor practice charge or complaint or other Proceeding presently pending or, to the knowledge of the Company, threatened against any member of the Company Group before the National Labor Relations Board or any equivalent state or local Governmental Entity. The Company Group is and has been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, benefits, labor and immigration (including, without limitation, the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations). Each employee of the Company Group that provides services in the United States is authorized to work in the United States. The Company Group has complied in all material respects with all Laws that could require overtime to be paid to any Company Service Provider, and no Person has in the prior five (5) years brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b) The Company has made available to Parent a true and complete list (the “Business Employee List”), as of the Agreement Date, of (i) the name of each officer and employee of the Company Group, (ii) each other individual service provider who has accepted an offer of employment or services made by the Company Group but whose employment or contract has not yet commenced and (iii) the names of each other individual service provider to whom an offer of employment or service is outstanding by the Company Group, in each case, as of the Agreement Date, together with each such service provider’s (A) actual or offered title, (B) date of hire or engagement and years of credited service recognized by the Company as of the Agreement Date, (C) location, (D) status as active or non-active, (E) if applicable, nonimmigrant visa status and/or source of employment authorization (if not a U.S. citizen or lawful permanent authorization), (F) base pay or compensation, (G) bonus target for the current calendar year, (H) leave status and expected return to work date (to the extent applicable), (I) classification as a full-time or part-time employee and (J) employing or engaging entity.

(c) All employees are employed on an “at-will” basis (to the extent applicable) and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages accrued before termination and any amounts required to be paid to such individual pursuant to applicable Law. The relationships with all individuals who act on their own as contractors or as other service providers can be terminated for any reason with no greater than sixty (60) days’ prior written notice, without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. All individuals who perform services for the Company Group and who have been classified as other than employees have been properly classified. Since January 1, 2023, (i) to the knowledge of the Company, no allegations of workplace sexual harassment or illegal retaliation or discrimination have been initiated, filed or threatened against any member of the Company Group or any Company Service Provider, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment or illegal retaliation or discrimination have occurred, and (iii) no member of the Company Group has entered into any settlement agreement related to allegations of sexual harassment or illegal retaliation or discrimination by any Company Service Provider.

(d) Since January 1, 2023, the Company Group has not experienced a “plant closing” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Company Group, and no member of the Company Group has any liability in respect of any “plant closing” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign Law or regulation.

(e) To the knowledge of the Company, no current Company Service Provider is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that prohibits or materially adversely affects the performance of such employee’s or independent contractor’s duties to the Company Group.

(f) No member of the Company Group is delinquent in payment to any Company Service Provider for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Company Service Provider or in payments owed upon any termination of such Company Service Provider’s employment or engagement.

Section 2.10 Employee Benefits.

(a) Section 2.10(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of each Company Benefit Plan and Company Benefit Agreement; provided, however, that, in the case of a Company Benefit Agreement that is an offer letter with any Company Group employee that is on the Company’s standard form of offer letter and that is “at will” and does not provide any notice or severance entitlements (a “Form Offer Letter”), Section 2.10(a) of the Company Disclosure Letter includes the Company’s standard form and all offer letters that materially deviate from such form.

(b) With respect to each Company Benefit Plan and Company Benefit Agreement listed in Section 2.10(b) of the Company Disclosure Letter, the Company has made available to Parent true and complete copies of (i) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten Company Benefit Plan or Company Benefit Agreement, a written description thereof) (provided, however, that, in the case of a Form Offer Letter, the Company has made available to Parent the standard form and all offer letters that deviate from such form), (ii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (iii) the three (3) most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto (if any), (iv) all non-routine correspondence with any Governmental Entity relating to Company Benefit Plan received or sent within the last two (2) years, (v) the most recent written results of all required compliance testing, and (vi) the most recent determination or opinion letter received by any member of the Company Group from the IRS regarding the tax-qualified status of such Company Benefit Plan or Company Benefit Agreement. There has been no amendment to, or announcement by, any member of the Company Group relating to any Company Benefit Plan or Company Benefit Agreement which would increase materially the expense of maintaining such Company Benefit Plan or Company Benefit Agreement above the level of the expense incurred therefor for the most recent fiscal year.

(c) Each Company Benefit Plan and Company Benefit Agreement has been established, administered and funded in all material respects in accordance with its terms and is in material compliance with all applicable Laws, including applicable provisions of ERISA and the Code. There are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan or Company Benefit Agreement and there are no pending or, to the knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal course of operation), suits or proceedings involving any Company Benefit Plan or Company Benefit Agreement, any fiduciary thereof or any service provider thereto. All payments required to be made by any member of the Company Group under, or with respect to, any Company Benefit Plan or Company Benefit Agreement (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Benefit Plans and Company Benefit Agreements, applicable Law and GAAP. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or Company Benefit Agreement or the imposition of any Lien on the assets of any member of the Company Group under ERISA or the Code.

(d) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received and maintains a current favorable determination letter as to such qualification or registration from the IRS (or any comparable Governmental Entity), or (ii) has been established under a standardized prototype plan for which an opinion letter from the IRS (or any comparable Governmental Entity) has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, to the knowledge of the Company, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status. No stock or other securities issued by any member of the Company Group forms or has formed any part of the assets of any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(e) No member of the Company Group nor any Commonly Controlled Entity sponsors, maintains or contributes to or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under or with respect to, (i) any employee benefit plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan, (ii) any Multiemployer Plan, (iii) a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or (vi) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No member of the Company Group nor any Commonly Controlled Entity has withdrawn at any time within the preceding six (6) years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any member of the Company Group.

(f) No member of the Company Group has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company Group, other than for continuation coverage required under Section 4980B(f) of the Code or any state Laws at the sole expense of the participant. Each Company Benefit Plan and Company Benefit Agreement that is subject to the Affordable Care Act has been established, maintained and administered in material compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company Group and all Commonly Controlled Entity offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full-time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. No member of the Company Group has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Plan. No member of the Company Group has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) Neither the execution of this Agreement nor the consummation of the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Service Provider to any new type of compensation or benefit or any increase in the amount of any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan or Company Benefit Agreement, (iii) result in any violation of, or default under, any Company Benefit Plan or Company Benefit Agreement, (iv) result in payment or provision of any amount (whether in cash or property or the vesting of property) to any Company Service Provider under any Company Benefit Plan or Company Benefit Agreement, or (v) increase the amount of any compensation or benefits due to any Company Service Provider or with respect to any Company Benefit Plan or Company Benefit Agreement.

(h) Neither the execution of this Agreement nor the consummation of the Merger or any other Transaction will (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No member of the Company Group is a party to any plan, policy, agreement or arrangement that provides for, and no member of the Company Group is otherwise obligated to pay, the gross-up or reimbursement of any Taxes, including Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(i) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of any member of the Company Group has been operated in material compliance with Section 409A of the Code, the applicable proposed and final regulations thereunder, and any applicable IRS guidance, in all material respects. No Company Option is subject to Section 409A of the Code.

(j) With respect to each Company Benefit Plan and Company Benefit Agreement subject to the Laws of any jurisdiction outside of the United States or that cover any Company Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”), (i) if such Foreign Benefit Plan is intended to qualify for special tax treatment, then such Foreign Benefit Plan meets all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if such Foreign Benefit Plan is intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if such Foreign Benefit Plan is intended or required to be qualified, approved or registered with a Governmental Entity, then such Foreign Benefit Plan is and has been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 2.11 Property. No member of the Company Group has ever owned any real property or interest in any real property, nor is any member of the Company Group a party to any option or other agreement to purchase any real property or interest therein. Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company, each member of the Company Group (a) has a good and valid leasehold interest in the real property (including the improvements thereon) leased under each Lease, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not yet due and payable, (iii) zoning, building and other similar codes and regulations and (iv) Permitted Liens, (b) has complied in all material respects with, and, to the knowledge of the Company, each other party has complied in all material respects with, the terms of all Leases, and all such Leases are in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws and (c) is not in breach or default under any such Leases and, to the knowledge of the Company, no other party to such Lease is in breach or default thereof and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Leases. No member of the Company Group has received or given any notice of default or intention to terminate or not renew any Lease. No member of the Company Group has granted any other Person the right to occupy or use the Leased Real Property and there is no Person other than the member of the Company Group that is the tenant under the applicable Lease in possession of the Leased Real Property that is the subject to the applicable Lease. All buildings, structures, fixtures, building systems and equipment, and all components which are part of the Leased Real Property, are in material compliance with all Law and are in good operating condition in all material respects and in a state of good repair (with the exception of normal wear and tear), and are reasonably adequate and reasonably suitable for the operation of the business being conducted thereon. No portion of any facility, building, improvement or other structure located on any of the Leased Real Property has suffered any material damage by fire or other casualty within the past three (3) years which has not been repaired or restored. There is currently no ongoing construction work in, on, or about any Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business. There is no pending written threat of or, to the knowledge of the Company, oral threat of, condemnation or similar action affecting the Leased Real Property. Use of the Leased Real Property for the various purposes for which it is presently being used in connection with the operation of the business is permitted as of right under applicable zoning and other land use laws and is not subject to “permitted non-conforming” use or structure classifications. The Leased Real Property is suitable for the operation of the Company Group and no other real property is being used, or is otherwise required, to operate the business of the Company Group.

Section 2.12 Material Contracts.

(a) Section 2.12(a) of the Company Disclosure Letter sets forth a true and complete list of all Contracts with any third party in effect as of the Agreement Date to which any member of the Company Group is a party of the following categories (each a “Material Contract”):

(i) any Contract (which shall not include any customary engagement letter with outside counsel) for the purchase, sale, license or use of materials, supplies, equipment, services, Software, Intellectual Property or other assets involving in the case of any such Contract with any Person pursuant to which (A) the amounts incurred by any member of the Company Group exceeded $300,000 in calendar year 2024 or are reasonably likely to exceed $300,000 in calendar year 2025 or (B) the payments to any member of the Company Group exceeded $300,000 in calendar year 2024 or are reasonably likely to exceed $300,000 in calendar year 2025;

(ii) each Contract that (A) materially restricts the ability of any member of the Company Group, or Parent or its affiliates following the Closing, to compete in any business or with any Person in any geographical area, excluding any restriction on soliciting, hiring or engaging employees or contractors, (B) requires the Company or its subsidiaries, or Parent or its affiliates following the Closing, to conduct any business on a “most favored nations” basis with any third party in favor of any third party in excess of a value of $500,000 in calendar year 2025 or any calendar year thereafter, (C) requires any member of the Company Group, or Parent and its affiliates following the Closing, to purchase all or substantially all of a certain type of good used by the Company Group from a single vendor or group of related vendors(D) containing covenants restricting or purporting to restrict the Company Group from any solicitation of a customer or (E) obligates any member of the Company Group to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party, except in the case of clauses (A), (B), (C) or (D), other than in the case of Parent and its affiliates, due to the operation of Contracts to which Parent or any of its affiliates is a party prior to the Closing;

(iii) each Contract that (A) provides for the grant of an license or covenant not to sue under any material Intellectual Property (I) to any member of the Company Group from any third party or (II) by any member of the Company Group to any third party or (B) provides for the development of any material Intellectual Property by any member of the Company Group for any third party (other than Contracts that assign such Intellectual Property to a member of the Company Group), except, in each case of clauses (A) and (B), for Immaterial IP Contracts;

(iv) each Contract with any Governmental Entity that provides for the provision of funding to any member of the Company Group for research and development activities comprising the creation of any Intellectual Property by or on behalf of any member of the Company Group;

(v) each Contract pursuant to which the Company has appointed a third party as an exclusive distributor or reseller of any Company Owned Product;

(vi) other than any Company Benefit Agreement or Company Benefit Plan, and any Contract that can be terminated for convenience on notice by the Company, each Contract that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $500,000 in any calendar years after calendar year 2024;

(vii) each Contract (A) relating to indebtedness for borrowed money or any financial guaranty, letter of credit, indenture, note, swap or similar agreement (B) evidencing, providing for the creation of, or granting any Lien upon any of the property or assets of the Company Group (excluding Permitted Liens), (C) any Contract (I) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement (other than advances to employees and consultants not in excess of in excess of $100,000) or (II) obligating or committing any member of the Company Group to make any such loans or advances and (D) any currency, commodity or other hedging or swap Contract;

(viii) each Contract or group of related Contracts with a single entity or group that provides for the acquisition or disposition of any assets (other than purchases or sales in the ordinary course of business) or any businesses (whether by merger, sale of equity interests, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” indemnification, payment or similar obligations on the part of any member of the Company Group;

(ix) each Contract pursuant to which any member of the Company Group has continuing royalty, “earn-out,” milestone or similar payment obligations, including upon the achievement of regulatory or commercial milestones, or any obligation to make payment of royalties or other amounts calculated based upon any revenues or income of the Company Group;

(x) each Contract that obligates any member of the Company Group to make any capital commitment, loan or capital expenditure in an aggregate amount in excess of $100,000 after the Agreement Date;

(xi) each Contract, other than with respect to any partnership that is wholly owned by the Company, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xii) each material Contract between any member of the Company Group and any Governmental Entity, except for clinical study agreements, material transfer agreements and non-disclosure agreements, in each case, that have been entered into in the ordinary course of business;

(xiii) any settlement agreements under which any member of the Company Group has any continuing material obligations (other than confidentiality obligations);

(xiv) each equityholders’, investors rights’, registration rights or similar Contract to which any member of the Company Group is a party (excluding Contracts governing Company Options);

(xv) each Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which any member of the Company Group leases or subleases any real property (each a “Lease” and, such real property, the “Leased Real Property”);

(xvi) lease or contract under which any member of the Company Group is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or contract under which the aggregate annual rental payments do not exceed $100,000; and

(xvii) lease or contract under which any member of the Company Group is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by any member of the Company Group, except for any lease or contract under which the aggregate annual rental payments do not exceed $100,000.

(b) Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception and except as such Contracts may be terminated after the Agreement Date not in contravention with Section 4.01) on the Company and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group. There is no material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the knowledge of the Company, any other party thereto. No third party that is a party to any Material Contract has provided written or, to the knowledge of the Company, oral notice to any member of the Company Group of its intent to renegotiate, cancel or terminate (including by not renewing) any Material Contract to which it is a party or to change the parties’ relationship thereunder and there are no claims of material breach or default pending or, to the knowledge of the Company, threatened under any Material Contract. The Company has made available to Parent true and complete copies of each Material Contract that is in effect as of the Agreement Date.

Section 2.13 Litigation.

(a) As of the Agreement Date, there is no, and since January 1, 2023, there has been no material claim, suit, action, arbitration, audit, inquiry, charge, investigation or proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened in writing against any member of the Company Group, nor is there any Judgment outstanding against any member of the Company Group.

(b) As of the Agreement Date, there is no Proceeding by the Company Group pending or which the Company Group intends to initiate.

Section 2.14 Compliance with Laws.

(a) No member of the Company Group has, since January 1, 2023, received any written or, to the knowledge of the Company, oral notices of any violation of any applicable Laws. Each member of the Company Group has, and since January 1, 2023 has had, in effect all approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect and no revocation, withdrawal, suspension, cancelation, termination or modification of the Authorizations is pending or, to the knowledge of the Company, threatened in writing. Each member of the Company Group is and has since January 1, 2023, been in material compliance with all Judgments, Laws and Authorizations applicable to its business or operations. This Section 2.14 does not relate to Taxes, which are the subject of Section 2.08, employee benefit matters, which are the subject of Section 2.10, or environmental matters, which are the subject of Section 2.16.

(b) No member of the Company Group nor, to the knowledge of the Company, any of their respective officers, directors, employees, agents or other Persons acting on behalf of any member of the Company Group has for, or on behalf of, any member of the Company Group: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made, offered, given, or authorized any direct or indirect unlawful payments or gifts of anything of value to any foreign or domestic official or employee of any Governmental Entity or any foreign or domestic political candidates, parties or campaigns, (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, anti-terrorism, record keeping and internal controls, including but not limited to any such Laws that prohibit private commercial bribery, (iv) made, offered, or authorized any other bribe, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2023, no member of the Company Group has received any written communication that alleges any of the foregoing, and is not, nor has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments or (v) is currently or has been since January 1, 2023: (x) a Sanctioned Person, (y) organized, resident or located in a Sanctioned Country or (z) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country.

Section 2.15 Regulatory Matters.

(a) (i) Each member of the Company Group has filed, maintained or furnished with the applicable Regulatory Authorities all required filings, registrations, listings, applications and supplemental applications, reports and other required information with respect to the Company Owned Products with the FDA, Governmental Entity or a Regulatory Authority and (ii) to the knowledge of the Company, each Company Licensor has filed, maintained or furnished with the applicable Regulatory Authorities all required filings, registrations, listings, applications and supplemental applications, reports and other required information with respect to the Company Licensed Products with the FDA. No material deficiencies have been asserted in writing by any Regulatory Authority with respect to required filings, registrations, listings, applications and supplemental applications, reports and other required information submitted to FDA, Governmental Entity, or a Regulatory Authority. The Company has a materially complete documentary record of such submissions, correspondence, contacts, and consultations with FDA and applicable Governmental Entities and Regulatory Authorities.

(b) Since January 1, 2023, each member of the Company Group is and has been in material compliance with all Health Laws applicable to the Company Group and the Company Owned Products. No member of the Company Group nor, to the knowledge of the Company, any Company Licensor has received any written notice or other written communication from any Regulatory Authority or other Governmental Entity alleging any material violation of any Health Law and there are no investigations, suits, claims, actions or proceedings pending, or to the knowledge of the Company, threatened in writing against any member of the Company Group or with respect to any of the Company Products from any Regulatory Authority or other Governmental Entity.

(c) The studies, tests and preclinical development activities, if any, conducted by or on behalf of the Company Group are being conducted in all material respects in accordance with applicable Health Laws and Good Laboratory Practices, experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company Group. The descriptions and results of the studies, tests and preclinical development activities conducted by or on behalf of the Company Group that have been furnished or made available to the Parent are accurate in all material respects. The Company Group is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of studies, tests, development, trials conducted by or on behalf of the Company Group. The Company Group has not received any notices or correspondence from the FDA or any other Governmental Entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company Group.

(d) All clinical trials conducted or being conducted with respect to (i) any of the Company Products by, for the benefit of, or at the direction of any member of the Company Group, (ii) to the knowledge of the Company, any of the Company Licensed Products, and (iii) any investigational drug, biologic, device, or Combination Product that is regulated by FDA or similar Regulatory Authorities, by, for the benefit of, or at the direction of any member of the Company Group, have been and/or are being conducted in compliance in all material respects with applicable Health Laws, including, as applicable, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, all applicable requirements of Good Laboratory Practices and Good Clinical Practices and any other applicable regulations or guidance that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects required by the FDA, as well as adverse event and safety reporting. As of the Agreement Date, no clinical trial conducted with respect to (i) any of the Company Products by or at the direction of any member of the Company Group, (ii) to the knowledge of the Company, any of the Company Licensed Products, and (iii) any investigational drug, biologic, device, or Combination Product that is regulated by FDA or similar Regulatory Authorities, by, for the benefit of, or at the direction of any member of the Company Group, has been terminated or suspended by any Regulatory Authority. Since January 1, 2023, no member of the Company Group has received any written notifications or other written communications from any Regulatory Authority, institutional review board, ethics committee or safety monitoring committee that requires or would require the termination or suspension or investigation, or place a clinical hold order on or otherwise materially delay or materially restrict any clinical studies with respect to a Company Product or any investigational drug, biologic, device, or Combination Product that is regulated by FDA or similar Regulatory Authorities that is in development and currently conducted by, or on behalf of, any member of the Company Group and, to knowledge of the Company, no such action has been threatened in writing against any member of the Company Group from any Regulatory Authority. For each such study, the Company or, to the knowledge of the Company, the party conducting the study obtained the informed consent of such human subjects in accordance with applicable Health Laws. Such informed consent, among other things, notified each participating human subject how such human subject’s personal data may be used and permitted, without need for further consent or expectation of compensation, the acquisition, analysis and use of any biological samples, records, cells and tissues as necessary for the investigation, clearance/approval, and commercialization. Any Company Licensed Product and any investigational drug, biologic, device, or Combination Product that is regulated by FDA or similar Regulatory Authorities used in a clinical study sponsored by or on behalf of the Company was manufactured in compliance in all material respects with Good Manufacturing Practices.

(e) None of the Company or, to the knowledge of the Company, its agents, distributors, resellers, consultants, clinical investigators, or other third parties acting on behalf of the Company has, with respect to a Company Product or Company Licensed Product (i) engaged in any conduct that is not compliant in any material respect with applicable Health Laws relating to the integrity of data generated or used in any clinical trials or non-clinical studies of a Company Product or Company Licensed Product or any investigational drug, biologic, device, or Combination Product that is regulated by FDA or similar Regulatory Authorities or (ii) altered, falsified, or manipulated any data generated or used in any clinical trials, non-clinical trials, or other studies related to the development, use, handling, safety, efficacy, or reliability of, or in manufacturing of any Company Product or Company Licensed Product, or any investigational drug, biologic, device, or Combination Product that is regulated by FDA or similar Regulatory Authorities under investigation by or for the benefit of the Company or Company Group.

(f) Since January 1, 2023, all manufacture of (i) the Company Products by or on behalf of any member of the Company Group and (ii) to the knowledge of the Company, the Company Licensed Products, in either case, has been conducted in compliance in all material respect with applicable Health Laws, including the applicable specifications and requirements of Good Manufacturing Practices. As of the Agreement Date, no member of the Company Group has (i) with respect to any of the Company Owned Products and (ii) to the knowledge of the Company, with respect to the Company Licensed Products, in either case, (A) been subject to a Regulatory Authority shutdown or import or export prohibition or (B) received any FDA Form 483, or other Regulatory Authority “warning letters,” “untitled letters” or written requests or requirements to make any material change to any of the Company Products or any other member of the Company Group processes or procedures, or alleging or asserting, in respect of the Company Group or their business operations, material noncompliance with any applicable Health Law.

(g) No Company Product or Company Licensed Product manufactured or distributed by the Company is or has been (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (iii) in violation of 21 U.S.C. § 360, 21 U.S.C. § 355 or 42 U.S.C. § 262 (or similar Laws) in any material respect.

(h) As of the Agreement Date, the Company has not received any written notice that the FDA or any other Regulatory Authority has (i) commenced, or threatened to initiate, any action to withdraw its approval or clearance or request the recall of any Company Product or Company Licensed Product or detain any such product, (ii) commenced, or threatened to initiate, any action to limit or enjoin production of any Company Product or Company Licensed Product or (iii) commenced, or threatened to initiate, any action to limit or enjoin the production of any Company Product or Company Licensed Product produced at any facility where any Company Product or Company Licensed Product is manufactured, tested or packaged.

(i) (i) No Company Products or Company Licensed Products are under consideration by the Company or, to the knowledge of the Company, Company Licensor for recall, withdrawal, suspension, seizure or discontinuation, or have been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or Company Licensor, in the United States or outside the United States (whether voluntarily or otherwise), (ii) no Legal Proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuation of any Company Products or Company Licensed Products are pending against the Company or, to the knowledge of the Company, Company Licensor, and there have been no material quality, efficacy, safety, or performance issues, defects, or complaints with respect to Company Products or, to the knowledge of the Company, Company Licensed Products, and no such matters are pending or outstanding.

(j) The Company has submitted all reports and records to the FDA and other Regulatory Authorities required by applicable Health Laws. The Company has filed with FDA and applicable Regulatory Authorities all required filings, declarations, listings, and submissions, with respect to any Company Product or Company Licensed Product, including all required investigational new drug applications, clinical study registrations (including clinical study listings and registrations on www.clinicaltrials.gov), fifteen (15)-day reports, seven (7)-day reports, follow-up safety reports, and all annual and periodic reports, amendments and safety reports. The Company has a materially complete documentary record of such submissions, correspondence, contacts, and consultations with FDA and applicable Regulatory Authorities.

(k) No member of the Company Group, nor any Company Group, officers, directors, or, to the knowledge of the Company, employees or contractors, have been debarred, delisted, disqualified pursuant to 21 C.F.R. § 312.70 or § 812.119, or similarly punished under any Law, including any Health Law, by any Governmental Entity or Regulatory Authority or convicted of a crime for which debarment is mandated or permitted by 21 U.S.C. § 355a. There have been no material allegations or investigations against any member of the Company Group, or, to the knowledge of the Company, any employee or contractor of the Company Group, that could result in exclusion, debarment or disqualification. Additionally, and only to the extent applicable, no member of the Company Group, nor its directors, officers or, to the knowledge of the Company, employees or contractors, have been restricted in any material respect, suspended, excluded or threatened in writing with exclusion from, participation in any federal or state health care program, including under any applicable Health Law. No clinical study conducted by or on behalf of the Company has been conducted using any clinical investigators or personnel who have been disqualified, debarred, or excluded by FDA or any Regulatory Authority or from Federal Health Care Programs.

(l) No member of the Company Group is currently, nor has it been since January 1, 2023: (i) assessed a civil monetary penalty under any Health Law, (ii) party to a corporate integrity agreement with any Governmental Entity or Regulatory Authority, (iii) subject to a deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement, in each case, entered into with or imposed by any Governmental Entity or Regulatory Authority, or Order of a Governmental Entity or Regulatory Authority mandating or prohibiting future or past activities in connection with any member of the Company Group’s noncompliance with applicable Health Laws, or is subject to any investigation by any Governmental Entity or Regulatory Authority or enforcement, regulatory, or administrative proceeding relating to or arising under any Health Law, and no such investigation, enforcement, regulatory or administrative proceeding has been threatened.

(m) Since January 1, 2023, neither the Company, the Company Group, nor any of their respective current or, during employment, former officers, directors or employees or, to the knowledge of the Company, agents, vendors or any other Person described in 42 C.F.R. § 1001.1001(a) engaged by or having a financial relationship with the Company or the Company Group: (a) has been charged with or convicted of, or entered into any settlement or deferred prosecution agreement with any Governmental Entity to avoid conviction of, any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (b) has been debarred, excluded or suspended from participation in any Federal Health Care Program or received a written notice of their exclusion, suspension or debarment from participation in any Federal Health Care Program, or is otherwise ineligible to participate in any Federal Health Care Program; (c) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (d) has been listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (e) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

(n) No member of the Company Group has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity or (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, that (in either such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the Agreement Date, no member of the Company Group is the subject of any pending or, to the knowledge of the Company, threatened, investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(o) The Company has, and since January 1, 2023, has maintained and been in compliance in all material respects with, a compliance program in conformity with material terms of applicable Laws, including applicable Health Laws. There are no material compliance complaints outstanding, internal compliance investigations ongoing, or compliance corrective actions outstanding.

(p) To the knowledge of the Company, as of the Agreement Date, enrollment in the phase III trial of Rezzayo for prophylaxis of aspergillus, candida, and pneumocystis infections in adults undergoing allogeneic blood and marrow transplantation is expected to be completed on or before October 31, 2025.

(q) The Company maintains a National Drug Rebate Agreement with the Centers for Medicare & Medicaid Services (“CMS”) supporting its participation in the Medicaid Drug Rebate Program, a Pharmaceutical Pricing Agreement with the Health Resources and Services Administration supporting its participation in the 340B Program, a Federal Supply Schedule (“FSS”) agreement, Master Agreement and Pharmaceutical Pricing Agreement supporting its participation in the Department of Veterans Affairs/Federal Supply Schedule Program. As of the Agreement Date, the Company has paid all MDRP rebates invoiced by the states on all Medicaid utilization of the Company Licensed Products invoiced as of the Agreement Date, including processing and paying all prior quarter adjustments. In addition, to the extent the Company has supplemental rebate agreements with state Medicaid programs or state pharmaceutical assistance programs, the Company has paid all rebates invoiced by the states pursuant to such agreements. The Company has honored the 340B Ceiling Price on all Company Licensed Products purchased by 340B Covered Entities under wholesaler 340B accounts or otherwise as well as the FSS price for all eligible FSS purchasers via wholesaler or on direct purchases from the Company. As of the Agreement Date, the Company has calculated and reported in a timely manner all government pricing metrics required under the Health Laws, including Average Manufacturer Price, Best Price, Average Sales Price, 340B Ceiling Price and the Non-Federal Average Manufacturer Price/Federal Ceiling Price. The Company maintains policies, standard operating procedures, methodology grids and reasonable assumptions related to its participation in such programs. The Company maintains policies and methodologies related to its participation in such programs. In addition, the Company retains the calculations and other material data related to its participation in such government programs since January 2020.

(r) The Company had a Coverage Gap Discount Program Agreement and now has a Manufacturer Discount Program with CMS supporting its participation in these programs under Medicare Part D. As of the Agreement Date, the Company has paid all Coverage Gap Discount Program discounts and Manufacturer Discount Program discounts invoiced by CMS/its third party administrator in a timely manner. The Company maintains policies and methodologies related to its participation in such programs.

(s) As of the Agreement Date, the Company has paid all Annual Fee on Branded Prescription Drug Manufacturers and Importers pursuant to Section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-152 (124 Stat. 1029 (2010)) due related to Company Licensed Products in a timely manner.

Section 2.16 Environmental Matters. (a) Each member of the Company Group is, and since January 1, 2023 has been, in compliance in all material respects with applicable Environmental Laws, (b) each member of the Company Group possesses and is in compliance in all material respects with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (c) since January 1, 2023, no member of the Company Group has been subject to a material Judgment or Proceeding pursuant to any applicable Environmental Law which has not been fully resolved without any ongoing obligations, (d) since January 1, 2023, no member of the Company Group has received any written notice alleging that any member of the Company Group is in violation of, or is a “potentially responsible party” under, any applicable Environmental Law, (e) no member of the Company Group has disposed of or Released any Hazardous Substances on, in or under any real property that would reasonably be expected to require remediation under Environmental Law, and no member of the Company Group has otherwise managed any Hazardous Substances in any manner that would be reasonably expected to give rise to liability under Environmental Laws, and (f) no member of the Company Group has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person relating to Environmental Law or Hazardous Substances.

Section 2.17 Intellectual Property.

(a) Section 2.17(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the Agreement Date, of any of the following Company Owned IP: (i) registered Patents and pending applications for registration of Patents, (ii) registered Trademarks and applications for registration of Trademarks, (iii) Internet domain names (including registrations and applications therefor), (iv) registered Copyrights and pending applications for registration of Copyrights and (v) social media accounts (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”) and includes for each such asset (other than Internet domain names) as of the Agreement Date (A) the record owner of such asset, (B) the jurisdiction in which such asset is registered or pending and (C) the registration or application date and number of such asset. For each Internet domain name registration constituting Company Registered Intellectual Property, Section 2.17(a) of the Company Disclosure Letter sets forth the applicable domain name registrar and the name of the registrant. Except where a member of the Company Group has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew Company Registered Intellectual Property or where Company Registered Intellectual Property has expired or been abandoned at the end of its applicable statutory term, all of the Company Registered Intellectual Property is valid, subsisting, in full force and effect and, to the knowledge of the Company, enforceable. Except for matters that are not, or would not reasonably be expected to be, material to the Company Group, no Company Registered Intellectual Property, as of the Agreement Date, is subject to any cancelation, opposition, extension of time to oppose, interference, refusal to register or reexamination proceeding. Except as otherwise listed in Section 2.17(a) of the Company Disclosure Letter, a member of the Company Group is the owner of record in all applications for registration of Intellectual Property rights indicated in Section 2.17(a) of the Company Disclosure Letter. All necessary registration, maintenance, renewal and other relevant filing fees due through the Agreement Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property in full force and effect.

(b) The Company Group is the sole and exclusive owner of all right, title and interest in, to and for Company Owned IP, free and clear of all Liens (other than Permitted Liens), and the Company Group owns, or has a license, sublicense or otherwise possesses legally enforceable rights to use all Intellectual Property used in or necessary for the conduct of its business as presently conducted by the Company Group. No third party has any joint ownership in any inventions claimed by any issued Patents or pending claims in any applications for Patents included in the Company Registered Intellectual Property.

(c) Neither the conduct of the business of the Company Group as presently conducted and previously conducted has infringed, misappropriated or otherwise violated, and is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party. To the knowledge of the Company, since January 1, 2023, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any of the material Company Owned IP and no such claims have been made against any third party by any member of the Company Group.

(d) As of the Agreement Date, there is no action pending against any member of the Company Group (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any foreign equivalent), and, no member of the Company Group has received any written notice from any Person since January 1, 2023, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company Group as presently conducted is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, or (ii) contesting the ownership, validity or enforceability of any of the Company Owned IP. As of the Agreement Date, none of the Company Owned IP is subject to any pending or outstanding Judgment that adversely restricts the use, transfer or registration of or any member of the Company Group’s rights in, or adversely affects the validity or enforceability of, any such Company Owned IP (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any foreign equivalent).

(e) Each member of the Company Group has executed written agreements with each of its past and present officers, employees, consultants, independent contractors and any other Person who has contributed to or participated in the creation or development of any material Company Owned IP in the course of such Person’s employment, engagement or retention by, or otherwise on behalf of, such member of the Company Group, pursuant to which such Person has: (i) agreed to hold all confidential information of such member of the Company Group in confidence, (ii) presently assigned to the Company Group all of such Person’s rights, title and interest in and to all Intellectual Property and (iii) deemed any copyrightable works created by such Persons to be “works made for hire” for the Company Group or otherwise agreed to assign all such copyrightable works to the Company. No such Person owns any right, title, or interest in or to any Intellectual Property created or developed for any member of the Company Group by such Person in the course of such Person’s employment or other engagement with any member of the Company Group, and the Company Group has not received any written notice or claim to the contrary. No such Person has excluded works or inventions (that are related to the business of the Company Group) made prior to their employment or engagement with the Company Group from their assignment of Intellectual Property rights to the Company Group, except where failure to include such works or inventions would not be material and adverse to the business of the Company Group. As of the Agreement Date, there is no material uncured breach by any member of the Company Group or, to the knowledge of the Company, the counterparty, under any such agreement. No Person, including any past or present officer, employee, consultant or independent contractor of the Company Group holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company IP or Company Product.

(f) The Company Group has taken commercially reasonable steps in accordance with standard industry practices to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Owned IP and information with respect to which the Company Group has a duty of confidentiality. All use or disclosure of any such Trade Secrets has been pursuant to the terms of a written Contract between the applicable member of the Company Group and the other Person. The Company Group has entered into written confidentiality and nondisclosure agreements with all current and former officers, employees, independent contractors, and consultants who have or have had access to or knowledge of any Company Owned IP, including Trade Secrets. No Company Service Provider has misappropriated any material Trade Secrets or other material, confidential, non-public, or proprietary information of any other Person in the course of the performance of his or her duties as a Company Service Provider.

(g) No funding, facilities, resources or personnel of any Governmental Entity or any university, college or other educational institution has been or is being used to create, in whole or in part, any Company Owned IP, except for any such funding or use of facilities, resources or personnel that does not result in such Governmental Entity, university, college or other educational institution obtaining ownership of, or license thereto (except for non-exclusive license or use rights during the term of the applicable agreement between the Company and such Governmental Entity, university, college or other educational institution solely for the purposes of performing the research collaboration that is the subject of such agreement, publication rights for results arising from such services, licenses to use data for such entity’s internal patient care purposes, or licenses for such entity’s research and education purposes). Each member of the Company Group is neither now nor ever has been a member or promoter of, or contributor to, any industry standards bodies or similar organizations that could reasonably be expected to require or obligate the Company Group to grant or offer to any Person or other third party any license or right to any Company Owned IP.

(h) Except as is not, and would not reasonably be expected to be, material to the Company Group, Company Group has not distributed, conveyed, licensed or otherwise used any Open Source Software with any Software owned or purported to be owned by the Company Group (“Proprietary Software”) in any manner that could have a “copyleft” effect on or obligate the member of the Company Group to disclose or distribute in source code form to any third party, at no charge, or otherwise dedicated to the public, any proprietary Software owned by the member of the Company Group in a manner that would: (A) require the Company Group to distribute, disclose or otherwise make available any Proprietary Software in source code form to any third party, (B) require that users have the right to decompile, disassemble or otherwise reverse engineer any Proprietary Software, or other Company Owned IP, except, in each of the foregoing cases, other than with respect to the Open Source Software itself or (C) otherwise impose any limitation, restriction, waiver of rights or condition on the right or ability of the Company Group to use, commercialize or distribute any Proprietary Software or other Company Owned IP.

(i) Except as is not, and would not reasonably be expected to be, material to the Company Group, the information technology systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by any member of the Company Group and that are owned, licensed, leased or used or held for use by the Company Group (collectively, the “Company Systems”) are reasonably sufficient for the conduct of its business as presently conducted by the Company Group. The Company Group has taken all commercially reasonable steps, compliant with Privacy Requirements, to protect the integrity, security and continuous operation of the Company Systems and information, including Personal Data, stored therein, processed thereon or transmitted therefrom from Security Incidents. Since January 1, 2023, there has been no substantial disruption or interruption in or to the use of such Company Systems. The Company Group provides for the backup and recovery of material data and have implemented incident response, disaster recovery and business continuity plans, procedures, and facilities that are consistent with generally accepted industry standards, and as applicable, have taken steps to implement such plans and procedures, and such plans and procedures are tested on a regular basis. The Company Group has conducted regular security assessments and penetration testing of the Company Systems, and have remediated all medium, high, and critical vulnerabilities identified in such assessments and penetration testing. The Company Group has not paid, or has directed the payment of, any ransomware demand payment to any Person in connection with a Security Incident to any party with actual information about a Security Incident.

(j) The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement (other than an Immaterial IP Contract) as to which any member of the Company Group is a party and pursuant to which any member of the Company Group is authorized to use any Intellectual Property of any third party that is material to the business of the Company Group as presently conducted, (ii) result in or require the grant, assignment or transfer to any other Person (other than Parent, Merger Sub or any of their respective affiliates) of any license or other right or interest under, to or in any of the Company IP or (iii) cause a material loss or impairment of any Company Owned IP. Immediately following the consummation of the Transactions, the Surviving Company will have the right to exercise all of the Company Group’s rights in material Company IP to the same extent the Company Group would have been able to had the Transactions not occurred.

(k) No member of the Company Group has any liability relating to or arising from the Feptanbli Product or the Feptanbli License Agreement, in each case, whether in contract, tort, equity or otherwise, and whether accrued, absolute, contingent or otherwise.

Section 2.18 Privacy. Since January 1, 2023, the Company’s data, privacy and security practices have complied and comply in all material respects with Privacy Requirements. Since January 1, 2023, the Company has not experienced a Security Incident that would require notice to any individuals, customers, or Governmental Entity, or any remedial action, under any Privacy Requirement. Since January 1, 2023, the Company maintains commercially reasonable technical, physical and organizational measures to comply with applicable Privacy Requirements. Since January 1, 2023, the Company has not received, been involved in or experienced, and there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Proceeding or allegation from any Person alleging or confirming non-compliance with, or breach or violation of, a relevant requirement of applicable Privacy Requirements. The execution, implementation, and performance of this Agreement and the transactions contemplated thereunder shall not cause or give rise to any violation of a Privacy Laws. This Section 2.18 contains the sole and exclusive representations and warranties of the Company with respect to Privacy Requirements.

Section 2.19 Insurance. The Company has provided to Parent complete and accurate copies (or written summaries) of all material insurance policies of the Company Group or under which a member of the Company Group is an insured or the principal beneficiary of coverage. (a) All insurance policies of the Company Group are in full force and effect, sufficient for compliance with all applicable Laws and all Material Contracts and will not in any way be affected by, terminate or lapse by reason of the Transactions, (b) all premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no written or, to the knowledge of the Company, oral notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals and (c) there is no material claim pending under any of the insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. To the knowledge of the Company: (i) no member of the Company Group is in breach or default under any insurance policy of the Company Group and (ii) no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination or modification, under any insurance policy of the Company Group.

Section 2.20 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, opinion, success, transaction, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates.

Section 2.21 Transactions with Related Parties. Except for (a) employment agreements or offer letters entered with the Company, (b) subscription agreements entered into with the Company for the purchase of equity securities, (c) indemnification agreements entered into with the Company or (d) Contracts set forth in Section 2.21 of the Company Disclosure Letter, there are no Contracts between any member of the Company Group, on the one hand, and any Related Party, on the other hand. To the knowledge of the Company, no Related Service Provider, Related Affiliate or Immediate Family of Related Service Provider (i) owns or has any interest in any property (real or personal, tangible or intangible), Company IP or Contract related to the assets of the Company Group, (ii) has any claim or cause of action against any member of the Company Group or (iii) owes any money to, or is owed any money by, any member of the Company Group, in each case, except for (A) employment agreements or offer letters entered into with the Company, (B) equity agreements entered into with the Company or (C) indemnification agreements entered into with the Company.

Section 2.22 Solvency. The Company is not a party to any bankruptcy, insolvency, reorganization, dissolution, liquidation, wind-up or moratorium action, claim, or similar proceeding against the Company, no circumstances exist which would require the Company to apply for the opening of such proceedings, and, to the knowledge of the Company, no such action, claim, or proceeding is contemplated or threatened in writing against the Company nor been filed before any Governmental Entity. The Company is Solvent.

Section 2.23 International Trade and Anti-Corruption Matters.

(a) Neither the Company nor any of its officers, directors or employees, nor to the knowledge of the Company, any agent or other third-party representative acting on behalf of the Company, is a Sanctioned Person.

(b) Except as would not be expected to be material to the Company Group, neither the Company, nor any of its officers, directors or employees, nor to the knowledge of the Company, any agent or other third-party representative acting on behalf of the Company in their capacity as such, is (i) currently engaging or since January 1, 2021 has engaged in any dealings or transactions with any Person or in any jurisdiction that was (at the time of the transaction) a Sanctioned Person or Sanctioned Country, or (ii) otherwise in violation of applicable Sanctions Laws or Export Control Laws (collectively, “Trade Control Laws”).

(c) Since January 1, 2021, the Company has not received from any Governmental Entity any written or, to the knowledge of the Company, oral notice, inquiry or allegation, or made any voluntary or involuntary disclosure to a Governmental Entity related to (i) Trade Control Laws, or (ii) Anti-Corruption Laws.

Section 2.24 Bank Accounts; Power of Attorney. Section 2.24 of the Company Disclosure Letter accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) the current balance in such account as of five (5) Business Days prior to the Agreement Date; and (d) the names of all individuals authorized to draw on or make withdrawals from, or who have signature authority on, such account (provided that if the individuals authorized to draw on or make withdrawals from, or who have signature authority on, such account is updated during the Pre-Closing Period, then the Company shall deliver an updated list to Parent at least five (5) business days prior to the Closing Date). There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

Section 2.25 Books and Records. True, correct and complete copies of the minute books and equity record books and other similar records of the Company since April 11, 2020 have been made available to Parent prior to the execution of this Agreement. Such minute books contain an accurate record of all actions and proceedings taken at all meetings and by all written consents in lieu of meetings of the Company Board, Company Members and committees of the Company Board from April 11, 2020 through the Agreement Date (other than information that relates to the Company’s 2025 strategic process). Section 2.25 of the Company Disclosure Letter sets forth the current board of directors and officers of the Company.

Section 2.26 Purchase Orders and Commitments.

(a) Section 2.26(a) of the Company’s Disclosure Letter sets forth a true, complete and accurate list, as of the Agreement Date, of all outstanding purchase orders and, to the extent amounts incurred by any member of the Company Group are incurred in calendar year 2025, Contracts of the Company Group involving the purchase of inventory, materials, supplies, equipment (including GPUs), services or other items from third parties (other than customary engagements with outside legal counsel), which (i) individually require payments or performance by the Company in excess of $300,000 in any calendar year after the Agreement Date or (ii) in the aggregate with other similar commitments with the same counterparty exceed $300,000 any calendar year after the Agreement Date (collectively, “Commitments”). Section 2.26(a) of the Company’s Disclosure Letter includes for each Commitment, the name of the counterparty, the amount committed (including both paid and unpaid amounts), a description of the goods or services ordered.

(b) Except as set forth in Section 2.26(b) of the Company’s Disclosure Letter, (i) all such Commitments were entered into in the ordinary course of business, (ii) each such Commitment represents a bona fide obligation of the applicable member of the Company Group and is in full force and effect in accordance with its terms, and (iii) there are no material defaults by the applicable member of the Company, or, to the knowledge of the Company, by any other party thereto, nor has any written notice of termination or intent to cancel any such Commitment been received or delivered.

Section 2.27 Top Customers; Top Suppliers.

(a) Section 2.27(a) of the Company’s Disclosure Letter, sets forth (i) a complete and accurate list of the top twenty (20) customers of the Company Group during the 12-month period ended December 31, 2024 (measured by revenue in such period) (collectively, the “Top Customers”), including the amount of revenue generated from each such Top Customer during such period and (ii) the top twenty (20) suppliers, vendors and service providers during the 12-month period ended December 31, 2024 (measured by the gross amount paid by the Company Group in such period, excluding payments hereunder that are treated as Transaction Expenses and excluding customary engagements with outside legal counsel) (collectively, the “Top Vendors”), including the amount of the Company Group’s purchases from each such Top Vendor during such period.

(b) None of the Top Customers or the Top Vendors have, within the past 12 months, canceled, materially modified or otherwise terminated, not renewed or otherwise indicated to the Company in writing or, to the knowledge of the Company, orally, that it intends to cancel, materially modify or otherwise terminate or not renew, any Contract or other agreement or arrangement to which such Top Customer or Top Vendor is a party with the Company Group. To the Company’s knowledge, there are no existing facts, circumstances, or events that would reasonably be expected to result in a material change to the relationship between any Top Customer or Top Vendor and the Company Group, or a material increase or change to the rate or price of products or services provided by any Top Customer or Top Vendor to the Company Group.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter, dated as of the Agreement Date, from Parent and Merger Sub to the Company (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section thereof shall be deemed to qualify the representations and warranties of the Company in the corresponding section of this Article III, and any other representations and warranties of the Company in this Article III to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other representations and warranties) (the “Parent Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date (except to the extent a representation or warranty is expressly made only as of an earlier date, in which case as of such earlier date):

Section 3.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate or limited liability company power, as applicable, and authority to conduct its businesses as presently conducted.

Section 3.02 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 160,000,000 Parent Shares and (ii) 2,000,000 preferred stock, par value $0.001 per share (the “Parent Preferred Stock”).  As of August 5, 2025 a total of (i) 74,648,992 Parent Shares, (ii) 2,000 Parent Preferred Stock, designated as Series C-3 Preferred Stock par value $0.001 (“Parent Series C-3 Series Preferred Stock”) and (iii) 89,623 Parent Preferred Stock, designated as Series E Preferred Stock par value $0.001 per share (“Parent Series E Preferred Stock”) are issued and outstanding. As of the Agreement Date, Parent has reserved 233,038 Parent Shares for issuance under the 2013 Stock Incentive Plan (the “Parent 2013 Stock Plan”), with 233,038 Parent Shares outstanding and no Parent Shares remain available for future grants, and Parent has reserved 5,736,024 Parent Shares for issuance under the Amended and Restated 2019 Omnibus Stock Incentive Plan (the “Parent 2019 Stock Plan” and, together with the Parent 2013 Stock Plan, the “Parent Stock Plans”), as to which options to purchase an aggregate of 5,736,024 Parent Shares are outstanding, 1,384,042 restricted stock units are outstanding, 487,500 performance stock units are outstanding, and 3,091,819 Parent Shares remain available for future grants under the Parent Stock Plans.  There are no other issued and outstanding equity interests or other securities of Parent and no outstanding commitments or Contracts to issue any Parent Shares or other securities of Parent other than pursuant to the exercise of outstanding Parent Options under the Parent Stock Plans. Parent has filed with to the SEC true, correct and complete copies of the certificate of incorporation (including any certificates of designations) and bylaws of Parent, as in effect as of the date of this Agreement, and Parent has not amended or otherwise modified (or taken any action to amend or otherwise modify) such documents since August 6, 2025.

(b) All outstanding Parent Shares are, and all such equity interests that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) As of the Agreement Date, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any equity interests of Parent or options, warrants, convertible or exchangeable securities, membership interest-based performance units or other rights to acquire shares equity interests of Parent, except for (i) the provisions set forth in the certificate of incorporation of Parent in effect as of immediately prior to the Closing and the bylaws of Parent in effect as of immediately prior to the Closing, (ii) acquisitions of Parent Shares in connection with the surrender of Parent Shares by holders of Parent Options in order to pay the exercise price of Parent Options, (iii) the withholding of Parent Shares to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (iv) the acquisition by Parent of Parent Options in connection with the forfeiture of such awards. As of the Agreement Date, there are no outstanding contractual obligations to register any equity interests of Parent.

(d) The Parent Shares constituting the Closing Share Consideration and the Parent Shares issuable upon exercise of any Closing Share Warrants have been duly authorized and, when issued and delivered on or after the Effective Time as contemplated by this Agreement, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights. Neither the issuance and delivery of the Parent Shares constituting the Closing Share Consideration nor the issuance and delivery of any Closing Share Warrants and the issuance of Parent Shares issuable upon exercise thereof, will (a) obligate Parent to offer to issue, or issue Parent Shares or other securities to any Person (other than the Company Members) pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights, or (b) result in any adjustment (automatic, at the election of any Person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of Parent.

Section 3.03 Merger Sub.

(a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement and any Ancillary Agreement to which it will be a party, the performance of its obligations hereunder or thereunder and matters ancillary hereto or thereto.

(b) All of the outstanding membership interests in Merger Sub have been validly issued and outstanding and are owned directly or indirectly by Parent free and clear of any Lien.

Section 3.04 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole member of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it will be a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole member of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent under the rules of Nasdaq, the General Corporation Law of the State of Delaware or any other applicable Law, or otherwise. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it will be a party, and, assuming due authorization, execution and delivery by the Company and the Members’ Representative, this Agreement constitutes, and each Ancillary Agreement to which it will be a party will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to Bankruptcy, Equity and Indemnity Exception).

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, the execution, delivery and performance of its obligations by each of Parent and Merger Sub of each Ancillary Agreement to which it will be a party will not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. The offer, issuance and delivery of the Closing Share Consideration are exempt from the registration and qualification requirements of the Securities Act and any state securities (Blue Sky) Laws.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it will be a party, the Merger or the consummation of the other Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of Foreign Antitrust Laws, (iii) the filing of the Certificate of Merger with the Secretary of the State of Delaware, (iv) the filing with Nasdaq of a Notification Form: Listing of Additional Shares for the listing of the Parent Shares constituting the Closing Share Consideration (including the Parent Shares issuable upon exercise of any Closing Share Warrants) on the Nasdaq Global Market, (v) the filings expressly required to be made by Parent after the Effective Time pursuant to the Registration Rights Agreement, (vi) the filing of Current Reports on Form 8-K as expressly required hereby, and (vii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.06 Absence of Certain Changes or Events. Since January 1, 2024, there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.08 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Moelis & Company, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates, directors, officers or employees.

Section 3.09 Solvency; Financing.

(a) Parent is Solvent and, assuming that (i) the representations and warranties of the Company contained in Article II are each true and correct in all material respects and (ii) the Company and the Company Subsidiaries have performed their respective covenants and obligations set forth in this Agreement required to be performed at or prior to the Closing in all material respects, after giving effect to the Transactions, Parent will be Solvent and will not be rendered not Solvent by the execution and performance of this Agreement or any of the Transactions.

(b) Parent has consummated the sale of convertible notes in the aggregate principal amount of $150,000,000 (the “Convertible Note Offering”), and has received the net proceeds therefrom, which, together with cash on hand of Parent is sufficient for Parent to have at the Closing an amount sufficient to consummate the Transactions contemplated by this Agreement on the Closing Date, including the payment of (i) payments required to be made under Article I of this Agreement and (ii) the fees and expenses of Parent, Merger Sub and the Surviving Corporation required to be paid by Parent related to the Transactions contemplated hereby. In no event shall the receipt or availability of any funds or financing (including any equity financing) by Parent or any of its affiliates or any other financing or other transactions be a condition precedent to any of Parent’s obligations under this Agreement.

Section 3.10 Pending Transactions. Neither Parent, nor any of its affiliates (including Merger Sub), has, directly or indirectly, agreed to acquire any assets or a 25% or greater ownership interest in a business or any Person that has not previously been consummated, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, that the entry into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (a) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Entity necessary to consummate the Merger and the Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Foreign Antitrust Law, (b) increase the risk of any Governmental Entity entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the Transactions or (c) otherwise delay or impede the consummation of the Merger and the Transactions.

Section 3.11 SEC Filings. Parent has timely filed or otherwise furnished (as applicable) with the SEC all material forms, reports, proxy statements, schedules, statements, registration statements and other documents (together with all amendments thereof and supplements thereto) required to be filed or furnished (as applicable) by it under applicable Law since January 1, 2023 together with all certifications required pursuant to the U.S. Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including all certifications required under Section 302 and 906 of the Sarbanes-Oxley Act (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Reports”). The Parent SEC Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) complied in all material respects with either the applicable requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations promulgated by the SEC thereunder and (b) except to the extent superseded or amended by a subsequent filing with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent SEC Reports, when taken as a whole, do not, as of the Agreement Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Agreement Date, none of the Parent SEC Reports is the subject of outstanding SEC comment or, to the knowledge of Parent, ongoing SEC review. Other than the Transactions, no event, liability, development or circumstance shall then have occurred or existed, or shall then be contemplated to occur, with respect to Parent or any of its subsidiaries, or any of its or their businesses, properties, prospects, operations or financial condition, (i) that would be required to be disclosed by Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC on the date of this Agreement relating to an issuance and sale by Parent of Parent Shares or other securities or (ii) that, under applicable securities Laws, is required to have been, or be, publicly disclosed by Parent (on SEC Form 8-K otherwise) prior to, on or within four (4) business days after the date of this Agreement, and, in either case, that shall not have been publicly disclosed by Parent at least one (1) business day prior to the date of this Agreement. Since January 1, 2023, the Parent Shares have been listed on the Nasdaq Global Market, and subject to any applicable grace periods, Parent has been in and is in compliance in all material respects with the applicable rules and regulations of Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Parent Shares on the Nasdaq Global Market or to deregister the Parent Shares under the Exchange Act. Parent has not taken action that is designed to delist the shares from the Nasdaq Global Market or terminate the registration of the Parent Shares under the Exchange Act. The Company is, and at all times since January 1, 2023 has been, in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act and applicable rules and regulations promulgated by the SEC thereunder.

Section 3.12 Parent Financial Statements; Undisclosed Liabilities; Investment Company Act; Shell Company Status.

(a) The consolidated financial statements of Parent (including, in each case, any notes and schedules thereto) included or incorporated by reference in the Parent SEC Reports, as of the date filed with the SEC (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Parent SEC Report amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of Parent and its consolidated subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods presented. Except as have been described in the Parent SEC Reports, there are no unconsolidated subsidiaries of Parent or any off balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S K promulgated by the SEC.

(b) Except as reflected or reserved against in the consolidated balance sheet of Parent as of December 31, 2024, as set forth in the Form 10-K for the fiscal year ended December 31, 2024 filed by Parent on March 25, 2025 (the “Parent Balance Sheet”), Parent nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Parent Balance Sheet, (ii) liabilities that are executory performance obligations arising under Contracts to which Parent or one of its subsidiaries is a party (other than to the extent arising from a breach thereof by Parent or such subsidiaries), (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that are not, and would not be reasonably be expected to be, individually or in the aggregate, material to Parent and its subsidiaries taken as a whole.

(c) Parent has established and maintains a system of internal accounting controls and processes designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. None of Parent and, to the knowledge of Parent, Parent’s independent auditors has identified (i) since January 1, 2024, any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by Parent or any of its subsidiaries, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of Parent or any of its subsidiaries, or any material complaint, allegation, assertion or claim regarding the foregoing, or (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls or any material inaccuracy in the financial statements of Parent, or any material complaint, allegation, assertion or claim regarding the foregoing.

(d) Neither Parent nor any of its subsidiaries has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Exchange Act).

(e) Parent is not, and immediately after the Effective Time will not be, an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

(f) Parent is not, and has never been, an issuer subject to Rule 144(i) under the Exchange Act and Parent is eligible to use Form S-3 to register the resale of the Parent Shares issuable as Closing Share Consideration and the Parent Shares issuable upon exercise of any Closing Share Consideration.

(g) Anything in this Agreement or in any Ancillary Agreement to the contrary notwithstanding, it is understood and acknowledged by Parent that: (i) past or future open market or other transactions by any of the Company Members or their affiliates, specifically including “short sales or “derivative” transactions, before or after the Closing of this or future private placement transactions, may negatively impact the market price of Parent’s publicly-traded securities, (ii) any of the Company Members and their affiliates, and counter-parties in “derivative” transactions to which any of the Company Members and their affiliates is a party, directly or indirectly, presently may have a “short” position in the Parent Shares and (iii) no Company Member nor any affiliate thereof shall be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. Parent further understands and acknowledges that (y) one or more of the Company Members and their affiliates may engage in hedging activities at various times following the Closing, including times during which the volume weighted average price is being calculated for purposes of the Contingent Payment Agreement, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in Parent at and after the time that the hedging activities are being conducted. Parent acknowledges that such aforementioned hedging activities do not constitute a breach of this Agreement or any of the Ancillary Agreements.

Section 3.13 R&W Policy. The R&W Policy has been conditionally bound, and a true and correct copy of the bound commitment for the R&W Policy (including all related documents) is attached hereto as Exhibit B.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01 Conduct of Business of the Company Group. Except for matters (i) set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, (ii) as may be required by applicable Law or (iii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), from the Agreement Date until to the earlier of the termination of this Agreement in accordance with its terms or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice (it being agreed that matters addressed expressly in the specific provisions of the next sentence shall be governed by such provisions rather than the general provisions of this sentence). In addition, except for matters set forth in Section 4.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) enter into any new material line of business or enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or its affiliates following the Closing, from time to time from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its equity interests, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its other equity interests or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any equity interests of the Company or options, warrants, convertible or exchangeable securities, membership interest-based performance units or other rights to acquire any such equity interests, except for (A) acquisitions of Company Shares in connection with the surrender of Company Shares by Company Optionholders in order to pay the exercise price of Company Options, (B) the withholding of Company Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Equity Plan and (C) the acquisition by the Company or forfeiture of such awards, in each case in accordance with their terms;

(c) issue, grant, deliver, sell, authorize, pledge or otherwise encumber any Company Shares (or any other equity securities of any member of the Company Group), membership interests, options, warrants, convertible or exchangeable securities, Company Share-based or membership interest-based performance units or other rights to acquire such membership interests or Company Shares (or any other equity securities of any member of the Company Group), any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the Company Members, other than issuances of Company Common Shares upon the exercise of Company Options outstanding on the Agreement Date in accordance with their terms;

(d) amend the Certificate of Formation, the Company Operating Agreement or the equivalent governing documents of the Company Subsidiaries;

(e) form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing an equity interest in or substantial assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company);

(f) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement, in each case, as in effect on the Agreement Date, (i) except as otherwise expressly permitted under this Section 4.01(f), adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (or plan or arrangement that would be a Company Benefit Plan or Company Benefit Agreement if in effect on the Agreement Date), including any retention, change in control, severance or termination agreement with any Company Service Provider, (ii) grant to any Company Service Provider any increase in compensation or benefits, including any increase in severance or termination pay, other than an increase to the base salary of a Company Service Provider with an annual base salary below $100,000 by not more than 3% in the ordinary course of business as part of the annual review process, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) hire or terminate (other than for cause) the employment or service of any Company Service Provider with an annual base salary above $100,000 or at or above the director level, (v) accelerate the vesting or payment of any compensation or benefits of any Company Service Provider, (vi) make or forgive any loan to any Company Service Provider (except that the Company Group may provide for the advancement of customary business expenses in the ordinary course of business consistent with past practices), (vii) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that could implicate the WARN Act or any similar state law (provided that the Company shall be entitled to terminate any Company Service Provider for cause), or (viii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Service Provider;

(g) sell, assign, license, cancel, allow to lapse or expire, abandon, pledge, encumber or otherwise transfer or dispose of any Company Owned IP, except for (i) non-exclusive licenses (including sublicenses) to Company Owned IP granted in the ordinary course of business, or (ii) cancelation, allowance to lapse or expire, abandonment or disposal of any Company Owned IP at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the Company’s reasonable business judgment;

(h) disclose any material Trade Secret of the Company Group other than pursuant to a written agreement in usual and customary form and substance protecting the confidentiality thereof;

(i) make any change in cash management practices or accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act;

(j) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any material properties or assets (other than Intellectual Property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts made available to Parent and in effect prior to the Agreement Date or (iii) properties or assets having a fair market value of less than $100,000 in the aggregate;

(k) (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any member of the Company Group, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any person pursuant to any advancement obligations under the Certificate of Formation, Company Operating Agreement or indemnification agreements as in effect on or prior to the Agreement Date and made available to Parent;

(l) make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $100,000, other than pursuant to Contracts made available to Parent and in effect prior to the Agreement Date;

(m) waive, release, assign, pay, discharge, settle, compromise, settle or agree to settle or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Proceeding initiated by any member of the Company Group, other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $50,000 per payment, discharge, settlement, compromise or satisfaction or $250,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(n) make, change or revoke any material Tax election, change any annual Tax accounting period or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), enter into any Tax allocation agreement, Tax-sharing agreement, pre-filing or advance pricing agreement, or Tax indemnity agreement (in each case, other than agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes), consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than those automatically granted by operation of Law, or settle or compromise any Tax liability or claim for refund or fail to pay any material Tax when due;

(o) amend, cancel, terminate or otherwise fail to keep in full force and effect any insurance policy naming any member of the Company Group as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(p) enter into or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger), or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(q) abandon, cancel, fail to renew or extend or permit to lapse (i) any material Company Registered Intellectual Property or (ii) any material registered Intellectual Property that is exclusively licensed to any member of the Company Group to the extent that any member of the Company Group has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to any member of the Company Group, other than, in each case (i) or (ii), abandonment or other disposition of any Company Registered Intellectual Property at the end of its applicable statutory term or where a member of the Company Group has, in its good faith business judgment, decided to abandon, cancel, not renew or extend or allow to lapse Company Registered Intellectual Property;

(r) except Contracts with suppliers, vendors, distributors and customers in the ordinary course of business, and except to renew any Contract under which Intellectual Property is licensed to any member of the Company Group, enter into, terminate or modify in any material respect, or expressly release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

(s) negotiate or enter into any collective bargaining or other agreements with any labor union, works council, or other labor organization or employee representative body representing employees of any member of the Company Group;

(t) participate in any scheduled meetings or scheduled teleconferences with, or correspond in writing, communicate or consult with the FDA or any similar Regulatory Authority with respect to any Company Owned Product (excluding routine administrative communications, or immaterial communications) without providing Parent with (i) reasonable advance notice of, and, whenever feasible and to the extent not prohibited under applicable Law, an opportunity for Parent or one of its affiliates to attend or participate in, any substantive scheduled meetings or scheduled teleconferences any member of the Company Group has with the FDA or any similar Regulatory Authority with jurisdiction over the development, commercialization, manufacture or marketing of any Company Owned Product or any advisory committee thereof; (ii) prior to attending any such meetings or teleconferences with or corresponding in writing, communicating or consulting with the FDA or any similar Regulatory Authority, whenever feasible and to the extent not prohibited by applicable Law, reasonably consult with Parent and consider in good faith any comments or other input reasonably provided by Parent in respect of the foregoing (provided that such comments or input are provided by Parent in a timely and good faith basis reasonably in advance of any such meeting or teleconferences); and (iii) following such meeting inform Parent on a timely basis of the contents of such meeting;

(u) enter into a research or collaboration arrangement that contemplates payments by or to the Company Group in excess of $150,000 in any twelve (12) month period;

(v) commence any clinical study of which Parent has not been informed prior to the Agreement Date, (ii) unless mandated by any Regulatory Authority, discontinue, terminate or suspend any ongoing clinical study or (iii) discontinue, terminate or suspend any ongoing preclinical study, in each case, without first consulting with Parent in good faith; or

(w) authorize, commit or agree to take any of the foregoing actions.

Section 4.02 Parent Forbearances. During the Pre-Closing Period, except (a) as required or expressly permitted by this Agreement, (b) as required by applicable Law, or (c) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not (i) amend the certificate of incorporation (including by adopting any certificate of designations), bylaws or any other organizational document of Parent, (ii) declare, set aside, authorize or pay any dividend or other distribution with respect to the capital stock of Parent, (iii) effect any stock split, division or subdivision of shares, reverse stock split, consolidation of shares, reclassification, recapitalization, authorize any new class of security, or effect any other similar transaction, (iv) change its fiscal year, (v) enter into or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than in connection with the Merger or any issuances of incentive equity in the ordinary course of business), or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect or (vi) agree or commit to do any of the foregoing.

Section 4.03 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company Group’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company Group’s operations, subject to the provisions in Section 4.01.

Section 4.04 No Solicitation.

(a) The Company shall not, shall cause the Company Subsidiaries not to, and shall direct their respective Representatives not to, (i) directly or indirectly solicit, initiate, encourage or facilitate any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company Group to, or take any other action to assist, facilitate or encourage any effort by any Person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal. The Company shall, shall cause its directors, officers and the Company Subsidiaries to, and shall direct their respective Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last twelve (12) months for the purposes of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

(b) Except to the extent that such disclosure would be prohibited by confidentiality obligations binding the Company prior to the Agreement Date, in addition to the requirements set forth in Section 4.04(a), the Company shall, as promptly as practicable and in any event within one (1) business day after receipt thereof, advise Parent in writing of (i) any Acquisition Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes could reasonably be expected to lead to an Acquisition Proposal and (ii) the material terms and conditions of such Acquisition Proposal or inquiry, proposal or offer (including any subsequent amendments or modifications thereto) and the identity of the Person making any such Acquisition Proposal or inquiry, proposal or offer.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01 Access to Information; Confidentiality.

(a) Except if prohibited by any applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company Group) during the Pre-Closing Period to its books and records, Contracts and personnel solely for purposes of effectuating or consummating the Merger and the other Transactions. Notwithstanding the immediately preceding sentence, no member of the Company Group shall be required to afford access or furnish information to the extent (a) such information is subject to confidentiality obligations to a third party, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (i) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any other Person or (ii) any Acquisition Proposal, or (c) the Company determines in good faith on the advice of outside counsel that affording such access or furnishing such information could jeopardize the attorney-client privilege of any member of the Company Group, violate applicable Law or result in antitrust risk for any member of the Company Group; provided that in each such circumstances, the Company will use commercially reasonable efforts to provide Parent with access to any summaries, redactions or portions of books or records as may be reasonably practical without implicating the limitations contained in this sentence. All information exchanged pursuant to this Section 5.01 shall be subject to the confidentiality agreement, dated as of September 12, 2024, by and between the Company and Parent, as amended (the “Confidentiality Agreement”).

(b) Notwithstanding anything in the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall apply to any information provided by Parent to the Member’s Representative as if such Persons were party thereto.

Section 5.02 Member Approval and Notification. No later than twelve (12) hours following entry into this Agreement, the Company shall obtain the Company Member Approval and deliver copies of the executed Written Consent to Parent.

Section 5.03 Reasonable Best Efforts. Subject to the limitations set forth in this Section 5.03 and Section 5.04, each of the parties hereto (other than the Members’ Representative) agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions.

Section 5.04 Filings; Other Actions; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Merger and the other Transactions as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Entity in connection with any Antitrust Law, (ii) responding as promptly as practicable to any requests for information from any Governmental Entity, and contesting through litigation and resisting any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger and the Transactions under any applicable Law and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions.

(b) In furtherance and not in limitation of the foregoing, if and to the extent necessary to consummate the Merger before the Outside Date, Parent shall offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates, or (ii) the imposition of any limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets (any of the actions described in the foregoing clauses (i) and (ii), a “Remedy Action”) except to the extent that such Remedy Actions would, or would reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition; provided that any Remedy Action required to be taken shall be conditioned upon the consummation of the Transactions. Notwithstanding anything to the contrary herein, it is expressly understood and agreed that Parent and its affiliates shall not have any obligation to litigate any suit challenging any of the Transactions as violative of any Antitrust Laws.

(c) Prior to the Agreement Date, Parent and the Company have made appropriate filings of their respective Notification and Report forms as required by the HSR Act with respect to the Merger and the other Transactions. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall (and shall cause their respective affiliates, if applicable, to) as promptly as reasonably practicable, make or submit all appropriate filings, notifications, applications, or similar documents required under any Foreign Antitrust Law applicable to the Merger and the other Transactions (as set forth in Section 5.04(c) of the Company Disclosure Letter).

(d) Without limiting the generality of anything contained in this Section 5.04, each party (other than the Members’ Representative) shall, to the extent permitted by Law, (i) use reasonable best efforts to cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding brought by a Governmental Entity or brought by a third party before any Governmental Entity, in each case, with respect to the Merger and the other Transactions, (iii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Proceeding, (iv) promptly inform the other parties of any material communication to or from any Governmental Entity in connection with any such request, inquiry, investigation, action or Proceeding, (v) promptly furnish to the other party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction or withholding of documents as necessary to protect confidential and competitively sensitive information, (vi) use reasonable best efforts to consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Proceeding, and (vii) except as may be prohibited by any Governmental Entity, permit authorized Representatives of the other parties to be present at each meeting and telephone or video conference to the extent relating to such request, inquiry, investigation, action or Proceeding. Each party (other than the Members’ Representative) shall supply as promptly as practicable and advisable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including any “second request” under the HSR Act, received by any party or any of their respective subsidiaries from any Governmental Entity in connection with such applications or filings for the Merger and the other Transactions. Subject to applicable Law relating to the exchange of information and this Section 5.04(d) and Section 5.04(e), Parent shall, in consultation with the Company, have the right (i) to determine strategy and direction of all matters with any Governmental Entity and (ii) to review in advance, and direct the revision of, any filing, application, notification or other document to be submitted by the Company to any Governmental Entity under any applicable Law. Parent shall pay all filing fees under the HSR Act and any filing fees under Foreign Antitrust Laws.

(e) Parent and the Company shall use reasonable best efforts to consult in advance with each other and in good faith take each other’s views into account prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with Governmental Entities with respect to the Merger and this Agreement. Parent shall not commit to or agree with any Governmental Entity to not consummate the Merger and the other Transactions for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Foreign Antitrust Law, and shall not pull and refile any filing made under the HSR Act, in each case, without prior consultation with the Company and in good faith taking the Company’s views into account.

(f) During the Pre-Closing Period, Parent agrees that it shall not, and shall not permit any of its affiliates to, directly or indirectly, acquire or agree to acquire any assets or a 25% or greater ownership interest in a business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Entity necessary to consummate the Merger and the Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Foreign Antitrust Law, (ii) increase the risk of any Governmental Entity entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the Transactions or (iii) otherwise delay or impede the consummation of the Merger and the Transactions.

(g) Until the date that is three (3) business days prior to the Closing Date, the Company may deliver to Parent a revised Allocation Schedule to reflect any issuance of Company Common Shares upon the exercise of Company Options outstanding on the Agreement Date, upon which such revised Allocation Schedule shall be deemed to be the Allocation Schedule for all purposes hereunder; provided that in no event shall any change to the Allocation Schedule result in any increase in the total consideration payable by Parent under this Agreement or the Contingent Payment Agreement, and in respect of Company Options as provided in Section 1.08(c), collectively.

(h) During the Pre-Closing Period, whenever feasible and to the extent not prohibited by applicable Law, the Company shall promptly furnish Parent with, or provide Parent reasonable access to (i) meeting minutes from any meetings or scheduled teleconferences with the FDA or any similar Regulatory Authority with respect to any Company Licensed Product and (ii) written correspondence (excluding immaterial communications) with the FDA or any similar Regulatory Authority with respect to any Company Licensed Product.

(i) On or promptly (and in any case within three (3) business days) after the Agreement Date, the Company shall distribute to each Company Optionholder a notice (the “Optionholder Notice”) in substantially the form attached hereto as Exhibit I to solicit their signature to the Option Treatment Agreement. Further, on or promptly (and in any case within three (3) business days) after the Agreement Date, the Company shall deliver a Promised Equity Cancellation Agreement to each Promised Equity Grantee.

Section 5.05 Employee Matters.

(a) The Company shall update and deliver to Parent an updated Business Employee List at least ten (10) business days prior to the Closing Date (and shall provide updates, following Parent’s reasonable written requests, for any further changes through the Closing Date) to reflect any terminations and new hires permitted or consented to by Parent pursuant to Section 4.01.

(b) Prior to the Closing, the Company shall use commercially reasonable efforts to obtain an Option Treatment Agreement from each Company Optionholder and a Promised Equity Cancellation Agreement from each Promised Equity Grantee. Parent shall pay (or cause to be paid) such Promised Equity Bonuses through Parent’s or the Surviving Company’s payroll systems within ten (10) business days following the Closing Date and, for the avoidance of doubt, such Promised Equity Bonuses shall be included as a Transaction Expense for purposes of this Agreement. To the extent that any Promised Equity Grantee has not signed a Promised Equity Cancellation Agreement prior to the date that is five (5) business days prior to the Closing, the Company shall grant fully-vested Company Options covering a number of Company Common Shares so promised to such Promised Equity Grantee on the date that is five (5) business days prior to the Closing, such Company Option to have a per share exercise price that equals or exceed the then-current fair market value of a Company Common Share and will provide for forfeiture for no consideration if not exercised prior to the Closing.

(c) For a period commencing on the Closing Date and ending on the earlier of (x) the date that is one (1) year following the Effective Time, and (y) the date the applicable Company Employee’s employment terminates for any reason (the “Continuation Period”), except as may otherwise be agreed between Parent and a Company Employee, Parent shall provide or cause an affiliate to provide to each individual who is employed by the Company immediately prior to the Effective Time (each, a “Company Employee”) (i) a base salary, target short-term cash incentive compensation and bonus opportunities and target cash commission opportunities that, in each case, are no less favorable than those provided to such Company Employee by the Company immediately prior to the Effective Time and (ii) employee benefits (other than defined benefit pension, retiree medical, nonqualified deferred compensation and severance benefits, but, for the avoidance of doubt, including fleet and car allowance benefits for the Company’s field employees) that are either, in the sole discretion of Parent, comparable in the aggregate to (x) those provided to such Company Employee by the Company immediately prior to the Effective Time, or (y) those provided by Parent and its affiliates to its similarly situated employees.

(d) From and after the Effective Time, Parent shall or shall cause the Surviving Company to assume, honor and continue the Company Severance Plan (as defined in the Company Disclosure Letter), any Contracts providing for severance and set forth in Section 5.05(d) of the Company Disclosure Letter in accordance with their respective terms as in effect as of immediately prior to the Effective Time, and the Equity Value Recognition Bonus Plan.

(e) If the Company has not paid annual bonuses in respect of the 2025 fiscal year (the “2025 Annual Bonuses”) prior to the Effective Time, then, no later than March 15, 2026, and subject to all such unpaid amounts in respect of any portion of the Company’s 2025 fiscal year prior to the Closing being included as a Current Liability, Parent shall or shall cause the Surviving Company to pay, through the Surviving Company’s payroll systems, bonuses to each individual who was employed by the Company immediately prior to the Effective Time in an amount equal to such individual’s annual cash bonus in respect of the 2025 calendar year, calculated as if any performance targets conditioning the payment of such bonus have been achieved in full, in each case net of any amounts as are required to be withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, subject to the individual’s continued employment through the payment date (the “Payment Date”). If Parent or the Surviving Company or any of their respective affiliates terminates the employment of any Company Employee for any reason other than for Cause (as defined in the Company Severance Plan) or on account of such Company Employee’s death or disability prior to the Payment Date and provided that the 2025 Annual Bonuses and any amounts payable pursuant to the Company Sales Incentive Plan, in each case, in respect of any portion of the Company’s 2025 fiscal year prior to the Closing being included as a Current Liability, (i) such Company Employee shall receive a pro-rata portion of their 2025 Annual Bonus within five (5) business days of the their date of termination, subject to such individual’s execution of a general release of claims in favor of the Company, Parent and related Persons (as required by the Company Severance Plan), and (ii) if such Company Employee participated in a Company Sales Incentive Plan, then such Company Employee shall receive a pro-rata portion of their award thereunder for the payment period in which such individual was terminated within five (5) business days of the their date of termination, as if such individual had achieved their sales quota for such period (the “Pro-Rated 2025 Annual Bonuses”).

(f) On and after the Closing Date, Parent shall provide, or cause to be provided, to each Company Employee under each employee benefit plan maintained or contributed by Parent or any of its affiliates (collectively, the “Surviving Company Plans”) credit for purposes of eligibility to participate, vesting and benefit accrual (including any welfare plan, retirement plan, vacation, paid time off and sick program or severance program but not for purposes of eligibility or benefit accruals under any defined benefit pension plan, equity plan or retiree medical plan unless otherwise required under applicable Law) for service with the Company or its affiliates (or any predecessor or other entity for whom the Company and its affiliates recognized prior service) performed prior to the Closing Date; provided that the foregoing service recognition shall not apply (i) to the extent it would result in the duplication of benefits for the same period of services, or (ii) to any such benefit plan that is a frozen plan, that provides benefits to a grandfathered employee population.

(g) With respect to any group health plan maintained by Parent or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Company to, (i) use commercially reasonable efforts to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding Company Benefit Plan in which such employees participated immediately prior to the Effective Time, (ii) use commercially reasonable efforts to provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time under any Company Benefit Plan in satisfying any analogous deductible or out-of-pocket maximum requirements for the plan year in which the Effective Time occurs and (iii) use commercially reasonable efforts to waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(h) With respect to any accrued but unused vacation time to which any Company Employee is entitled pursuant to the vacation policies applicable to such Company Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Company to, as applicable (and without duplication of benefits), allow such Company Employee to use such accrued vacation time in accordance with the practice and policies of Parent or the Surviving Company, as they may be amended from time to time. For the avoidance of doubt, all accrued but unused vacation time to which any Company Employee is entitled pursuant to the vacation policies applicable to such Company Employee immediately prior to the Effective Time shall be included as a Current Liability to the extent required by the Working Capital Principles.

(i) No provision of this Section 5.05(i) shall (i) create any third-party beneficiary rights in any Company Employee or any other Person (including any beneficiary or dependent thereof) in respect of this Section 5.05 or any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any Surviving Company Plan or other employee program or any plan or arrangement of Parent or any of its subsidiaries, (ii) be construed to modify, amend or establish any benefit plan, program or arrangement or (iii) subject to the Parent’s compliance with its obligations to provide the severance benefits specified in Section 5.05(d), pay the 2025 Annual Bonuses and amounts pursuant to the Company Sales Incentive Plan pursuant to Section 5.05(e), in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. Nothing in this Agreement shall confer upon any Company Service Provider or Company Employee any right to continue in the employ or service of the Surviving Company, Parent or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Parent or any subsidiary or affiliate thereof to discharge or terminate the services of any Company Service Provider or Company Employee at any time for any reason whatsoever, with or without cause.

Section 5.06 Spreadsheets. At least three (3) business days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet substantially in the form attached hereto as Exhibit J (the “Spreadsheet”), which Spreadsheet shall set forth in reasonable detail: (i) the Company’s good faith estimate of the calculation of the Closing Cash Consideration and each element thereof, including the Company’s good faith estimates of the aggregate amount of Company Cash (“Estimated Company Cash”), Company Debt (“Estimated Company Debt”), Working Capital (“Estimated Working Capital”), and Transaction Expenses (“Estimated Transaction Expenses”), (ii) an itemized list of each item of Estimated Company Debt and each Estimated Transaction Expense, (iii) the calculation of the aggregate amount of cash payable to each Equityholder at the Closing pursuant to Section 1.08, (iv) the calculation of the aggregate amount of Additional Consideration payable to each Equityholder (assuming for such purpose that 100% of the Adjustment Escrow Amount and the Members’ Representative Reserve will be released to each Equityholder pursuant to Section 1.13(e) and no Excess Payment will be payable pursuant to Section 1.10(e)), (v) the number and type of Company Shares held by, or subject to the Company Options held by, such Equityholders, (vi) the number of Company Shares subject to and the exercise price per share in effect for each Vested Company Option and each Unvested Company Option as of immediately prior to the Effective Time and (vii) a funds flow memorandum setting forth applicable wire transfer instructions. Parent shall have the opportunity to comment on and request reasonable changes to the foregoing estimates and calculations set forth in the Spreadsheet, and the Company shall consider in good faith any changes Parent proposes to such estimates and calculations provided by Parent in respect of the foregoing at least one (1) business day prior to the Closing Date. In addition, not less than three (3) business days prior to the date any Additional Consideration becomes payable pursuant to the terms of this Agreement, the Members’ Representative may deliver or cause to be delivered to Parent a spreadsheet setting forth in reasonable detail, (A) the aggregate portion of such Additional Consideration payable to each Equityholder and (B) any updated wire transfer instructions (such spreadsheet containing such information, an “Additional Consideration Spreadsheet”).

Section 5.07 Expenses. Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that at the Closing, Parent shall pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing.

Section 5.08 [Intentionally Omitted.]

Section 5.09 Director and Officer Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses, subject to a customary undertaking reasonably satisfactory to the Company Group to return such expenses if a court of competent jurisdiction shall ultimately determine that an indemnified Person was not entitled to indemnification) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of any member of the Company Group or any of their respective predecessors (each, a “Company Indemnified Parties”) as provided in the Certificate of Formation, Company Operating Agreement or any indemnification agreement between such Company Indemnified Party and a member of the Company Group that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Company, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Company Indemnified Party arising out of such acts or omissions and (iv) for a period of six (6) years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Company Indemnified Party. Parent shall ensure that the Surviving Company complies with and honors the foregoing obligations.

(b) At or prior to the Effective Time, the Company shall obtain a “tail” directors’ and officers’ liability insurance policies in a form reasonably satisfactory to the Company and Parent (the “Tail Insurance Coverage”) in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Effective Time and ending six (6) years from the Effective Time, covering each Company Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable in any material respect to any Company Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date; provided that, all costs and expenses related to such policy shall be borne by the Company (and, for the avoidance of doubt, shall be included as a Transaction Expense). Parent shall not, and shall cause the Company and its subsidiaries not to, cancel any such insurance policy. Parent shall cause the Tail Insurance Coverage to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Company.

(c) In the event that (i) the Surviving Company or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Company, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.09.

(d) From and after the Effective Time, the obligations of Parent and the Surviving Company under this Section 5.09 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5.09 applies without the consent of such affected Company Indemnified Party. The provisions of this Section 5.09 are, from and after the Closing, intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, their heirs and their representatives, each of whom is an express third-party beneficiary of this Section 5.09, and are in addition to, and not in substitution for, any other rights to which each Company Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

Section 5.10 Public Announcements.

(a) Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not, directly or indirectly, issue any press release or other public statements with respect to the Merger and the other Transactions, without the prior written consent of the other party, except as required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or any Foreign Antitrust Laws in connection with the transactions described herein or to respond to any requests for information or documents made by a Governmental Entity investigating the transactions described herein), court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange, in which case, the party required to make such press release or public statement shall use its reasonable best efforts to allow the other party a reasonable opportunity to review and comment on such press release or statement in advance of its issuance. The parties agree that any press release to be issued with respect to the Transactions shall be in a form mutually agreed to by the parties. Notwithstanding the foregoing, (i) to the extent the content of any press release or other public statement is substantially the same as a statement previously issued in accordance with this Section 5.10, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other public statement, (ii) each party may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are consistent with the press release and other press releases and public statements made jointly by the parties or made by one party in accordance with this Section 5.10, (iii) the Consenting Company Members and their affiliates shall be permitted to disclose such information to their respective current and prospective investors in the ordinary course of business consistent with such Consenting Company Member’s or its applicable affiliate’s past practice; provided that such Consenting Company Member informs the recipient of the information that such information is confidential and such recipient is subject to obligations of confidentiality, (iv) disclosure by a party shall be permitted without the other party’s written consent to enforce its rights under this Agreement or for disclosures in dispute resolution proceedings related to this Agreement, the Transactions, the Ancillary Agreements or the transactions contemplated therein to the courts or arbitrators involved in such proceedings and (v) Parent and its affiliates may make (such disclosures regarding the subject matter of this Agreement or any of the Transactions to their investors or prospective investors in connection with fundraising, marketing, information, transactional or reporting activities; provided that Parent shall afford the Company and the Members’ Representative a reasonable opportunity to review and comment upon any such announcement, communication or disclosure and shall consider in good faith any such comments.

(b) Notwithstanding the foregoing, (i) by the first (1st) business day following the Agreement Date, Parent and the Company shall issue a joint press release announcing the entry into this Agreement, in a form approved by each of Parent, the Company and the Members’ Representative, and Parent shall file with the SEC a Current Report on Form 8-K, in a form reasonably acceptable to each of the Company and the Members’ Representative, describing this Agreement and the Transactions, and including copies of this Agreement and forms of each of the Ancillary Agreements required to be filed under applicable Law as exhibits thereto, prior to 9:00 a.m. Eastern time on the first (1st) business day following the Closing Date (unless the Closing occurs prior to the open of regular trading on Nasdaq on any Trading Day, which case, as soon as possible thereafter prior to the open of trading on such Trading Day), Parent and the Company shall issue a joint press release announcing the occurrence of the Closing and the consummation of the Merger, in a form approved by each of Parent, the Company and the Members’ Representative, and Parent shall file with the SEC a Current Report on Form 8-K, in a form reasonably acceptable to the Members’ Representative (the “Closing 8-K”), disclosing the foregoing and any other then material non-public information that (A) has been provided or made available on or prior thereto to the Company or any of the Company Members, or any of their respective affiliates, agents or representatives by or on behalf of Parent or any of its affiliates, agents or representatives, or any of their respective or (B) relates to Parent’s acquisition of the Company, including material financial and other relevant information in respect thereof, and including copies of the executed Ancillary Agreements as exhibits thereto. Notwithstanding anything contained in this Agreement to the contrary, and without implication that the contrary would otherwise be true, Parent expressly acknowledges and agrees that, from and after the filing of the Closing 8-K, none of the Company Members nor any of their affiliates shall have (unless and only to the extent expressly agreed to by an Company Members after the Closing Date in a written definitive and binding agreement executed by Parent or such Company Member or in a customary oral (confirmed by e-mail) “wall cross” agreement), any duty of trust or confidence with respect to, or a duty not to trade in any Parent Shares or any other securities (of Parent or any other Person) while aware of, any material non-pubic information or any other information regarding Parent or any of its subsidiaries, including the Company. Parent understands and acknowledges that the Company Members, their affiliates and Persons acting on their behalf will rely on the, provisions and agreements set forth in this Section 5.10 in effecting transactions in Parent Shares and other securities of Parent and of other Persons. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Company Members and their representatives, each of whom is an express third-party beneficiary of this Section 5.10. For the avoidance of doubt, nothing contained herein shall affect, or be deemed to affect, the rights of any Person in respect of material non-public information as provided in a subscription agreement entered into in connection with the Convertible Note Offering by such Person or any of its Affiliates.

Section 5.11 Tax Matters.

(a) Transfer Taxes. All membership interest transfer, real estate transfer, documentary, stamp, recording, registration and other similar Taxes, and any conveyance fees, recording charges and other fees and charges (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed on the Transactions, if any, shall be borne fifty percent (50%) by each of the Surviving Company and the Equityholders, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

(b) Cooperation on Tax Matters. Subject to the other provisions of this Agreement, Parent, the Company and, following the Effective Time, the Members’ Representative shall cooperate, as and to the extent reasonably requested by the other parties, and at the requesting party’s cost and expense (in the case of the Members’ Representative, on behalf of the Equityholders), in connection with the preparation and filing of Tax Returns and the conduct of any audit, investigation or other proceeding in respect of Taxes, in each case, relating to the members of the Company Group. Such cooperation shall include, without limitation, the provision of records and information reasonably requested by the other parties which are reasonably relevant to any such Tax Return or audit, investigation or other proceeding in respect of Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. For the avoidance of doubt, the Company and the Members’ Representative shall only be required to provide Tax information in its possession relating exclusively to the Company Group. Notwithstanding anything to the contrary herein, the Members’ Representative shall have no obligation to prepare or file any Tax Returns.

(c) Apportionment of Straddle Tax Periods. For purposes of this Agreement (including for purposes of determining Accrued Income Taxes), the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Tax Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Tax Period ending on and including the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Tax Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Tax Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Tax Period ending on the Closing Date shall be determined as if the Company and/or such Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Tax Period ending as of the end of the day on the Closing Date using a “closing of the books” methodology. Any item determined on an annual or periodic basis (including amortization and depreciation) shall be allocated to the portion of the Straddle Tax Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Tax Period as compared to the number of days in the entire Straddle Tax Period.

(d) Pre-Closing Tax Refunds. Any ERC Payroll Tax Refund Amount received by any member of the Company Group, shall be for the account of the Equityholders. Parent shall pay to the Equityholders and the Surviving Corporation, as applicable, for disbursement to the Equityholders (in accordance with their allocable portion (as set forth on the Allocation Schedule)) any such ERC Payroll Tax Refund Amount within ten (10) days after receipt thereof. If Parent or the Surviving Company has to subsequently repay such ERC Payroll Tax Refund Amount (including any interest in respect thereof) to any Governmental Entity, the Equityholders shall promptly repay any amounts received by them under this Section  5.11(d) to Parent. Any other Tax refunds received by Parent or the Surviving Corporation may be retained by Parent or the Surviving Corporation, as applicable.

(e) Pre-Closing Distribution.

(i) Tax Reporting Matters. For U.S. federal, state and local income Tax reporting purposes, the Parties intend, and agree to treat, the Pre-Closing Distribution as a distribution of property governed by Section 301 of the Code (the fair market value of which shall be determined pursuant to Section 5.11(e)(ii)). The Company and Parent currently expect to report the amount of the Pre-Closing Distribution as a non-dividend distribution in Box 3 of IRS Form 1099-DIV. At least thirty (30) days prior to the due date for issuing IRS Form 1099-DIV for the Pre-Closing Distribution to the Consenting Company Members, Parent shall provide written notification to the Consenting Company Members either confirming its intention to report the Pre-Closing Distribution as a non-dividend distribution on Form 1099-DIV or, if it cannot provide such confirmation because the Company expects to report positive earnings and profits for such taxable year, informing the Consenting Company Members of its determination that the Company expects to report positive earnings and profits for such taxable year and the estimated amount thereof.  In that event, Parent shall consult the Consenting Company Members in good faith as to whether it is possible to eliminate the Company’s positive earnings and profits and, if requested by the Consenting Company Members, shall cause the Company to elect under Section 174A(f)(2)(A)(i) to deduct any and all remaining unamortized domestic research and experimentation expenditures in the Company’s Pre-Closing Tax Period ending with the Closing Date. Consistent with the foregoing, Parent shall cause the Company to file IRS Form 5452 and any other tax forms required to substantiate the reporting of the Pre-Closing Distribution.

(ii) Valuation of Pre-Closing Distribution. For U.S. federal and state income Tax purposes (including Sections 301 and 311(b) of the Code), the fair market value of the Pre-Closing Distribution will be as mutually determined and agreed by Parent and the Consenting Company Members. If Parent and Consenting Company Members, acting in good faith, are unable to agree on the fair market value of the Pre-Closing Distribution by thirty (30) days prior to the due date for issuing IRS Form 1099-DIV reporting the Pre-Closing Distribution to the Consenting Company Members, the fair market value will be determined by a reputable third-party valuation firm mutually acceptable to Parent and the Consenting Company Members. Each of Parent and the Consenting Company Members will bear fifty percent (50%) of the fees of such valuation firm.

Section 5.12 Merger Sub and Surviving Company Compliance. Parent shall cause Merger Sub or the Surviving Company, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.13 280G Approval. Promptly following the execution of this Agreement (and no later than three (3) business days prior to the Closing Date), the Company shall (i) obtain waivers (in form and substance reasonably satisfactory to Parent) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (ii) following the execution of the waivers described in clause (i), submit to the Company Members for approval any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to Parent, and prior to the Closing, the Company shall deliver to Parent notification and documentation reasonably satisfactory to Parent that a vote of the Company Members was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder, and that either the requisite member approval was obtained with respect to any payments and/or benefits that were subject to the member vote (the “280G Member Approval”), or that the 280G Member Approval was not obtained and as a consequence, that the Waived 280G Benefits shall not be made or provided. At least five (5) days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Parent with copies of all Section 280G-related documents, including, without limitation, any Section 280G analysis prepared by or on behalf of the Company, the stockholder disclosure document, waivers and stockholder consents, for Parent’s review and approval and shall accept all reasonable comments made thereto by Parent (with such approval not to be unreasonably withheld, conditioned or delayed).

Section 5.14 R&W Policy. From and after the period commencing on the Closing Date and terminating on the expiration of the applicable coverage period as set forth in the R&W Policy delivered to the Company at the Closing, Parent (a) shall (and shall cause its affiliates to) maintain the R&W Policy on substantially the same terms and conditions set forth in the R&W Policy delivered to the Company at the Closing, (b) shall cause the R&W Policy at the Closing to provide that the insurer shall waive and not pursue any subrogation rights against any Equityholder, the Members’ Representative or any of their respective affiliates or Representatives, other than subrogation rights against the such party in the case of actual Fraud committed by such party, (c) shall not (and shall cause its affiliates to not) amend, modify, terminate or waive any provision in the R&W Policy in a manner material and adverse to any Equityholder, the Members’ Representative or any of their respective affiliates or Representatives without the prior written consent of the Members’ Representative and (d) shall cause the R&W Policy at Closing to provide that the Equityholders are third-party beneficiaries of the subrogation and related provisions in the R&W Policy. Parent shall pay all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, Taxes related to the R&W Policy and other fees and expenses of the R&W Policy.

Section 5.15 Third-Party Consents. Prior to the Closing, except as otherwise agreed by Parent and the Company, Parent and the Company shall cooperate with the other in connection with, and shall use commercially reasonable efforts (which shall not require any concession or expenditure) to make, obtain or deliver (as applicable), the consents, waivers and approvals of, or notices to, third parties (other than Governmental Entities) required in connection with the Transactions (collectively, the “Third-Party Consents”). For the avoidance of doubt, the failure to obtain any such consent, waiver or approval shall not constitute a breach of covenant or agreement for any purposes of this Agreement.

Section 5.16  Pre-Closing Distribution. Prior to the Closing, the Company shall, and the Company shall cause each of its applicable affiliates to effect, by way of a dividend declaration, the assignment of the Company’s right, title and interest in and to the Feptanbli Product and the Feptanbli License Agreement, in accordance with an assignment agreement substantially in the form attached hereto as Exhibit K (such assignment agreement, the “Feptanbli Assignment Agreement” and, the actions contemplated thereby and by this Section 5.16, the “Pre-Closing Distribution”).

Section 5.17 TOPROL Acquisition. Following the Effective Time, Parent shall, and shall cause the Surviving Company to, comply with the terms and conditions of an asset purchase agreement substantially in the form attached hereto as Exhibit L (the “TOPROL Acquisition Agreement”).

ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER

Section 6.01 Conditions to Each Party’s Obligation. The respective obligation of each party to effect the Transactions is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by each such party on or prior to the Closing of the following conditions:

(a) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law enacted, issued or promulgated after the Agreement Date, in each case, of the United States or any jurisdiction listed on Schedule 6.01(a) (collectively, “Legal Restraints”) making illegal, preventing or prohibiting the consummation of the Merger or the other Transactions shall be in effect.

(b) Company Member Approval. The Company Member Approval shall have been obtained in accordance with the DLLCA and the Certificate of Formation and Company Operating Agreement, and shall not have been rescinded or revoked and shall remain in full force and effect.

(c) HSR Act Approval. The applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated and any voluntary agreement between Parent and the Company, on the one hand, and the FTC or the DOJ, on the other hand, not to consummate the Merger shall have expired or been terminated.

Section 6.02 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or liability to any Person):

(a) Representations, Warranties and Covenants.

(i) The representations and warranties made by Parent and Merger Sub in Section 3.01 (Organization, Standing and Power), Section 3.03 (Merger Sub), Section 3.04 (Authority; Execution and Delivery; Enforceability), Section 3.05 (No Conflicts; Consents) and Section 3.08 (Brokers and Other Advisors) (the “Parent Fundamental Representations”) shall be true and correct in all but de minimis respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates);

(ii) each of the other representations and warranties made by Parent and Merger Sub herein shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates), except where any such failure, individually or in the aggregate with any other such failures, would not have a Parent Material Adverse Effect; and

(b) Compliance with Covenants. Parent shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Parent at or prior to the Closing.

(c) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.07(a).

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Parent Material Adverse Effect that is continuing.

(e) Listing Requirements. The Parent Shares shall be listed on the Nasdaq Global Market, no stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading of the Parent Shares, Parent shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Parent Shares constituting the Closing Share Consideration (including the Parent Shares issuable upon the exercise of any Closing Share Warrants) on the Nasdaq Global Market, and Nasdaq shall have raised no objection to such notice or any of the Transactions.

Section 6.03 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Parent and Merger Sub and may be waived by Parent (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or liability to any Person):

(a) Representations, Warranties and Covenants.

(i) The Company Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates);

(ii) The representations and warranties made by the Company in Section 2.07(a) (Absence of Certain Changes or Events) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates);

(iii) each of the other representations and warranties made by the Company in Article III shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates), except where any such failure, individually or in the aggregate with any other such failures, would not have a Company Material Adverse Effect; and

(iv) the Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.

(b) Receipt of Closing Deliveries. Parent shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.07(b).

(c) Pre-Closing Distribution. The Pre-Closing Distribution shall have occurred in accordance with Section 5.16.

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect that is continuing.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Closing shall not have occurred on or before 11:59 p.m., Eastern time, on November 3, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party if the failure of the Closing to occur on or before the Outside Date is primarily due to a material breach of this Agreement by such party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Merger or other Transactions shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have complied in all material respects with its obligations under Section 5.04 in respect of any such Legal Restraint;

(c) by Parent, (i) if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (A) would result in the failure of any of the conditions set forth in Section 6.03(a) to be satisfied and (B) cannot be cured by the Outside Date, or if capable of being cured by the Outside Date, has not been cured prior to the earlier of (I) thirty (30) days after the giving of written notice to the Company of such breach or failure to perform and (II) three (3) business days prior to the Outside Date (provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in this Agreement) or (ii) if the Company does not deliver to Parent the Written Consent constituting the Company Member Approval within twelve (12) hours after the execution and delivery of this Agreement; or

(d) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) cannot be cured by the Outside Date, or if capable of being cured by the Outside Date, has not been cured prior to the earlier of (A) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (B) three (3) business days prior to the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained herein).

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, except that (a) the last sentence of Section 5.01, Section 5.07, this Section 7.02 and Article VIII, and any definitions contained in this Agreement and referred to but not contained in any such provisions, shall survive such termination and (b) no such termination shall relieve any party of any liability or damages to any other party resulting from Fraud or the willful and material breach by such party of any representation, warranty or covenant set forth in this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity (including, in the case of any such Fraud or willful and material breach by Parent or Merger Sub, damages payable to the Company based on the lost opportunity to receive the Merger Consideration that the Company Members would have received if the Merger were consummated in accordance with this Agreement). For the avoidance of doubt, (i) only the Company (and not the Company Members) may bring an action pursuing liability arising out of or resulting from such Fraud or willful and material breach and (ii) the Company may retain, without distribution to the Company Members, any such damages received by the Company in connection therewith. For purposes of the foregoing, a “willful and material breach” means an intentional and willful breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Section 7.03 Amendment; Extension; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent, on the one hand, and the Company (or the Members’ Representative, after the Closing), on the other hand; provided that after the Company Member Approval is obtained, if any such amendment shall by applicable Law require further approval of the Company Members, the effectiveness of such amendment shall be subject to the approval of the Company Members; provided, further, that any amendment affecting the rights and/or obligations of the Members’ Representative shall be subject to the approval of the Members’ Representative. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party (which, in the case of an extension or waiver of any obligation of Parent following the Closing, shall be the Members’ Representative). The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.04 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of the Company prior to the Closing, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 7.01 shall not require the approval of the Company Members, the stockholders of Parent or Parent as sole member of Merger Sub.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01 Survival; Non-Recourse.

(a) If the Merger is consummated, the representations and warranties given by the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire and be of no further force or effect as of the Closing.

(b) If the Merger is consummated, the representations and warranties given by Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire and be of no further force or effect as of the Closing.

(c) The covenants, agreements and obligations of the Company contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith which contemplate performance prior to the Closing, shall expire and be of no further force or effect as of the Closing. The covenants, agreements and obligations of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith, which contemplate performance following the Closing, shall survive the Closing and continue in full force until the earlier of (i) the completion of or performance or waiver thereof and (ii) the expiration of their applicable statute of limitations.

(d) It is the express intent of the parties hereto that, if an applicable survival period as contemplated by this Section 8.01 is shorter or longer than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced or extended, as the case may be, to the survival period contemplated hereby.

(e) The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

(f) This Agreement may only be enforced against, and any Proceeding that may be based on this Agreement, arise out of this Agreement or related hereto or the negotiation, execution, performance or subject matter hereof may only be brought against, the parties hereto. No past, present or future affiliate, Equityholders or Representative of any party shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any party hereunder for any such Proceeding.

(g) Nothing in this Section 8.01 shall limit Parent’s recourse against the R&W Policy, which shall be Parent’s sole recourse for breaches of the representations and warranties given by the Company following the Closing.

Section 8.02 Notices. All notices, requests, claims, demands and other communications desired or required to be given under this Agreement shall be in writing and shall be given or made (a) by delivery in person, with receipt confirmed, (b) by a nationally recognized overnight courier service specifying next business day delivery (costs prepaid), or (c) by electronic mail, to the respective parties at the following addresses:

(a)            if to Parent or Merger Sub, to

CorMedix Inc.
300 Connell Drive, Suite 4200
Berkeley Heights, NJ 07922
Attention: Joseph Todisco and Beth Zelnick Kaufman
Email: [***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, New York 10019
Attention: Jared Fertman and Andrew Marmer
Email: jfertman@willkie.com; amarmer@willkie.com

(b)            if to the Company, to

Melinta Therapeutics, LLC
389 Interpace Parkway, Suite 450
Parsippany, NJ 07054
Attention: Christine Miller and Jennifer Sanfilippo
Email: [***]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: Matthew Rossiter, Douglas N. Cogen and David K. Michaels

Email: MRossiter@fenwick.com; dcogen@fenwick.com; dmichaels@fenwick.com

(c)            if to the Members’ Representative, to

Deerfield Private Design Fund IV, L.P.
345 Park Avenue South

New York, NY 10010
Attention: Sumner Anderson; Lawrence Atinsky; Bryan Sendrowski
Email: [***]

with copies (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: Matthew Rossiter, Douglas N. Cogen and David K. Michaels
Email: MRossiter@fenwick.com; dcogen@fenwick.com; dmichaels@fenwick.com and:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Attention: Mark D. Wood; Joshua A. Feiger

Email: mark.wood@katten.com; josh.feiger@katten.com

Section 8.03 Definitions. For purposes of this Agreement:

“Accrued Income Taxes” means the sum (which shall not be less than zero) of (a) all income Taxes of each member of the Company Group for any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date calculated on a jurisdiction-by-jurisdiction basis and (b) any income Taxes of a Person other than any member of the Company Group for which any member of the Company Group (or any predecessor) is liable (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business and not primarily related to Taxes), by operation of Law or otherwise as a result of an event or transaction occurring before the Closing; provided, however, that (A) the amount of Accrued Income Taxes shall be determined by taking into account any estimated Tax payments and any overpayments of Taxes, net operating losses, Tax credits, or other Tax attributes that are available and usable in the relevant Pre-Closing Tax Period in accordance with applicable Law and using the conventions set forth in Section 5.11(c) hereof for any Straddle Tax Period, (B) shall be calculated by treating any success-based fees paid by the Company Group as deductible in accordance with the safe harbor election under Rev. Proc. 2011-29 and (C) the amount of Accrued Income Taxes shall not include any Taxes arising from or attributable to any action of Parent or any of its affiliates (including members of the Company Group) on the Closing Date after the Closing and outside the ordinary course of business or any election made under Section 338 or 336(e) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) with respect to the Merger.

“Acquisition Proposal” means any transaction or series of related transactions, including any offer or proposal, relating to (a) any merger, consolidation, share exchange, business combination, joint venture or other similar combination or transaction or recapitalization or reorganization involving any member of the Company Group, (b) any purchase of equity (shares) of any member of the Company Group, any sale or other transfer or disposition of all or a substantial portion of the assets of any member of the Company Group (other than (i) in the ordinary course of business consistent with past practice and (ii) the exercise of options to purchase Company Common Shares) or (c) any exclusive licensing, sublicensing, granting of a covenant not to sue, or otherwise conveying exclusive rights to any of the Company’s material intellectual property rights to unaffiliated third parties, in each case other than a transaction between Parent and/or its subsidiaries, on the one hand, and the Company on the other hand.

“Additional Consideration” means any consideration that may become payable to the Equityholders pursuant to Section 1.10(e), Section 1.13(e), the Contingent Payment Agreement or the Equity Value Recognition Bonus Plan.

“Adjusted Closing Cash Consideration” means an amount in cash equal to (a) $260,000,000.00 plus (b) the Aggregate Exercise Price plus (c) Company Cash minus (d) Company Debt plus (e) the amount, if any, by which the Working Capital is greater than the Working Capital Target (provided that, if such amount is less than $100,000.00, then such amount shall be deemed to be $0) minus (f) the amount, if any, by which the Working Capital is less than the Working Capital Target (provided that, if such amount is less than $100,000.00, then such amount shall be deemed to be $0) minus (g) Transaction Expenses minus (h) the Adjustment Escrow Amount minus (i) the Members’ Representative Reserve.

“Adjustment Escrow Amount” means $4,000,000.00 in cash.

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder.

“Aggregate Exercise Price” means, as of immediately prior to the Effective Time, the sum of the aggregate exercise prices of all outstanding Company Options that will be entitled to a portion of the Closing Cash Consideration pursuant to Section 1.08(c)(i)(A).

“Allocation Schedule” means the schedule allocating the Merger Consideration among the Equityholders attached hereto as Schedule 8.03(a), as such schedule may be updated by the Company prior to the Closing Date in accordance with Section 5.04(g).

“Ancillary Agreements” means the Certificate of Merger, the Escrow Agreement, the Contingent Payment Agreement, any Closing Share Consideration Warrants, the Registration Rights Agreement, the Restrictive Covenant Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement and executed or to be executed in connection with the Transactions.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including, without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

A “business day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in New York, New York.

“Business Employee List” shall have the meaning set forth in Section 2.09(b).

“Burdensome Condition” means a material adverse impact on (a) the business, assets, financial condition or results of operations of the Company Group, taken as a whole, or (b) the business, assets, financial condition or results of operations of Parent and its affiliates, taken as a whole.

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other Company Service Provider-related change in control payments payable by any member of the Company Group as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith whether payable on the Closing Date or at a later time) as a result of the consummation of, or in connection with, the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, a severance payment for a Company Service Provider (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) that is triggered due to a termination at the request of Parent shall not be deemed a Change in Control Payment. Further, notwithstanding anything herein to the contrary, a severance payment for a Company Service Provider (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (a) the transactions contemplated by this Agreement, followed by (b) a subsequent termination at or after the Closing Date of such Company Service Provider’s employment or engagement with any member of the Company Group shall not be deemed a Change in Control Payment, unless such Company Service Provider has the right to resign and collect severance as a result of the transactions contemplated by this Agreement without any additional act or omission by Parent or any of its affiliates.

“Closing Cash Consideration” means an amount in cash equal to (a) $260,000,000.00 plus (b) the Aggregate Exercise Price plus (c) the Estimated Company Cash minus (d) all Estimated Company Debt plus (e) the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target (provided that, if such amount is less than $100,000.00, then such amount shall be deemed to be $0) minus (f) the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target (provided that, if such amount is less than $100,000.00, then such amount shall be deemed to be $0) minus (g) all Estimated Transaction Expenses minus (h) the Adjustment Escrow Amount minus (i) the Members’ Representative Reserve.

“Closing Debt” means Company Debt for money borrowed, including all accrued interest and any prepayment or other penalties payable in connection with the repayment of such Company Debt, outstanding under the SVB Loan Agreement (as defined in the Company Disclosure Letter).

“Closing Share Warrants” means warrants to acquire Parent Shares, each in the form of Exhibit M.

“Commercial Software License” means any Contract that is “shrink wrap,” any license for off-the-shelf, non-customized Software products, or computer services agreements (including agreements under which such Software is delivered as a service) made available on standard, unmodified terms, available at a cost of not more than $100,000 annually.

“Commonly Controlled Entity” means any Person that, together with any member of the Company Group, is, or was at the relevant time, treated as a single employer under Section 414 of the Code or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Company Benefit Agreement” means each employment, consulting, severance, retention, change in control or termination agreement or arrangement between any member of the Company Group, on the one hand, and any Company Service Provider, on the other hand, other than Contracts with health care providers unrelated to any Company Benefit Plan.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other each bonus, pension, profit sharing, savings, retention, commission, collective bargaining, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, welfare, 401(k), bonus, dental, vision, fringe benefit, or other employee benefits plan, policy, program, arrangement or understanding, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any member of the Company Group or any Commonly Controlled Entity for or to which any member of the Company Group or any Commonly Controlled Entity has any direct or indirect present, contingent or future liability.

“Company Cash” means the sum of (a) all of the Company Group’s cash, cash equivalents and as of the Measurement Time, (b) the Prepaid API Inventory Amount, (c) the VAT Refund Amount and (d) any cash or cash equivalents securing rent obligations under the New Jersey Lease (as defined in the Company Disclosure Schedule). Other than set forth in the forgoing sentence, Company Cash shall be calculated in accordance with GAAP and shall include inbound wires in transit and checks and drafts deposited for the account of the Company Group but exclude (i) the amount of all uncleared checks, outstanding withdrawals or other debits and payments of the Company Group in transit and (ii) any cash and cash equivalents (1) designated (or that, pursuant to GAAP, should be designated) as restricted or otherwise unavailable cash on the balance sheet of the Company Group, (2) securing rent obligations, (3) held as collateral in respect of obligations to any other Person and (4) that is subject to withholding Tax on a distribution to its parent entity. Notwithstanding the foregoing, Company Cash shall take into account, and be reduced by, any applicable amounts distributed to Equityholders, utilized to repay any Company Debt, pay any Transaction Expenses or repurchase, redeem or otherwise acquire any securities of the Company or transferred outside the ordinary course of business, in each case, following the Measurement Time and prior to the Closing.

“Company Common Shares” means the Common Shares of the Company.

“Company Debt” means as of the Measurement Time, the sum, without duplication, of the Company Group’s (a) indebtedness for money borrowed, including all accrued interest and any prepayment or other penalties payable in connection with the repayment of such Company Debt, (b) obligations for the deferred purchase price of property or services, including pursuant to any earn-out or similar obligation (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices) or seller notes, (c) obligations for amounts drawn under any letter of credit, bond, debenture, promissory note, or other similar instrument, (d) obligations as lessee under any leases that have been or should be recorded as finance leases under GAAP (other than, for the avoidance of doubt, any real property leases or vehicle leases), (e) obligations in respect of interest rate and currency swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies, (f) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement, any contributions (other than an employee contribution) required to be made by any member of the Company Group under any Company Benefit Plan or Company Benefit Agreement that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code for any periods prior to the Closing that have not been remitted to such plan prior to the Closing, and any unpaid severance obligations of any member of the Company Group with respect to Company Service Providers terminated by the Company prior to the Closing, in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith and only to the extent not otherwise reflected as Current Liabilities or as a Transaction Expense, (g) any of the foregoing owing by any other Person, if secured by (or for which the holder thereof has an existing right to be secured by) any Lien on property of the Company, and (h) guaranties of any of the foregoing. Notwithstanding the foregoing, Company Debt shall not include the TOPROL Change of Control Liability.

“Company Equity Plan” means the Company’s 2020 Share Incentive Plan.

“Company Fundamental Representations” means, collectively, the representations and warranties made by the Company in Section 2.01(a) (Organization, Standing and Power), Sections 2.02(a), 2.02(b), 2.02(d) and 2.02(e) (Capital Structure), Section 2.03(e) and Section 2.03(f) (Subsidiaries), Sections 2.04(a) and 2.04(b) (Authority; Execution and Delivery; Enforceability), Section 2.05(a)(i) (No Conflicts; Consents), Section 2.20 (Brokers and Other Advisors) and Section 2.21 (Transactions with Related Parties).

“Company Group” means, collectively, the Company and each Company Subsidiary.

“Company Licensed Products” means the Company Products that the Company licenses the commercialization and distribution rights from Company Licensor, including (a) TOPROL-XL and TOPROL authorized generic products and (b) Rezzayo (rezafungin for injection) product.

“Company Licensor” means the owner of the Company Licensed Products.

“Company IP” means all Company Owned IP and all Intellectual Property used in or necessary to the conduct of its business as presently conducted by the Company that are exclusively licensed to any member of the Company Group.

“Company Material Adverse Effect” means any change, event, condition, state of facts, development, circumstance, effect or occurrence that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company Group or (b) prevents the Company from consummating the Transactions on or before the Outside Date; provided that, for purposes of clause (a), none of the following, and no change, event, condition, state of facts, development, circumstance, effect or occurrence that results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, state of facts, development, circumstance, effect or occurrence to the extent resulting from or arising in connection with (i) general conditions (or changes therein) in the industry in which the Company Group operates, (ii) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default on obligations of any Governmental Entity or similar event or occurrence affecting a Governmental Entity, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels, trading volumes or the imposition of new or increased tariffs), in each case in the United States or elsewhere in the world, (iii) any change or prospective change in applicable Law or GAAP (or the authoritative interpretation or enforcement thereof), (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, political unrest or conditions, terrorism or any pandemics or epidemics or any applicable Law, mandate or recommendations of a Governmental Entity in response such hostilities, war, sabotage, political unrest or conditions, terrorism, pandemics or epidemics, or any escalation or worsening of any such acts or threat of war (whether or not declared), sabotage, terrorism or any pandemics or epidemics, (v) any hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (vi) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (vii) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates and any proceedings by any Company Member in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any customer, Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensees, payors, contractors or any other party having business dealings with (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company Group (provided that this clause (vii) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (viii) any action taken by a member of the Company Group at Parent’s written (including email) request or (ix) any recommendations, statements, decisions or other pronouncements made, published or proposed by licensing or accreditation bodies or payors, or any Governmental Entity or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, except, in the case of clauses (i), (ii), (iii), (iv), (v) and (ix), to the extent that the Company Group is materially disproportionately affected thereby as compared with other participants in the industry in which the Company Group operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Members” means (a) with respect to any time before the Effective Time, collectively, the holders of record of Company Shares outstanding as of such time and (b) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Shares outstanding as of immediately prior to the Effective Time.

“Company Option” means any option to purchase Company Common Shares granted under the Company Equity Plan (or portion thereof, as applicable).

“Company Optionholder” means any holder of Company Options.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

“Company Owned Products” means any of the Company Products that are not Company Licensed Products.

“Company Preferred Shares” means the Series A Preferred Shares of the Company.

“Company Products” means any of the Company’s (a) Minocin (minocycline) for injection product, (b) Orbactiv (oritavancin) for injection product, (c) Kimyrsa (oritavancin) for injection product, (d) Vabomere (meropenem/vaborbactam) for injection product, (e) TOPROL-XL product and TOPROL authorized generic product, (f) Rezzayo (rezafungin) for injection product, (g) Baxdela (delafoxacin) tablet and (h) Baxdela (delafoxacin) for injection product.

“Company Sales Incentive Plan” means the Company’s incentive plans, including (a) the Company’s Sales Incentive Plan effective as of January 2025, (b) the Company’s Market Access Incentive Compensation Plan 1H 2025 effective as of January 2025, (c) the Company’s Q3 2025 Sales Incentive Plan for Regional Sales Directors, Senior Regional Sales Directors and Inside Sales Director effective as of July 2025, (d) the Company’s Q3 2025 Sales Incentive Plan for Key Account Managers and Senior Key Account Managers and (e) any incentive plans that replace the Company Sales Incentive Plans in clauses (a) through (d) after the third quarter of 2025 on substantially the same terms as contemplated by Section 4.01(f) of the Company Disclosure Letter.

“Company Service Provider” means each individual who is a current or former director, officer, employee or independent contractor of any member of the Company Group.

“Company Severance Plan” means the Company’s Severance Plan, as adopted on June 6, 2025.

“Company Shares” means each Company Common Share and Company Preferred Share.

“Company Subsidiaries” means (a) Melinta Subsidiary Corp., a Delaware corporation, (b) Rempex Pharmaceuticals, Inc., a Delaware corporation, (c) Targanta Therapeutics Corporation, a Delaware corporation, (d) CEM-102 Pharmaceuticals, Inc., a Delaware corporation and (e) Cempra Pharmaceuticals, Inc., a Delaware corporation.

“Contract” means, with respect to any Person, any legally binding contract (whether written or oral), lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound, but excluding purchase orders and sale orders.

“Current Assets” means the aggregate amount of the consolidated current assets of the Company Group as of the Measurement Time, but excluding any items included in Company Cash, deferred Tax assets and income Tax assets, and in each case, determined in accordance with the Working Capital Principles.

“Current Liabilities” means the aggregate amount of the consolidated current liabilities of the Company Group as of the Measurement Time, including Accrued Income Taxes and accruals for non-income Taxes (using the convention set forth in Section 5.11(c) in the case of any Straddle Tax Period) but excluding (a) any items included in Company Debt, (b) any Transaction Expenses, (c) any deferred revenue, (d) any outstanding obligations under any Lease and (e) any deferred Tax liabilities, in each case, determined in accordance with the Working Capital Principles.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to (a) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources or (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance.

“ERC Payroll Tax Refund Amount” means the aggregate value of the employee retention payroll Tax refund owed to the Company Group.

“Equityholders” means each Company Members and each Company Optionholder.

“Equity Value Recognition Bonus Plan” means the Equity Value Recognition Bonus Plan attached hereto as Exhibit N.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act and including, but not limited to, the Medicare, Medicaid and TRICARE programs.

“Feptanbli License Agreement” means that certain License Agreement, dated as of November 7, 2023, between the Company and Venatorx Pharmaceuticals, Inc., as amended by that certain First Amendment, dated as of February 20, 2025.

“Feptanbli Product” means the Product (as defined in the Feptanbli License Agreement) in the Territory (as defined in the Feptanbli License Agreement).

“Fraud” means with respect to a Person, an actual and intentional fraud with respect to the making of a representation and warranty pursuant to Article II or Article III (as applicable), with the express intention that another Person rely thereon to its detriment. For the avoidance of doubt, “Fraud” does not include constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence.

“Good Clinical Practices” means, with respect to the Company Group, the then-current standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 11, 50, 54, 56, and 312), as amended from time to time, and applicable regulations, FDA final guidances, or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

“Good Laboratory Practices” means, with respect to the Company Group, the then-current standards for the conduct of pre-clinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and applicable regulations (including 21 C.F.R. Parts 11 and 58) or guidelines from the Organisation for Economic Co-operation and Development.

“Good Manufacturing Practices” means, with respect to the Company Group, standards for the manufacture, processing, packaging, testing, transportation, handling, distribution and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder (including 21 C.F.R. Parts 210, 211, 601, and 610), as amended from time to time, and applicable regulations, FDA guidance, or guidelines from the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

“Governmental Entity” means any supranational, federal, national, state, municipal or local government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental authority (including, as applicable, any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court, arbitrator or other similar tribunal).

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law.

“Health Laws” means any Law of any Governmental Entity or Regulatory Authority (including multi-country organizations) applicable to any member of the Company Group (i) governing the research, development, approval, manufacture, pricing, pharmacovigilance, recordkeeping, distribution or marketing of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Entity or (ii) the purpose of which is to ensure the safety, efficacy and quality of pharmaceuticals by regulating the research, development, manufacturing, distribution and/or sale of these products, including, as applicable, (a) the FDCA and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. §§ 201 et seq.), and the regulations promulgated thereunder, (c) federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the federal health care program civil monetary penalty (42 U.S.C. § 1320a-7a) and exclusion Laws (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such statutes, (d) the federal Physician Payment Sunshine Act and state equivalents, (e) “Best Price” provisions of the Social Security Act and similar laws, (f) the Controlled Substances Act, (g) the Foreign Corrupt Practices Act, (h) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.), (i) federal Medicare and Medicaid statutes (Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll, and Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5), and the regulations promulgated thereunder(j) the Federal Trade Commission Act, (k) the Inflation Reduction Act (Pub. L. No. 117-169 (2022)), (l) all applicable laws, rules, regulations, final guidance, orders, judgments, decrees and injunctions administered by the FDA and other applicable Regulatory Authorities, including those governing or relating to clinical studies, laboratory studies, recordkeeping, manufacturing, testing, development, approval, processing and use of any product, including but not limited to FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610, each as may be amended from time to time, (m) all applicable Laws and Orders administered by the FDA and other applicable Governmental Entities, including those governing Good Clinical Practices, Good Laboratory Practices, and Good Manufacturing Practices, as well as any related licensure Laws, (n) the Animal Welfare Act, (o) state board of pharmacy Laws, (p) the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable Laws relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), the Medicare Part D Coverage Gap Discount Program and Manufacturer Discount Program (42 U.S.C. 1395w-114 et seq.), the Branded Prescription Drug Fee pursuant to Section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-152 (124 Stat. 1029 (2010)) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, any state drug transparency or other government price reporting Laws and any successor government programs, and (q) any similar international, federal, state and local Laws that address the subject matter of the foregoing, in each case as amended.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, and regulations promulgated thereunder.

“Immaterial IP Contract” means any and all (a) Commercial Software Licenses, (b) Contracts with any employees, contractors or service providers of any member of the Company Group or any other Contracts entered into in the ordinary course of business, in each case, that do not include a transfer of ownership of, or grant of rights to use for the development, supply, manufacturing or commercialization of products under, any material Company Owned IP by any member of the Company Group (other than on behalf of or for the benefit of any member of the Company Group), (c) materials transfer agreements entered into in the ordinary course of business, (d) non-disclosure agreements, (e) licenses for Open-Source Software, (f) non-exclusive licenses or rights granted by any member of the Company Group in connection with the sale of products (including Company Products) to customers, end users or distributors of any member of the Company Group entered into in the ordinary course of business and (g) licenses granted under, or transfers of ownership of, incidental Intellectual Property (e.g., licenses under (or transfers of ownership of) rights in feedback, non-exclusive licenses granted solely for the provision of services to or by a member of the Company Group).

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents, industrial designs, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention, supplementary protection certificates and any applications therefor)) (collectively, “Patents”), (b) all domestic and foreign copyrights, copyright registrations, copyright applications and all moral rights related thereto (collectively, “Copyrights”), (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, slogans, corporate names, and other indications of origin, together with all translations, adaptations, derivations and combinations thereof (including all applications, registrations, renewals and extensions of the foregoing) along with all goodwill associated with each of the foregoing (collectively, “Trademarks”), (d) all Internet domain names, (e) trade secrets (“Trade Secrets”), (f) intellectual property rights in proprietary know-how, inventions (whether or not patentable), improvements, methodologies, customer and supplier lists, database rights, discoveries, ideas, models, algorithms, blueprints, formulae, systems, processes, data compilations, tools, specifications, and technology and (g) all other intellectual property rights throughout the world equivalent or similar to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means (a) in the case of the Company, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 8.03(i) of the Company Disclosure Letter after reasonable inquiry and (b) in the case of Parent, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 8.03 of the Parent Disclosure Letter after reasonable inquiry.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, (a) inclusion and availability in the virtual data room hosted by Venue by DFIN in connection with the Transactions on or prior to 11:59 p.m. Eastern time on the day that is two (2) days prior to the Agreement Date or (b) identified in Section 8.03(ii) of the Company Disclosure Letter.

“Measurement Time” means 12:01 a.m. New York City time, on the Closing Date.

“Members’ Representative Reserve” means an amount equal to $400,000.

“Merger Consideration” means the Closing Cash Consideration, the Closing Share Consideration, any Additional Consideration that becomes payable in accordance with the terms and conditions of this Agreement, and any additional amounts that become payable in accordance with the terms and conditions of the Contingent Payment Agreement.

“Multiemployer Plan” means each Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Open-Source Software” means any Software licensed, provided, or distributed under any open-source or substantially similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Option Treatment Agreement” means an agreement substantially in the form attached hereto as Exhibit O.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority, including any arbitration award.

“ordinary course of business” means the ordinary course of business of the Company Group, consistent with past practice.

“Parent Material Adverse Effect” means any change, event, condition, state of facts, development, circumstance, effect or occurrence that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (b) prevents Parent from consummating the Transactions on or before the Outside Date; provided that, for purposes of clause (a), none of the following, and no change, event, condition, state of facts, development, circumstance, effect or occurrence that results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a Parent Material Adverse Effect and none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any change, event, condition, state of facts, development, circumstance, effect or occurrence to the extent resulting from or arising in connection with (i) general conditions (or changes therein) in the industry in which Parent operates, (ii) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default on obligations of any Governmental Entity or similar event or occurrence affecting a Governmental Entity, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels, trading volumes or the imposition of new or increased tariffs), in each case in the United States or elsewhere in the world, (iii) any change or prospective change in applicable Law or GAAP (or the authoritative interpretation or enforcement thereof), (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, political unrest or conditions, terrorism or any pandemics or epidemics or any applicable Law, mandate or recommendations of a Governmental Entity in response such hostilities, war, sabotage, political unrest or conditions, terrorism, pandemics or epidemics, or any escalation or worsening of any such acts or threat of war (whether or not declared), sabotage, terrorism or any pandemics or epidemics, (v) any hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (vi) the failure, in and of itself, of Parent to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect if such facts are not otherwise excluded under this definition), (vii) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, the Company or its affiliates and any proceedings by Parent or its subsidiaries in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any customer, Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensees, payors, contractors or any other party having business dealings with (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of Parent or its subsidiaries (provided that this clause (vii) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (viii) any recommendations, statements, decisions or other pronouncements made, published or proposed by licensing or accreditation bodies or payors, or any Governmental Entity or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, or (ix) any action taken by Parent or its affiliates at the Company’s written (including email) request, except, in the case of clauses (i), (ii), (iii), (iv), (v) and (viii), to the extent that Parent and its subsidiaries are materially disproportionately affected thereby as compared with other participants in the industry in which Parent operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Share Amount” means (a) $40,000,000 divided by (b) the Parent Share Price, rounded to the nearest whole number.

“Parent Share Price” means an amount equal to arithmetic average of the volume weighted average closing price of Parent Shares per share on the Nasdaq Global Market (as reported by Bloomberg Finance L.P. or another reputable source mutually agreeable to Parent and the Company) on each of the Trading Days during the three (3) consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the Agreement Date. In the event that a Stock Event is consummated during any period for which the arithmetic average of the volume weighted average prices is to be determined, the volume weighted average price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

“Parent Shares” means common shares, par value $0.001 per share, of CorMedix Inc.

“Permitted Lien” means (a) a Lien securing indebtedness for borrowed money, (b) a defect or irregularity in title (except if such Lien relates to Intellectual Property or Leased Real Property), (c) an easement or right-of-way for real property, (d) Liens for Taxes not yet due and payable, (e) non-exclusive licenses of Intellectual Property that is owned or licensed by any member of the Company Group granted for a limited duration in the ordinary course of business (to the extent such agreement does contain a lien, pledge, mortgage, deed of trust, security interest, charge, easement, encroachment or other similar encumbrance) and/or (f) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any information that is otherwise considered “personally identifiable information,” “personal information,” “personal data,” “protected health information,” “nonpublic personal information,” “individually identifiable health information,” or other analogous term under applicable Privacy Laws.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion of any Straddle Tax Period ending on (and including) the Closing Date.

“Prepaid API Inventory Amount” means the value of the Company’s historical cash deposits for vaborbactam, the active pharmaceutical ingredient used to produce Vabomere.

“Privacy Laws” means (a) each applicable Law related to the protection or Processing or both of Personal Data, and includes, as applicable: the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020, and HIPAA, or (b) mandatory guidance issued by a Governmental Entity that pertains to one of the laws, rules or regulations outlined in clause (a), in each case relating to the processing of Personal Data.

“Privacy Policy” means any written privacy or data security policy of the Company that governs or purports to describe the practices of the Company with respect to the collection, storage, processing, use, transfer or deletion of the Company’s Personal Data.

“Privacy Requirements” means (a) Privacy Laws, (b) Privacy Policies, (c) Contracts insofar as they relate to the collection, handling, Processing, storage, and security of Company Personal Data, and (d) any industry standards or self-regulatory guidance as may be binding on the Company.

“Processing” means any operation or set of operations that is performed upon Personal Data, whether or not by automated means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Laws.

“Promised Equity Bonus” means, with respect to each Promised Equity Grantee, a bonus payable to such Promised Equity Grantee in an amount and upon such terms and conditions as set forth in a Promised Equity Cancellation Agreement with such Promised Equity Grantee.

“Promised Equity Cancellation Agreement” means an agreement substantially in the form attached hereto as Exhibit P.

“Regulatory Authority” means any Governmental Entity, including, but not limited to/without restriction, the FDA, with responsibility for granting any license, registrations or approvals with respect to the Company Products, and the U.S. Department of Health and Human Services, and the Centers for Medicare and Medicaid Services.

“Related Party” means (a) each Person who is, or who was at the time of the entry into the transactions or the creation of the interest in question a director (or similar position), officer or employee of any member of the Company Group, or who, beneficially or of record, held shares or other equity interests in any member of the Company Group, or who served as a director (or similar position), officer or employee of a Person who, beneficially or of record, owned shares or other equity interests in any member of the Company Group (the Persons referred to in clause (a), the “Related Service Providers”), (b) each member of the immediate family of each of the Persons referred to in clause (a) above (the Persons referred to in clause (b), the “Immediate Family of Related Service Providers”) and (c) each Person that is, or that was at the time of the entry into the transactions or the creation of the interest in question, an affiliate of the Persons referred to in clause (a) above (the Persons referred to in clause (c), the “Related Affiliates”).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“Restrictive Covenant Agreements” means those certain Restrictive Covenant Agreements in the form attached hereto as Exhibit Q-1 and Exhibit Q-2 to be entered into by Parent and the parties thereto.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Export Control Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Incident” means the unauthorized access to, acquisition of, failures, crashes, unavailability, disclosure, use, destruction or loss of Company Personal Data or incidents related to Company Personal Data that result in the compromise of Company Personal Data.

“Software” means (a) all computer programs, whether in source code or object code including assemblers, applets, compilers, source code, object code, binary libraries user interfaces, and apps, and (b) all associated documentation, including user manuals, in any form or format, however fixed and other training documentation, related thereto.

“Solvent” means, with respect to any Person, that, as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Person’s capital is not unreasonably small in relation to its business and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such person is “solvent” within the meaning given that term and similar terms under the U.S. Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

“Straddle Tax Period” means any Tax period that includes (but does not end on) the Closing Date.

“Stock Event” means any stock split or other subdivision of outstanding Parent Shares, combination of outstanding Parent Shares (including by reverse stock split), reclassification, payment of a stock dividend in Parent Shares, recapitalization, or other similar transaction of such character that Parents Shares shall be changed into or become exchangeable for a larger or smaller number of Parent Shares.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, reports, schedules, forms, claims for refund, information returns or other documents relating to Taxes, and any amendment or supplement thereof or attachment thereto, filed or required to be filed with any Tax Authority with respect to Taxes.

“Taxes” means any and all domestic or foreign, federal, state, or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges that are in the nature of a tax, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, profits, or financial accounting profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, unclaimed property, escheat, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, in each case whether disputed or not, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, or because of any failure to file any Tax Return in a timely, complete or correct manner.

“TOPROL Change of Control Liability” means the Purchase Price (as defined in the TOPROL Acquisition Agreement.

“Trading Day” means each such day on which the Nasdaq Global Market is open for trading.

“Transaction Expenses” means, without duplication, to the extent unpaid as of immediately prior to the Effective Time, all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company Group in connection with the Merger, this Agreement, any Ancillary Agreement and the Transactions, whether or not incurred, billed or accrued, including (a) any fees, costs, expenses, payments and expenditures of legal counsel and accountants, (b) the fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons, (c) all Change in Control Payments, (d) all Promised Equity Bonuses and (e) the employer portion of any withholding, payroll, employment or similar Taxes payable with respect to each Promised Equity Bonus and all Compensation Payments to be paid pursuant to Section 1.08(c)(i)(A); provided that, notwithstanding the foregoing, Transaction Expenses shall not include (A) the costs and expenses of the Escrow Agent, (B) the TOPROL Change of Control Liability, (C) the 2025 Annual Bonuses or (D) severance payments that are not Change in Control Payments.

“VAT Refund Amount” means the cash on the balance sheet of the Company but restricted pursuant to (i) that certain Bank Guarantee for Early VAT Refund No. 896BGC2102062, dated as of October 26, 2021, from the Company in favor of dell'Agenzia delle Entrate - Direzione Provinciale di Mantova - Ufficio Territoriale di Mantova in an amount equal to € 63.584,71, (ii) that certain Bank Guarantee for Early VAT Refund No. 896BGC2102063, dated as of October 26, 2021, from the Company in favor of dell'Agenzia delle Entrate - Direzione Provinciale di Mantova - Ufficio Territoriale di Mantova. in an amount equal to € 192.359,64, (iii) that certain Bank Guarantee for Early VAT Refund No. 896BGC2102064, dated as of October 26, 2021, from the Company in favor of dell'Agenzia delle Entrate - Direzione Provinciale di Mantova - Ufficio Territoriale di Mantova. in an amount equal to € 61.151,06 and (iv) that certain Bank Guarantee for Early VAT Refund No. 896BGC2102065, dated as of October 26, 2021, from the Company in favor of dell'Agenzia delle Entrate - Direzione Provinciale di Mantova - Ufficio Territoriale di Mantova in an amount equal to € 164.855,40.

“Unvested Company Options” means all Company Options that are (a) unexpired, unexercised and outstanding immediately prior to the Effective Time and (b) not Vested Company Options.

“Vested Company Options” means all Company Options that are vested under the terms of the Contract governing such Company Option between the Company and the holder of such Company Option.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq., and the regulations promulgated thereunder.

“Working Capital” means, as of the Measurement Time, an amount equal to Current Assets minus Current Liabilities calculated in accordance with the Working Capital Principles. Exhibit R represents an illustrative calculation of Working Capital as of June 30, 2025.

“Working Capital Principles” means GAAP, using and applying the same accounting principles, practices, methodologies and procedures used by the Company in the preparation of the Financial Statements in respect of the fiscal quarters ended March 31, 2025 and June 30, 2025 and in the determination of the Working Capital Target; provided that (i) if such accounting principles, practices, methodologies and procedures are inconsistent with GAAP in effect as of the Closing Date, then GAAP shall control and (ii) if such accounting principles, practices, methodologies and procedures are inconsistent with the defined terms contained in this Agreement, then the defined terms contained in this Agreement shall control.

“Working Capital Target” means $22,030,999.

An index of terms defined herein but not set forth in this Section 8.03 is attached hereto as Schedule 8.03(b).

Section 8.04 Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” shall be deemed to refer to the Agreement Date. All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (a) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “hereby”, “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 8.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission, each of which shall be deemed an original, shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a) This Agreement, the Ancillary Agreements and the Confidentiality Agreement (including all Exhibits, Annexes or Schedules hereto and thereto) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement, the Ancillary Agreements and the Confidentiality Agreement and (ii) except for Section 5.09 and Section 5.11 and subject to Section 7.02, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, (x) following the Effective Time the provisions of Article I shall be enforceable by the Equityholders to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder and (y) Section 5.05(d) (solely with respect to the Equity Value Recognition Bonus Plan) shall be for the benefit of, and enforceable by, the Administrator (as defined in the Equity Value Recognition Bonus Plan).

(b) Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof), other than the representations and warranties contained in Article II or in any Ancillary Agreement or certificate delivered hereunder. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its equityholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its equityholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans).

(c) The Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof), other than the representations and warranties contained in Article III or in any Ancillary Agreement or certificate delivered hereunder. In connection with the due diligence investigation of the Company by Parent and Parent by the Company and the Member’s Representative, Parent, the Company and the Member’s Representative have received and may continue to receive from the Company or Parent or Merger Sub, as applicable, certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s or Parent’s, as applicable, business and operations. Parent, the Company and the Member’s Representative hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent, the Company and the Member’s Representative are familiar, that Parent, the Company and the Member’s Representative are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that none of Parent, the Company and the Member’s Representative has relied upon the Company or Parent, as applicable, or its respective equityholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent, the Company and the Member’s Representative hereby acknowledge that neither the Company or Parent, as applicable, nor its respective equityholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans).

(d) Notwithstanding anything in this Agreement to the contrary, each party hereto agrees, on behalf of itself and its affiliates, that, except in the case of Fraud, all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to (i) this Agreement or any Ancillary Agreement or the Transactions, (ii) the negotiation, execution or performance of this Agreement or Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Ancillary Agreement), (iii) any breach or violation of this Agreement or any Ancillary Agreement and (iv) any failure of the transactions contemplated by this Agreement or under any Ancillary Agreement (including any agreement in respect of financing obtained in connection with this Agreement) to be consummated, in each case, may be made only against (and are those solely of) the Company, Parent and Merger Sub (and with respect to each Ancillary Agreement, the Persons that are expressly identified as a party to such Ancillary Agreement) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such Ancillary Agreement).

(e) Nothing set forth in this Agreement shall limit the rights of any Person against any other Person with respect to Fraud by such other Person.

Section 8.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Transactions shall be resolved under, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of any jurisdiction.

Section 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of (a) Parent, in the case of any such attempted assignment by the Company or (b) if prior to the Closing, the Company, or, if after the Closing, the Members’ Representative, in the case of any such attempted assignment by Parent or Merger Sub.

Section 8.10 Specific Enforcement; Jurisdiction.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 8.10(b), without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties would have entered into this Agreement. If, prior to the Outside Date, any party brings any Proceeding, in each case in accordance with Section 8.10(b), to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) business days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any Federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 8.02 (provided that nothing in this Section 8.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 8.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12 Cooperation. The parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

Section 8.13 Representation. Each of the parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates, that Fenwick & West LLP may serve as counsel to each and any of the Members’ Representative, the Equityholders and their respective affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Fenwick & West LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Company, and each of the parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall use commercially reasonable efforts to cause any affiliate thereof to consent to waive any conflict of interest arising from such representation. Upon and after the Closing, the Surviving Company shall cease to have any future attorney-client relationship with Fenwick & West LLP, unless and to the extent Fenwick & West LLP is specifically engaged in writing by the Surviving Company to represent the Surviving Company after the Closing and such engagement involves no conflict of interest with respect to the Equityholders. The parties agree to take commercially reasonable steps to ensure that any privilege attaching as a result of Fenwick & West LLP representing the Company in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect. As to any privileged attorney-client communications between Fenwick & West LLP and the Company prior to the Closing Date (collectively, the “Privileged Communications”), each of Parent, Merger Sub and the Company, together with any of their respective affiliates, subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing; provided that the foregoing does not waive or excuse Fenwick & West LLP from complying with all applicable rules of professional conduct regarding the confidentiality of any client information of the Company. Notwithstanding the foregoing, if a dispute arises between Parent or any of its affiliates (including the Surviving Company), on the one hand, and a third party other than (and unaffiliated with) the Equityholders, on the other hand, after the Closing, then Parent and its affiliates (including the Surviving Company) may assert such attorney-client privilege to prevent disclosure to such third party of confidential communications by Fenwick & West LLP.

Section 8.14 Independent Nature of Company Members. The obligations of each Company Member under this Agreement and any other agreement entered into in connection herewith are several and not joint with the obligations of any other Company Member, and no Company Member shall be responsible in any way for the performance of the obligations of any other Company Member under this Agreement or any other agreement entered into in connection herewith. Each Company Member shall be responsible only for its own representations, warranties, agreements and covenants under this Agreement and any other agreement entered into in connection herewith. The decision of each Company Member to acquire rights under this Agreement and any other agreement entered into in connection herewith has been made by such Company Member independently of any other Company Member and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Parent or any of its subsidiaries that may have been made or given by any other Company Member or by any agent, attorney, advisor, representative or employee of any other Company Member and no Company Member nor any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Company Member (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in this Agreement or any other agreement entered into in connection herewith, and no action taken by any Company Member pursuant hereto or thereto (including an Company Member’s acquisition of rights hereunder or thereunder), shall be deemed to constitute the Company Members as, and each of the Company Members acknowledges and agrees that the Company Members do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Company Members are in any way acting in concert or as a group, and neither Parent nor any of its affiliates shall assert any contrary position.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Members’ Representative have duly executed this Agreement, all as of the date first written above.

CORMEDIX INC., as Parent

By:	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Chief Executive Officer

CORIANDER BIDCO LLC, as Merger Sub

By:	/s/ Joseph Todisco
Name:	Joseph Todisco
Title:	Authorized Person

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Members’ Representative have duly executed this Agreement, all as of the date first written above.

MELINTA THERAPEUTICS, LLC, as the Company

By:	/s/ Christine Miller
Name:	Christine Miller
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Members’ Representative have duly executed this Agreement, all as of the date first written above.

DEERFIELD PRIVATE DESIGN FUND IV, L.P., as the Members’ Representative

By:	Deerfield MGMT IV, L.P., its general partner

By:	Deerfield UGP, LLC, its general partner

By:	/s/ Lawrence Atinsky
Name:	Lawrence Atinsky
Title:	Authorized Signatory

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Written Consent

[Omitted]

Exhibit A-1

EXHIBIT B

R&W Policy

[Omitted]

Exhibit B-1

EXHIBIT C

Form of Certificate of Merger

[Omitted]

Exhibit C-1

EXHIBIT D

Form of Certificate of Formation of the Surviving Company

[Omitted]

Exhibit D-1

EXHIBIT E

Form of Contingent Payment Agreement

[See attached]

FINAL FORM

CONTINGENT PAYMENT AGREEMENT

This CONTINGENT PAYMENT AGREEMENT (this “Agreement”), dated as of [●], 2025, is made by and among Deerfield Private Design Fund IV, L.P., a Delaware limited partnership (“DPDF IV”), Deerfield Private Design Fund III, L.P., a Delaware limited partnership (“DPDF III” and, together with DPDF IV, the “Initial Contingent Payment Holders” and, together with any transferees or assignees thereof, the “Contingent Payment Holders” and each, a “Contingent Payment Holder”), CorMedix Inc., a Delaware corporation (“Parent”), Melinta Therapeutics, LLC, a Delaware limited liability company (the “Company”), and Deerfield Private Design Fund IV, L.P., a Delaware limited partnership, solely in its capacity as representative (“Members’ Representative” and, collectively with the Contingent Payment Holders, the Company and Parent, the “Parties” and each, a “Party”).

Background Statement

WHEREAS, pursuant to that certain Agreement and Plan of Merger, by and among Parent, Coriander BidCo, LLC, a Delaware limited liability company and a wholly owned Subsidiary (as defined below) of Parent (“Merger Sub”), the Company and the Members’ Representative, dated as of August 7, 2025 (together with all exhibits and schedules thereto and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), substantially contemporaneously with the execution and delivery of this Agreement, the Company is being merged with Merger Sub, with the Company surviving such merger as a wholly owned Subsidiary of Parent, and each Company Share (as defined below) is being converted into a right to receive Merger Consideration.

WHEREAS, each of the Initial Contingent Payment Holders is a Company Member (as defined below), and in connection with the Merger Agreement and as part of the Merger Consideration payable for the Company Shares thereunder, Parent has agreed to make (or cause one or more of its Affiliates (as defined below) to make) certain payments to the Contingent Payment Holders as set forth herein.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

Statement of Agreement

1.  Definitions. The following terms used herein shall have the meanings set forth below:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

Exhibit E-1

“Applicable Percentage” means, (a) in respect of any Net Sales of the Rezzayo Product in the U.S. in any calendar year of under [***], [***], (b) in respect of Net Sales of the Rezzayo Product in the U.S. in any calendar year in an aggregate amount equal to or greater than [***] but less than [***], [***], and (c) in respect of Net Sales of the Rezzayo Product in the U.S. in any calendar year in an aggregate amount greater than [***], [***].

“Assignee” has the meaning set forth in Section 4.

“Average Sale Price” means, with respect to a particular period, the weighted average sale price of any Product, Combination Product, Bundled Product or other product or service included in a Combination Product or Bundled Product, as applicable, the price determined by dividing (a) the total gross sales, as invoiced, on commercial sales of such Product, Combination Product, Bundled Product or other product or service included in a Combination Product or Bundled Product, as applicable, in arms-length transactions during the applicable period, by (b) the units of such Product, Combination Product, Bundled Product or other product or service included in a Combination Product or Bundled Product commercially sold in arms-length transactions during such period.

“Bundled Product” shall mean the Products together with any other product(s) and/or service(s) that are sold at a single unit price, whether packaged together or separately, other than any Combination Product.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means any Product that is co-packaged in combination with one or more additional pharmaceutical products or active pharmaceutical ingredients. For the avoidance of doubt, pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “additional pharmaceutical products” or “active pharmaceutical ingredients,” and their presence shall not be deemed to create a Combination Product.

“Commercially Reasonable Efforts” means that level of efforts of a Person, in good faith, to achieve a Milestone and Net Sales in a diligent and sustained manner without undue pause, interruption or delay, that are at least commensurate with the level of efforts, including expenditure of resources, that a pharmaceutical company comparable to Parent and its Affiliates, taken as a whole would devote to the development, seeking of regulatory approval, commercialization, marketing and selling of a pharmaceutical product having similar market potential as any Product at a similar stage of its development or product life, and involving comparable development and marketing costs, taking into account issues of market exclusivity, safety and efficacy, the competitiveness of alternate products in the marketplace and the expected likelihood of regulatory approval of such a pharmaceutical product, but excluding, in each case, a Milestone Payment or any Net Sales Payment, as applicable, due under this Agreement.

“Company” has the meaning set forth in the Preamble.

Exhibit E-2

“Company Member” means the holders of record of Company Shares outstanding as of immediately prior to the Effective Time.

“Company Share” means each Common Share of the Company and each Series A Preferred Share of the Company.

“Contingent Payment Accounting Firm” has the meaning set forth in Section 3(c).

“Contingent Payment Holder” has the meaning set forth in the Preamble.

“Disclosure Covenants” has the meaning set forth in Section 5.

“DPDF III” has the meaning set forth in the Preamble.

“DPDF IV” has the meaning set forth in the Preamble.

“Effective Time” means the time at which the Merger shall become effective.

“Exclusive Licensing Transaction” means (a) any exclusive licensing transaction pursuant to which all or substantially all of any Product, a substantial portion of the Product Intellectual Property, or any of the Product Intellectual Property listed in the Orange Book, is exclusively licensed (directly or indirectly) to a Person other than Parent or any of its Subsidiaries, where (b) such Product or Product Intellectual Property, as applicable, is not licensed back to Parent or any of its Subsidiaries in a manner in which Parent or any of its Subsidiaries possess all development and commercialization rights with respect to such Product in the U.S. and, in the case of Product Intellectual Property, exclusive use for purposes of development and commercialization of such Product in the U.S. For the avoidance of doubt, a Parent Change of Control shall not constitute an Exclusive Licensing Transaction.

“Extended Net Sales Payment Period” means, with respect to each Product, a period beginning on the later of (a) the date of expiration of the last-to-expire Valid Claim listed in the Orange Book for such Product and (b) expiration of Regulatory Exclusivity for any Product and ending on the introduction into the market of a Generic Product for such Product in the U.S.

“Fair Market Value” means the fair market value as mutually determined by Parent and the Members’ Representative.

“Field Sales Employee” means any employee (and not an independent contractor) whose primary responsibility is calling upon (including spending a material amount of time engaging in face-to-face meetings in various geographies with) healthcare providers and medical facilities for purposes of marketing products for the treatment or prevention of human disease on behalf of such employee’s employer.

“FDA” means the U.S. Food and Drug Administration.

Exhibit E-3

“Freely Tradeable Shares” means Parent Shares that, at the time of issuance thereof, (a) are duly authorized, validly issued, fully paid and non-assessable, (b) are listed on the Nasdaq Global Market, (c) are the subject of an effective registration statement under the Securities Act that is available for the resale thereof by each of the Contingent Payment Holders, as provided for in the Registration Rights Agreement, and/or may be sold by each of the Contingent Payment Holders without any further holding period, limitation or condition (including any current public information requirement) pursuant to Rule 144 under the Securities Act, and (d) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Generic Product” means any pharmaceutical product that (a) is sold by a third party that is not an Affiliate or licensee of Parent (or a successor) under a marketing authorization granted by the FDA to such third party and (b) contains the same active pharmaceutical ingredient as the applicable Product and (c) is approved in reliance on the prior approval of the applicable Product as determined by the FDA.

“Governmental Entity” means any supranational, federal, national, state, municipal or local government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental authority (including, as applicable, any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court, arbitrator or other similar tribunal).

“Initial Contingent Payment Holders” has the meaning set forth in the Preamble.

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the U.S. or any other jurisdiction, including: (a) all patents, industrial designs, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention, supplementary protection certificates and any applications therefor)) (collectively, “Patent”), (b) all domestic and foreign copyrights, copyright registrations, copyright applications and all moral rights related thereto, (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, slogans, corporate names, and other indications of origin, together with all translations, adaptations, derivations and combinations thereof (including, all applications, registrations, renewals and extensions of the foregoing), (d) all Internet domain names, (e) trade secrets, proprietary know-how, inventions (whether or not patentable), improvements, methodologies, customer and supplier lists, database rights, discoveries, ideas, models, algorithms, blueprints, formulae, systems, processes, data compilations, tools, specifications, and technology, in each of the foregoing cases which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy and (f) all other intellectual property rights throughout the world equivalent or similar to any of the foregoing.

“Law” means any statute, law (including controlling common law), ordinance, rule, or regulation of any Governmental Entity.

Exhibit E-4

“M&A Transaction” means (a) any transaction (including a sale of assets, merger, or sale of stock or other equity interests, including merger or sale of the equity interests of a Subsidiary of Parent) pursuant to which the Surviving Company or ownership of all or substantially all of any Product, a substantial portion of the Product Intellectual Property, or any of the Product Intellectual Property listed in the Orange Book, is sold or assigned (directly or indirectly) to or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries, where (b) such Product or Product Intellectual Property, as applicable, is not licensed back to Parent or any of its Subsidiaries in a manner in which Parent or any of its Subsidiaries possess all development and commercialization rights with respect to such Product in the U.S. and, in the case of Product Intellectual Property, exclusive use for purposes of development and commercialization of such Product in the U.S. For the avoidance of doubt, a Parent Change of Control shall not constitute an M&A Transaction.

“Members’ Representative” has the meaning set forth in the Preamble.

“Members’ Representative Group” has the meaning set forth in Section 7(d).

“Merger” the merger of Merger Sub with and into the Company in accordance with the Merger Agreement.

“Merger Agreement” has the meaning set forth in the Background Statement.

“Merger Sub” has the meaning set forth in the Background Statement.

“Milestone” has the meaning set forth in Section 2(a).

“Milestone Notice” has the meaning set forth in Section 2(a).

“Milestone Payment” has the meaning set forth in Section 2(a).

“Milestone Period” means a period beginning on the date of this Agreement and ending on June 30, 2029.

“Minocin Product” means the product known as Minocin (minocycline) for injection as of the date hereof or as it may be modified thereafter, including all formulations, dosages and forms of administration and any product that otherwise contains the active ingredient minocycline in an injectable or intravenous form.

“MNPI” has the meaning set forth in Section 2(b)(i).

Exhibit E-5

“Net Sales” means the aggregate gross amount invoiced by or on behalf of any Selling Entity for any Product that such Persons sold or otherwise disposed of to third parties, which third parties shall include distributors and end-users, less the following deductions (such deductions in clauses (a) through (f), the “Permitted Deductions”), to the extent included in the gross invoiced amount for such Product, or otherwise directly paid or incurred by a Selling Entity with respect to the sale of such Product, in each case, as determined in accordance with GAAP: (a) customary trade and quantity discounts, including trade quantity, early settlement and prompt payment discounts, actually allowed and taken with respect to sales of such Product; (b) credits, allowances and chargebacks given or made for recall, return or wastage replacement of such Product (including for spoiled, damaged, out-dated or returned Product) or for rebates or retroactive price reductions with respect to such Product; (c) discounts or rebates provided pursuant to patient financial assistance or discount programs, and coupon discounts; (d) chargebacks or rebates (or the equivalent thereof) paid on sale of such Product, including such payments mandated by programs of Governmental Entities or paid to medical healthcare organizations, to group purchasing organizations or trade customers; (e) sales, excise, value-added, use or other direct taxes paid, absorbed, incurred or otherwise allowed (except for taxes based on any Selling Entity’s income); and (f) uncollected or uncollectable amounts invoiced to third parties and written off as bad debt in accordance with the Selling Entity’s ordinary course of business write-off practices. If a single item falls into more than one of the categories set forth above, such item may not be deducted more than once. Notwithstanding the foregoing, in the case of (i) the sale of any Product between or among Selling Entities for subsequent resale to a third party on an arm’s length basis, Net Sales will be calculated as above using only the gross amount invoiced by or on behalf of the applicable Selling Entity to such third party for such arm’s length sale (and not the sale between or among such Selling Entities), and (ii) any sale or other disposal of any Product for non-cash consideration (other than with respect to such Product supplied expressly for sampling purposes, which shall not be included in Net Sales, and other than with respect to a sale or disposal of such Product between or among the Selling Entities for subsequent resale which shall be governed by clause (A)), then the gross amount to be included in the calculation of Net Sales shall be the Fair Market Value of any non-cash consideration received.

“Net Sales Payment Amount” means (a) in respect of each calendar quarter during the Net Sales Payment Period (i) in respect of the Net Sales of the Rezzayo Product in the U.S. during such quarter an aggregate amount equal to the sum of the Applicable Percentages of such Net Sales, plus (ii) [***]% of Net Sales of the Minocin Product in the U.S during such calendar quarter or (b) in respect of each calendar quarter during the Extended Net Sales Payment Period (i) in respect of the Net Sales of the Rezzayo Product in the U.S. during such quarter an aggregate amount equal to [***]% the sum of the Applicable Percentages of such Sales, and (ii) [***]% of Net Sales of the Minocin Product in the U.S during such calendar quarter.

“Net Sales Payment Period” means, with respect to each Product, a period beginning on the date of this Agreement and ending on the earlier of (a) the approval by the FDA and sale of a Generic Product for such Product in the U.S. (provided that, if a third party launches a Generic Product “at risk” in the U.S. and that Generic Product is subsequently withdrawn from the market, then the Net Sales Payment Period shall be reinstated) and (b) the later of (i) the date of expiration of the last-to-expire Valid Claim listed in the Orange Book for such Product and (ii) expiration of Regulatory Exclusivity for such Product.

“Net Sales Report” has the meaning set forth in Section 3(c).

“Orange Book” means FDA’s publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations.

“Parent” has the meaning set forth in the Preamble.

Exhibit E-6

“Parent Change of Control” means either (a) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions to a Person for value, of all or substantially all of the assets of Parent and its subsidiaries on a consolidated basis (including, for the avoidance of doubt, all of the Products and Product Intellectual Property), or (b) the sale, issuance or transfer of stock, equity securities or other securities of the Parent to any Person.

“Parent Material Adverse Effect” means any change, event, condition, state of facts, development, circumstance, effect or occurrence that (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) prevents Parent from consummating the transactions contemplated by this Agreement or the Merger Agreement; provided, that, for purposes of clause (a), none of the following, and no change, event, condition, state of facts, development, circumstance, effect or occurrence that results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a Parent Material Adverse Effect and none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any change, event, condition, state of facts, development, circumstance, effect or occurrence to the extent resulting from or arising in connection with (i) general conditions (or changes therein) in the industry in which Parent operates, (ii) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default on obligations of any Governmental Entity or similar event or occurrence affecting a Governmental Entity, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels, trading volumes or the imposition of new or increased tariffs), in each case in the U.S. or elsewhere in the world, (iii) any change or prospective change in applicable Law or GAAP (or the authoritative interpretation or enforcement thereof), (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, cyber-intrusion, political unrest or conditions, terrorism or any pandemics or epidemics or any applicable Law, mandate or recommendations of a Governmental Entity in response such hostilities, war, sabotage, cyber-intrusion, political unrest or conditions, terrorism, pandemics or epidemics, or any escalation or worsening of any such acts or threat of war (whether or not declared), sabotage, terrorism or any pandemics or epidemics, (v) any hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (vi) the failure, in and of itself, of Parent to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the date hereof (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect if such facts are not otherwise excluded under this definition), (vii) the announcement, pendency or performance of any of the transactions contemplated by this Agreement or the Merger Agreement, including the identity of, or any facts or circumstances relating to, the Company or its Affiliates and any proceedings by Parent or its subsidiaries in respect of this Agreement or the Merger Agreement or any of the transactions contemplated by this Agreement or the Merger Agreement and any loss of or change in relationship, contractual or otherwise, with any customer, Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensees, payors, contractors or any other party having business dealings with (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of Parent or its Subsidiaries (provided that this clause (vii) shall not apply with respect to any representation or warranty in this Agreement or the Merger Agreement the purpose of which is to address the consequences of the execution, delivery or performance of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby), (viii) any action taken by Parent or its Affiliates at the Company’s written (including email) request or with the Company’s written (including email) consent, except in the case of clauses (i), (ii), (iii), (iv) and (v), to the extent that Parent and its subsidiaries are materially disproportionately affected thereby as compared with other participants in the industry in which Parent operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect).

Exhibit E-7

“Parent Share Warrants” means warrants to acquire Parent Shares, each in the form of Exhibit A.

“Parent Shares” means common shares, par value $0.001 per share, of CorMedix Inc.

“Party” has the meaning set forth in the Preamble.

“Patent” means all patents, industrial designs, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention, supplementary protection certificates and any applications therefor)).

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Pro Rata Share” means, with respect to each Contingent Payment Holder, the percentage set forth opposite such Contingent Payment Holder’s name on Schedule 1 hereto.

“Product” means either the Rezzayo Product or the Minocin Product.

“Product Intellectual Property” means all Intellectual Property owned, licensed or controlled by Parent or any of its Affiliates, whenever acquired, in each case, that is necessary to develop, manufacture, have manufactured, use, promote, distribute, import, export, sell or offer for sale any of the Products.

“Qualified Assignee” means with respect to an M&A Transaction or an Exclusive Licensing Transaction with respect to any Product, an Assignee that is in the business of developing or commercializing drugs for the treatment or prevention of human disease and (a) if the Assignee with respect to such M&A Transaction or Exclusive Licensing Transaction, as applicable, is not a company, and is not the direct or indirect Subsidiary of a company, that has publicly listed shares, such party has (i) at least [***] Field Sales Employees at the time of execution of the binding definitive acquisition agreement pursuant to which such M&A Transaction or Exclusive Licensing Transaction is consummated (as applicable, the “Acquisition Agreement”), and (ii) annual net sales among all products and services of at least [***] as of the end of such Assignee’s most recently completed fiscal quarter ending prior to the execution of the Acquisition Agreement, or (b) if the Assignee with respect to such M&A Transaction or Exclusive Licensing Transaction, as applicable, is a company, or is the direct or indirect Subsidiary of a company, that has publicly listed shares, such party has (i) a market capitalization of at least [***] and (ii) either (A) at least [***] Field Sales Employees at the time of the Acquisition Agreement, or (B) annual net sales among all products and services of at least [***] as of the end of such Assignee’s most recently publicly reported fiscal quarter prior to the execution of the Acquisition Agreement.

Exhibit E-8

“Registration Rights Agreement” means that certain registration rights agreement, dated of even date herewith, by and among Parent and the Initial Contingent Payment Holders (as such may be amended, restated or otherwise modified).

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any U.S. federal Governmental Entity with respect to a pharmaceutical product other than a Patent, including orphan drug exclusivity, new chemical entity exclusivity, Generating Antibiotic Incentives Now (GAIN) exclusivity, data exclusivity, or pediatric exclusivity.

“Reporting Company” means a company that is required to file reports pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or otherwise files such reports with the SEC.

“Rezzayo Product” means (a) the product known as Rezzayo (rezafungin) as of the date hereof or as it may be modified thereafter, including all formulations, dosages, strengths, delivery modes and forms of administration and (b) any product that contains the active ingredient rezafungin.

“SEC” means the U.S. Securities and Exchange Commission (or successor thereto).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Entity” means (a) Parent, the Surviving Company, and their respective Affiliates (provided that such Affiliate is participating in invoicing and selling of any Product), (b) any Person to which any commercial rights in or to any Product are (directly or indirectly) licensed, sublicensed, assigned or transferred by Parent, the Company, or their respective Affiliates (but for clarity, not distributors acting in the capacity of a distributor) and (c) any successor or assign of any Person described in clauses (a) or (b).

“Stock Event” means any stock split or other subdivision of outstanding Parent Shares, combination of outstanding Parent Shares (including by reverse stock split), reclassification, payment of a stock dividend in Parent Shares, recapitalization, or other similar transaction of such character that Parents Shares shall be changed into or become exchangeable for a larger or smaller number of Parent Shares.

“Subsidiary” means, with respect to any Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Surviving Company” means, following the Merger, the Company as the surviving limited liability company and a wholly owned Subsidiary of Parent.

Exhibit E-9

“Taxes” means any and all domestic or foreign, federal, state, or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges that are in the nature of a tax, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, profits, or financial accounting profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, unclaimed property, escheat, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, in each case whether disputed or not, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, or because of any failure to file any tax return in a timely, complete or correct manner.

“Trading Day” means each such day on which the Nasdaq Global Market is open for trading.

“Transfer” means any sale (or any transaction having the effect of a sale), assignment, conveyance of rights, deed of trust, lien, license, sublicense, seizure or other transfer of any sort and to any degree, voluntary or involuntary, including by operation of Law.

“U.S.” means the United States of America, including its territories and possessions.

“Valid Claim” means a claim contained in any (a) unexpired and issued Patent included within the Product Intellectual Property that has not been held unpatentable, invalid or unenforceable in a final decision of a court or other government agency of competent jurisdiction from which no appeal may be or has been taken, and which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise or (b) a pending application for Patent included within the Product Intellectual Property, that has not been finally cancelled, finally rejected, withdrawn, expired, or abandoned, and which claim has been pending less than five (5) years from the original filing date of such claim in a given country, and unless or until such claim thereafter issues as a claim of an issued Patent (from and after which time the same shall be deemed a Valid Claim subject to subsection (a) above).

“Weighted Average Parent Share Price” means, in respect of any Milestone, an amount equal to arithmetic average of the volume weighted average closing price of Parent Shares per share on the Nasdaq Global Market (as reported by Bloomberg Finance L.P. or another reputable source mutually agreeable to Parent and the Company) on each of the Trading Days during the five (5) consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the occurrence of such Milestone. In the event that a Stock Event occurs during any period for which the arithmetic average of the volume weighted average prices is to be determined, the volume weighted average price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event, and in the event a Stock Event occurs following the last Trading Day of such period but prior to the issuance of the Freely Tradeable Shares in respect of the applicable Milestone the Weighted Average Parent Share Price (and accordingly, the number of Freely Tradeable Shares to be issued to each Contingent Payment Holder) shall be appropriately adjusted to reflect such Stock Event.

Exhibit E-10

2.  Milestone Consideration.

(a)  Milestone Payment. During the Milestone Period, upon the issuance of FDA marketing approval of the Rezzayo Product for the prevention or prophylaxis of invasive fungal infections in adult patients undergoing allogeneic stem cell blood and marrow transplant or the regulatory equivalent and that includes (i) candida, (ii) aspergillus or (iii) pneumocystis in the FDA-approved labeling, on or prior to June 30, 2029 (each, a “Milestone”), Parent shall pay or cause to be paid to each Contingent Payment Holder, such Contingent Payment Holder’s Pro Rata Share of the aggregate milestone payment set forth in the table below, in cash or Freely Tradeable Shares as set forth below (each such payment, a “Milestone Payment”). Any Milestone Payment shall be payable upon the first achievement of such Milestone by Parent or any of its Affiliates (including the Surviving Company), including, for the avoidance of doubt, if the Milestone triggering such Milestone Payment is achieved at the same time any other Milestone occurs.

Milestone	Milestone Payment
FDA approval includes Candida	$20,000,000
FDA approval includes Aspergillus	$2,500,000
FDA approval includes Pneumocystis	$2,500,000

(b)  Milestone Payment Procedures.

(i)  Within three (3) Business Days of the occurrence of a Milestone, Parent shall provide written notice of such Milestone (a “Milestone Notice”) to the Members’ Representative and, if Parent is then a Reporting Company and any material non-public information (“MNPI”) is included in the Milestone Notice or otherwise provided by or on behalf of Parent to the Members’ Representative in connection with the Milestone Notice, contemporaneously file with the SEC a Current Report on Form 8-K disclosing such MNPI. In any Milestone Notice, Parent may make an irrevocable election to pay some or all of the applicable Milestone Payment in Freely Tradeable Shares; provided that, if only a portion of the Milestone Payment will be made in Freely Tradeable Shares (and/or Parent Share Warrants), the Freely Tradeable Shares (and/or Parent Share Warrants) shall be allocated to the Contingent Payment Holders on a pro rata basis, based upon their respective Pro Rata Shares of the Milestone Payment; provided, further, that, in no event shall Parent be entitled to issue Freely Tradeable Shares (and/or Parent Share Warrants) in respect of any Milestone Payment in connection with any Milestone (or contemporaneously occurring Milestones), (i) if Parent is not then a Reporting Company or is delinquent in any of its filing obligations as a Reporting Company, or if the issuance of Freely Tradeable Shares and/or Parent Share Warrants (or Freely Tradeable Shares issuable upon exercise of such Parent Share Warrants) would, assuming the maximum number of shares of Common Stock issuable in the Convertible Note Offering (as defined in the Merger Agreement) and the Merger Agreement have been issued, and when aggregated with any shares of Common Stock issued hereunder together with any transactions aggregated with the foregoing, require the vote or approval of shareholder of Parent in accordance with Nasdaq listing rules or otherwise, (ii) if the Parent Shares are not listed then listed on the Global Select Market and Parent has not received any notice of any failure to meet any listing standard of the Nasdaq Stock Market LLC that has not been cured and publicly announced as such, or is otherwise not in compliance with the requirements for continued listing of the Parent Shares on the Nasdaq Global Market, (iii) if Parent, the Surviving Company or any of their Affiliates are, upon issuance of such Parent Shares will be, in material breach of any of their obligations under this Agreement, the Merger Agreement or the Registration Rights Agreement (including, for the avoidance of doubt, any provisions hereof or thereof in respect of MNPI), or (iv) to the extent such Freely Tradable Shares would represent more than ten percent (10%) of the Parent Shares that are issued and outstanding immediately prior to the date such Milestone(s) occurred. For the avoidance of doubt, if Parent does not make any such election, it will be obligated to make the Milestone Payment entirely in cash. To the extent that Parent makes an election to pay any of a Milestone Payment in Freely Tradeable Shares (and is permitted to do so hereunder), Parent shall, not earlier than the third (3rd), and not later than the seventh (7th), Business Day following the occurrence of the Milestone, issue (or cause to be issued) to each Contingent Payment Holder (or its designee), pursuant to the Deposit/Withdrawal at Custodian (DWAC) system of The Depository Trust Company, a number of Freely Tradeable Shares equal to (x) the dollar amount to be paid in Parent Shares divided by (y) the Weighted Average Price in respect of such Milestone; provided, however, that, at any time on or prior to the second (2nd) Business Day of the delivery of a Milestone Notice, a Contingent Payment Holder may elect, by written notice to Parent (which notice may contain an election in respect of any one or more future Milestones, subject to subsequent withdrawal by such Contingent Payment Holder’s written notice thereof), to receive, in lieu of any of the Freely Tradeable Shares it is so entitled to receive in connection with Milestone, a Parent Share Warrant exercisable for such number of Freely Tradeable Shares. Within thirty (30) calendar days of the occurrence of any Milestone, Parent shall pay (or cause to be paid) to each Contingent Payment Holder such Contingent Payment Holder’s Pro Rata Share of the Milestone Payment in cash, except to the extent all or any portion of such Milestone Payment has been satisfied in Freely Tradeable Shares (and/or Parent Share Warrants) as provided above.

Exhibit E-11

(ii)  If any Milestone Payment is not paid or issued by Parent as and when due and payable or issuable hereunder, the dollar amount of such Milestone Payment shall bear interest at the prime rate as published by Citibank, N.A. in effect on the latest date such payment was required to be made plus three and one half percent (3.5%) per annum; provided, however, in the event of a bona fide dispute about whether the Milestone Payment is payable, interest shall not accrue during such period in which the matter is being contested in good faith, and will instead accrue commencing upon resolution of the dispute until payment.

(c)  Diligence. Following the Closing, during the Milestone Period, each of Parent and the Surviving Company shall use Commercially Reasonable Efforts to achieve each Milestone as promptly as reasonably practicable and, in each case, prior to the expiration of the Milestone Period.

(d)  Milestone Reports. Upon the written request of the Members’ Representative, which may be provided no more frequently than twice per calendar year, Parent shall provide an update to the Members’ Representative setting forth in reasonable detail the status of the achievement of each Milestone, including promptly (and in any event no later than ten (10) Business Days after receipt of request) facilitating any reasonably requested discussions between appropriate Representatives of Parent and the Members’ Representative. The Parties hereby acknowledge, for the avoidance of doubt, if any MNPI regarding Parent or its securities is to be included in any such report, the disclosure thereof shall be made in accordance with the provisions of Section 5 hereof, including, as applicable, the Agreed Disclosure Process.

3.  Net Sales Payments.

(a)  Net Sales Payments. In respect of each calendar quarter following the date of this Agreement and during the Net Sales Payment Period or Extended Net Sales Payment Period, as applicable, with respect to each Product, commencing with the partial calendar quarter that includes the date of this Agreement, on the date each Net Sales Report is required to be delivered by Parent, Parent shall pay or cause to be paid to each Contingent Payment Holder, such Contingent Payment Holder’s Pro Rata Share of the Net Sales Payment in respect of such calendar quarter. If a Net Sales Payment is not paid by Parent as and when due and payable hereunder, such Net Sales Payment shall bear interest at the prime rate as published by Citibank, N.A. in effect on the latest date such payment was required to be made plus three and one half percent (3.5%) per annum; provided, however, in the event of a bona fide dispute about whether the Net Sales Payment Period has expired or whether the Extended Net Sales Payment Period has commenced or has expired, interest shall not accrue during such period in which the matter is being contested in good faith, and will instead accrue commencing upon resolution of the dispute until payment.

(b)  Diligence. Following the date of this Agreement, Parent shall use Commercially Reasonable Efforts to develop, seek regulatory approval of, develop, commercialize, promote and sell each Product.

(c)  Net Sales Reports. During the period during which Net Sales Payments are payable hereunder, within: (i) for so long as Parent is a Reporting Company, with respect to each calendar quarter (other than the fourth (4th) calendar quarter) or calendar year, one (1) Business Day following the filing with the SEC by Parent of its Quarterly Report on Form 10-Q or Annual Report on Form 10-K (but in no event later than the forty-fifth (45th) calendar day following the end of such calendar quarter or ninetieth (90th) day following the end of such calendar year, as applicable) or (ii) if Parent is not then a Reporting Company, sixty (60) calendar days following the end of each calendar quarter, Parent will provide the Members’ Representative and each Contingent Payment Holder with a report (a “Net Sales Report”) containing the following information with respect to any Net Sales of each Product during such calendar quarter and, in the case of a Net Sales Report required to be delivered following the end of Parent’s calendar year, during such calendar year and the fourth (4th) quarter of such calendar year: (1) the number of units of each of the Products sold, (2) aggregate gross sales of each of the Products sold, (3) the deductions therefrom, (4) the exchange rate(s) used for purposes of calculating Net Sales (or any component thereof, including any deduction from gross sales), (5) the resulting calculation of Net Sales, and (6) the resulting calculation of the Net Sales Payments owed to each Contingent Payment Holder. Each Quarterly Report on Form 10-Q or Form 10-K filed in respect of a period or year (or portion thereof) for which a Net Sales Report is required to be delivered hereunder shall disclose any MNPI that is or will be included or reflected in the Net Sales Report in respect of such period or year. For so long as Parent is a Reporting Company, if Parent fails, for any reason, to file a Quarterly Report on Form 10-Q or Form 10-K containing the information required by the immediately preceding sentence at or prior to the time the Net Sales Report is delivered to a Contingent Payment Holder, then, prior to 7:00 a.m. Eastern Time on the first (1st) Business Day following the date such Net Sales Report shall have been delivered to such Contingent Payment Holder, Parent shall file a Current Report on Form 8-K with the SEC disclosing any MNPI contained or reflected in such Net Sales Report. Parent shall maintain (and shall cause its Affiliates, including the Surviving Company to maintain) for at least two (2) years following the expiration of the period during which Net Sales Payments may be payable hereunder complete and accurate data and records pertaining to Net Sales of each Product. Parent hereby covenants and agrees that, at all times, Parent’s fiscal year shall terminate on the last Business Day of the applicable calendar year.

Exhibit E-12

(d)  Calculation of Net Sales.

(i)  Net Sales shall be calculated on an accrual basis and in a manner consistent with the definition of Net Sales. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with the Selling Entity’s accounting policies for external reporting purposes, as consistently applied by the Selling Entity, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

(ii)  With respect to any sale of any Product, Combination Product or Bundled Product for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Product, Combination Product or Bundled Product shall be deemed to be sold exclusively for cash at the Average Sale Price thereof.

(iii)  In the event that any Product is sold as part of a Combination Product or Bundled Product, the Net Sales for such Combination Product or Bundled Product shall be calculated as follows:

(a)  multiply the Net Sales of such Combination Product or Bundled Product by the fraction A/(A+B) where “A” is the Average Sale Price of such Product included in such Combination Product or Bundled Product, as applicable, when sold separately and “B” is the total of the Average Sale Prices of each of the other products or, solely with respect to Bundled Products, services included in such Combination Product or Bundled Product, as applicable, when sold separately;

(b)  if the Average Sale Price of such Product included in such Combination Product or Bundled Product can be determined but the Average Sale Price of the other products or, solely with respect to Bundled Products, services included in such Combination Product or Bundled Product, as applicable, cannot be determined, then multiply the Net Sales of such Combination Product or Bundled Product, as applicable, by the fraction A/C where “A” is the Average Sale Price of such Product included in such Combination Product or Bundled Product, as applicable, when sold separately and “C” is the Average Sale Price of such Bundled Product; or

(c)  if (1) the Average Sale Price of such Product included in such Combination Product or Bundled Product, as applicable, is not available for such period or (2) such Product included in such Combination Product or Bundled Product, as applicable, is not sold separately in material numbers, then multiply the Net Sales of such Combination Product or Bundled Product, as applicable, by a percentage reasonably determined by mutual agreement of Parent and the Members’ Representative that represents the proportionate economic value of such Product included in such Combination Product or Bundled Product, as applicable, relative to the economic value contributed by the other products or, solely with respect to Bundled Products, services included in such Combination Product or Bundled Product, as applicable.

Exhibit E-13

(iv)  In the event that any discounts, rebates or charge-backs (whether as part of customer loyalty, bundling or “loss leader” program, or otherwise) are utilized by or on behalf of Parent for any Product, Combination Product or Bundled Product to promote or sell other products, the Net Sales for such Product, Combination Product or Bundled Product shall be no less than the Average Sale Price of such Product, Combination Product or Bundled Product, as applicable, on a stand-alone basis (excluding any such discounts, rebates or charge-backs).

(v)  With respect to sales invoiced in a currency other than U.S. dollars, gross sales and Net Sales (including all adjustments and deductions permitted to be made hereunder in calculating the same) shall be converted into, and expressed in, their U.S. dollar equivalent using the conversion rate existing in the U.S. (as reported in The Wall Street Journal, New York edition) for the applicable currency on the last Business Day of the applicable calendar quarter. If The Wall Street Journal ceases to publish such exchange rate, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the U.S. on which Parent and the Members’ Representative reasonably agree.

(e)  Records Retention and Inspection Rights.

(i)  Parent shall maintain (and shall cause its Affiliates, including the Surviving Company to maintain) complete and accurate data and records pertaining to Net Sales of each Product for at least three (3) years following the end of the calendar quarter to which they pertain.

(ii)  Upon no less than thirty (30) days’ written notice by the Member’s Representative to Parent, Parent shall permit, and shall require its Affiliates (including the Surviving Company) to permit, an independent certified public accountant (subject to reasonable obligations of confidentiality to Parent and its Affiliates), appointed by the Member’s Representative and reasonably acceptable to Parent to inspect the books and records of Parent and its Affiliates (including the Surviving Company) described in Section 3(e)(i) above for the sole purpose of verifying the accuracy of the Net Sales Payments required to be made hereunder; provided that such inspection shall occur during Parent or its Affiliates, as applicable, normal business hours and not more often than twice per calendar year, and no Net Sales Payment shall be subject to inspection more than once. The independent certified public accountant shall report to the Member’s Representative only whether there has been an underpayment or overpayment of the Net Sales Payments and, if so, the amount thereof and information related to the determination of such amount, and such accountant’s determinations shall be final and binding upon the Parties, absent manifest error. Any inspection conducted under this Section 3(e)(ii) shall be at the expense of (A) Parent, if such inspection establishes any underpayment of the Net Sales Payments required to be made hereunder of five percent (5%) or more for any applicable period, (B) the Member’s Representative, if such inspection establishes no underpayment of the Net Sales Payments required to be made hereunder for any applicable period, and (C) shall be split as between Parent and the Member’s Representative based on linear interpolation in the event of an underpayment of Net Sales Payments of between one one-hundredth of one percent (.01%) and five percent (5%) for any applicable period (by way of example, if an inspection is initiated in accordance with this Section 3(e)(ii) that determines an underpayment of three percent (3.0%) of the total Net Sales Payments for the applicable period, Parent shall be responsible for sixty percent (60%) of the applicable expense). Any underpayment shall be paid by Parent to each Contingent Payment Holder, based on such Contingent Payment Holder’s Pro Rata Share thereof, within fifteen (15) Business Days, with interest on the underpayment at the rate specified in Section 3(a) above from the date such payment was originally due. Any overpayment shall be paid by the Member’s Representative to Parent within fifteen (15) Business Days or credited against future Net Sales Payments due, at Parent’s sole discretion.

Exhibit E-14

4. M&A Transaction or Exclusive Licensing Transaction. In the event that Parent desires to consummate an M&A Transaction or an Exclusive Licensing Transaction with respect to any Product after the Effective Time and prior to the later of (x) the expiration of the Milestone Period and (y) the expiration of the Extended Net Sales Payment Period, Parent shall, subject to the provisions of Section 5 hereof, including, as applicable, the Agreed Disclosure Process, (i) give written notice of such decision to the Members’ Representative as promptly as practicable (and in any event no later than thirty (30) calendar days prior to the effective date of such transaction), which such notice shall include (A) a reasonably detailed description of such transaction, (B) the name of, and detailed financial and other information in respect of, the counterparty to such proposed transaction (the “Assignee”), including, as applicable, information necessary to determine if the Assignee is a Qualified Assignee, and (C) the counterparty’s plans for commercialization of such Product, and (ii) cause such Assignee to (x) expressly agree in writing to assume and succeed to all of the obligations, duties and covenants of Parent and its Affiliates under this Agreement, (y) abide by and be subject to the terms and conditions of this Agreement to the same extent as Parent as though such Assignee were directly party to this Agreement, including, in all cases, the obligations of Parent with respect to each Milestone Payment and the Net Sales Payments and the diligence obligations set forth in Sections 2(a)(ii) and 3(b) and (z) deliver to the Members’ Representative an instrument of assumption, for the benefit of the Contingent Payment Holders, effecting the assumption and succession of all of the obligations, duties and covenants of Parent and its Affiliates under this Agreement. Notwithstanding the foregoing, Parent shall not, and shall cause its Affiliates to not, effect any M&A Transaction or Exclusive Licensing Transaction without the prior written consent of the Members’ Representative unless the Assignee is a Qualified Assignee and the requirements set forth above in this Section 4 have been satisfied in full. Parent shall not, and shall cause its Affiliates to not, effect any Parent Change of Control within the meaning of clause (a) of the definition thereof unless the requirements set forth in clause (ii) of the first sentence of this Section 4 have been satisfied in full, with the Person acquiring all or substantially all of the assets of Parent being deemed the Assignee for purposes thereof.

Exhibit E-15

5. MNPI. Notwithstanding anything to the contrary contained in this Agreement, other than as set forth in any Net Sales Report (but subject to compliance with Section 4(c)) Parent shall not, and shall cause each of its Affiliates, representatives and agents, to not, provide the Members’ Representative, the Contingent Payment Holders or any of their respective Affiliates, representatives or agents, with any MNPI regarding Parent or any of its Affiliates without the express prior written consent of the Members’ Representative and any such other Person. Parent hereby acknowledges and agrees that neither the Members’ Representative nor any Contingent Payment Holder (nor any of their respective Affiliates) shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI regarding Parent or its securities (i) provided by, or on behalf of, Parent, any of its Subsidiaries, any of their respective Affiliates or any of their respective officers, directors, employees, attorneys, representatives or agents in violation of any of the covenants set forth in this Section 5 or (ii) otherwise possessed by any such Person as a result of any violation of any of the covenants set forth in this Agreement or the Merger Agreement requiring Parent to publicly disclose information in a press release, filing with the SEC or otherwise (collectively, including the covenants set forth in this Section 5, the “Disclosure Covenants”). Notwithstanding anything to the contrary herein, in the event that Parent believes that a notice or communication to the Members’ Representative or any Contingent Payment Holder (other than a Net Sales Report but subject to compliance with Section 4(c)) contains MNPI relating to Parent, any of its Subsidiaries or Affiliates or any of their respective property or equity, Parent shall (i) provide such notice or communication to counsel to the Members’ Representative (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by the Members’ Representative, and (ii) notify the Members’ Representative or such Contingent Payment Holder, as applicable that such a notice or communication has been provided to such counsel (without disclosing any details thereof that might constitute MNPI). Upon receipt or delivery by Parent or any of its Subsidiaries of any notice in accordance with the terms of this Agreement or the Merger Agreement, unless Parent has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to Parent or any of its Subsidiaries or its Affiliates or their respective property or equity, Parent shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information in a widely disseminated press release and/or filing with the SEC. Notwithstanding the foregoing, to the extent Parent determines in good faith that it is necessary to disclose MNPI to the Members’ Representative for any purpose relating to this Agreement (a “Necessary Disclosure”), Parent shall inform counsel to the Members’ Representative (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by the Members’ Representative) of such determination without disclosing the applicable MNPI, and Parent and such counsel on behalf of the Members’ Representative shall endeavor to agree upon a process for making such Necessary Disclosure to the Members’ Representative or its representatives that is mutually acceptable to the Members’ Representative and Parent (an “Agreed Disclosure Process”). Thereafter, Parent shall be permitted to make such Necessary Disclosure only in accordance with the Agreed Disclosure Process. Parent acknowledges and agrees that the Contingent Payment Holders and their Affiliates will rely upon the foregoing representations, warranties and agreements and the other disclosure obligations of Parent hereunder in effecting transactions in Parent Shares and other securities of Parent and other Persons.

Exhibit E-16

6.  Representations and Warranties of Parent. Parent and the Company jointly and severally represent and warrant to the Members’ Representative and the Contingent Payment Holders that:

(a)  Organization. Each of Parent and the Company is conducting its business in compliance with, and is not in violation of, its organizational documents. Parent’s organizational documents are in full force and effect. Parent is validly existing as a Delaware corporation and is in good standing under the Laws of the jurisdiction of its organization. Each of Parent and the Company (i) has full power and authority (and all governmental licenses, authorizations, permits, consents and approvals) to (x) own its properties, conduct its business, (y) enter into, and perform its obligations under, this Agreement and, in the case of Parent, any Parent Share Warrants, and (z) consummate the transactions contemplated hereby, and (ii) is duly qualified as a foreign entity, and licensed and in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing could reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect.

(b)  Authority; Execution; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Parent and the Company, and any Parent Share Warrants will be duly authorized, executed and delivered by Parent, and no further consent or authorization is or will be required by Parent, the Company, Parent’s or the Company’s board of directors (or other equivalent governing body) or the holders of any of Parent’s or the Company’s equity. This Agreement constitutes a valid, legal and binding obligation of each of Parent and the Company, and any Parent Share Warrant will constitute a valid, legal and binding obligation of Parent, in each case enforceable in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally. No consent, approval, authorization or order of, or registration or filing with any Governmental Entity is required for (i) the execution, delivery and performance by Parent or the Company of this Agreement or the execution, delivery and performance by Parent of any Parent Share Warrants, or (ii) the consummation by Parent or the Company of the transactions contemplated hereby or thereby, in each case except as expressly contemplated thereby.

(c)  Current Effect. Other than pursuant to the express terms of the Merger Agreement, as of the date on which the Effective Time occurs, neither Parent nor the Company has granted any license or sublicense with respect to or entered into any other agreement to Transfer or otherwise encumber, any of the Products.

(d)  No Violation. The execution, delivery and performance of this Agreement by each of Parent and the Company, Parent’s and the Company’s compliance with the terms and conditions thereof and, in the case of Parent, any Parent Share Warrants, and Parent’s and the Company’s consummation of the transactions contemplated hereby and thereby, are not prohibited or limited by, and do not and will not conflict with or result in the breach of or a default under, any provision of the certificate of organization, operating agreement or other formation documents of Parent or the Company, any contract, agreement or instrument binding on or affecting Parent or the Company or any Laws. The offer, issuance and delivery of any Parent Shares pursuant to this Agreement and/or upon exercise of any Parent Share Warrants are (and will be) exempt from the registration and qualification requirements of the Securities Act and any state securities (Blue Sky) Laws.

(e)  Authorization of Parent Shares. All Parent Shares issuable pursuant to this Agreement or upon exercise of any Parent Share Warrants have been duly authorized and, when issued when issued and delivered as contemplated hereby or thereby, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights. The issuance and delivery of any Parent Shares and/or Parent Share Warrants pursuant to this Agreement, or any Parent Shares upon exercise of any Parent Share Warrants, will not, (a) obligate Parent to offer to issue, or issue, Parent Shares or other securities to any Person (other than the Contingent Payment Holders) pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights, or (b) result in any adjustment (automatic, at the election of any Person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of Parent.

Exhibit E-17

7.  General Provisions.

(a)  Tax Treatment. For income tax purposes, any payment (whether made in cash, in Parent Share Warrants or in Parent Shares) made under this Agreement to an Initial Contingent Payment Holder shall be treated as additional consideration paid for the Company Shares to the maximum extent permitted by Law, and none of the Parties hereto nor their respective Affiliates shall take any contrary position except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of applicable state or local Law).

(b)  Withholding. Each Initial Contingent Payment Holder shall deliver to Parent a completed and executed Internal Revenue Service Form W-9. No amount shall be deducted or withheld from any payments made hereunder to any Contingent Payment Holder that has provided a Form W-9.

(c)  Notices. All notices, requests, claims, demands and other communications desired or required to be given under this Agreement shall be in writing and shall be given or made (a) by delivery in person, with receipt confirmed, (b) by a nationally recognized overnight courier service specifying next Business Day delivery (costs prepaid), or (c) by electronic mail, to the respective Parties at the following addresses:

If to the Members’ Representative or any Contingent Payment Holder, to:

The respective address set forth on the signature page hereto.

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention: Mark D. Wood; Joshua A. Feiger
Email: mark.wood@katten.com; josh.feiger@katten.com

If to Parent or the Company, to:

[________]
[________]
[________]
Attention: [________]
E-mail: [________]

Exhibit E-18

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, New York 10019
Attention: Jared Fertman and Andrew Marmer
Email: jfertman@willkie.com; amarmer@willkie.com

(d)  Members’ Representative. Neither the Members’ Representative nor its members, managers, directors, officers, contractors, agents or employees, including the Initial Contingent Payment Holders (collectively, the “Members’ Representative Group”) shall be liable in connection with this Agreement, except and only to the extent of the Members’ Representative Group’s bad faith or fraud. Parent and its Affiliates and Representatives may rely entirely and conclusively, without further inquiry, on its dealings with, and notices to and from, the Members’ Representative to satisfy any obligations it may have under this Agreement. The Person then serving as Members’ Representative may at any time provide written notice to Parent that it is designating a different Person as successor Member’s Representative, whereupon such different Person shall be the Members’ Representative for all purposes under this Agreement.

(e)  Payment. All payments hereunder (whether in cash, in Parent Share Warrants or in Parent Shares) shall be made without setoff or counterclaim and, except to the extent payable in Parent Share Warrants or Parent Shares in Parent Shares as provided herein, shall be made in U.S. dollars in immediately available funds, using, in the case of the Initial Contingent Payment Holders, such wire information or address for such applicable Initial Contingent Payment Holder as is set forth on Schedule 2 hereto, or at such bank or place as the applicable Contingent Payment Holder shall from time to time designate in writing prior to the date such payment is due. Parent shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under this Agreement, and each Contingent Payment Holder shall pay all and any fees, costs and expenses (administrative or otherwise) imposed on such Contingent Payment Holder by banks, clearing houses or any other financial institutions engaged by such Contingent Payment Holder in connection with receiving such Contingent Payment Holder’s payments under this Agreement.

(f)  Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 4 of this Agreement (and subject to the terms, conditions and restrictions contained in this Agreement), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by Parent without the prior written consent of the Contingent Payment Holders; provided that no such consent shall be required in connection with an assignment of this Agreement to a wholly owned Subsidiary of Parent; provided that no such assignment shall release Parent from, and Parent shall remain responsible for all of, its obligations under this Agreement. Each Contingent Payment Holder shall have the right to assign this Agreement or its right to receive Net Sales Payments, in each case, in whole or in part, upon written notice to, but without the consent of, Parent, the Members’ Representative or any other Person.

Exhibit E-19

(g)  Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

(h)  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission, each of which shall be deemed an original, shall be effective as delivery of a manually executed counterpart of this Agreement.

(i)  Entire Agreement. This Agreement (including all Exhibits or Schedules hereto and thereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter of this Agreement.

(j)  Independent Nature of Contingent Payment Holders. The obligations of each Contingent Payment Holder under this Agreement are several and not joint with the obligations of any other Contingent Payment Holder, and no Contingent Payment Holder shall be responsible in any way for the performance of the obligations of any other Contingent Payment Holder under this Agreement. The obligations of each Contingent Payment Holder under this Agreement and any other agreement entered into in connection therewith are several and not joint with the obligations of any other Contingent Payment Holder, and no Contingent Payment Holder shall be responsible in any way for the performance of the obligations of any other Contingent Payment Holder under this Agreement or any other agreement entered into in connection therewith. Each Contingent Payment Holder shall be responsible only for its own representations, warranties, agreements and covenants under this Agreement and any other agreement entered into in connection therewith. The decision of each Contingent Payment Holder to acquire rights under this Agreement and any other agreement entered into in connection therewith (including rights to received Milestone Payments and Net Sales Payments) has been made by such Contingent Payment Holder independently of any other Contingent Payment Holder and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Parent or any of its Subsidiaries that may have been made or given by any other Contingent Payment Holder or by any agent, attorney, advisor, representative or employee of any other Contingent Payment Holder, and no Contingent Payment Holder nor any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Contingent Payment Holder (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in this Agreement or any other agreement entered into in connection therewith, and no action taken by any Contingent Payment Holder pursuant hereto or thereto (including a Contingent Payment Holder’s acquisition of rights hereunder or thereunder), shall be deemed to constitute the Contingent Payment Holders as, and each of the Contingent Payment Holders acknowledges and agrees that the Contingent Payment Holders do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Contingent Payment Holders are in any way acting in concert or as a group, and neither Parent nor its Affiliates shall assert any contrary position.

Exhibit E-20

(k)  Amendment; Extension; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and the Members’ Representative. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party (which, in the case of an extension or waiver of any obligation of Parent following the Closing, shall be the Members’ Representative). The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such right. In the event of any proposed amendment or modification of this Agreement, Parent shall provide the Administrator (as defined in the Melinta Therapeutics, LLC Equity Value Recognition Plan dated as of [____]) with notice of all terms of such amendment or modification.

(l)  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive. All references to “dollars” or “$” shall refer to the lawful currency of the U.S. Unless the context requires otherwise (a) any definition of or reference to any contract, instrument or other document or any Law herein shall be construed as referring to such contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “hereby”, “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Sections and Exhibits shall be construed to refer to Sections of, and Exhibits to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m)  Cooperation. The Parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties to evidence or effect the transactions contemplated by, and to carry out the intent and purposes of, this Agreement.

Exhibit E-21

(n)  Governing Law. This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws of any jurisdiction.

(o)  Cumulative Remedies. Upon the breach by Parent of any representation, warranty, covenant or term of this Agreement, the Contingent Payment Holders shall have all of the rights and remedies under this Agreement, under Law or in equity to which they are entitled, including as provided in Section 7(p)(i). Without limiting the foregoing, in the event the Members’ Representative or any Contingent Payment Holder reasonably disputes the occurrence of any Milestone, any amount of Net Sales or Parent’s use of Commercially Reasonable Efforts with respect to any Product, such may pursue available remedies in accordance herewith.

(p)  Specific Enforcement; Jurisdiction.

(i)  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in clause (ii) of this Section 7, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of this Agreement and without such right, none of the Parties would have entered into this Agreement.

(ii)  Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the U.S. District Court for the State of Delaware, for the purpose of any proceeding arising out of or relating to this Agreement or the actions of Parent or any Contingent Payment Holder in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims with respect to such proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 7(c) (provided that nothing in this Section 7(p)(ii) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any proceeding relating to this Agreement in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The Parties agree that a final trial court judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

[Signature Page Follows]

Exhibit E-22

IN WITNESS WHEREOF, the Parties have caused this Contingent Payment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

INITIAL CONTINGENT PAYMENT HOLDERS:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P., its General Partner
By:	J.E. Flynn Capital IV, LLC, its General Partner

By:
Name:
Title:

Address:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., its General Partner
By:	J.E. Flynn Capital III, LLC, its General Partner

By:
Name:
Title:

Address:

[Signature Page to Contingent Payment Agreement]

Exhibit E-23

IN WITNESS WHEREOF, the Parties have caused this Contingent Payment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

MEMBERS’ REPRESENTATIVE:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P., its General Partner
By:	J.E. Flynn Capital IV, LLC, its General Partner

By:
Name:
Title:

Address:

[Signature Page to Contingent Payment Agreement]

Exhibit E-24

IN WITNESS WHEREOF, the Parties have caused this Contingent Payment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

PARENT:

CORMEDIX INC.

By:
Name:
Title:

[Signature Page to Contingent Payment Agreement]

Exhibit E-25

IN WITNESS WHEREOF, the Parties have caused this Contingent Payment Agreement to be executed by their duly authorized representatives as of the date first set forth above.

COMPANY:

MELINTA THERAPEUTICS, LLC

By:
Name:
Title:

[Signature Page to Contingent Payment Agreement]

Exhibit E-26

EXHIBIT F

Form of Registration Rights Agreement

[See attached]

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [____], 2025, by and among CorMedix Inc., a Delaware corporation (the “Company”), Deerfield Private Design Fund IV, L.P. (“DPDF IV”), Deerfield Private Design Fund III, L.P. (“DPDF III” and, together with DPDF IV, the “Initial Holders”) and each other Holder (as defined below) from time to time signatory hereto.

WHEREAS:

A. In accordance with the Agreement and Plan of Merger, dated as of August 7, 2025 (as the same may be amended, restated, amended and restated or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Coriander BidCo LLC, a Delaware limited liability company (“Merger Sub”), Melinta Therapeutics, LLC, a Delaware limited liability company, and [●], solely in its capacity as representative, agent and attorney-in-fact of the Equityholders (as defined in the Merger Agreement), the Company issued (or upon delivery of s letter of transmittal will issue) to the Initial Holders an aggregate of [____] shares (the “Merger Shares”), of the common stock, par value $0.001 per share (“Common Stock”), of the Company, and/or Closing Share Warrants (as defined in the Merger Agreement) exercisable for shares of Common Stock (the “Merger Warrant Shares”).

B. In connection with the consummation of the transactions contemplated by the Merger Agreement, the Company, the Initial Holders and the Members’ Representative, solely in its capacity as representative of the Initial Holders, entered into that certain Contingent Payment Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated or otherwise modified from time to time, the “CPA”), pursuant to which the Company agreed to make (or cause one or more of its affiliates to make) certain payments to the Initial Holders. The CPA provides that the Company’s obligations to make (or cause to be made) some or all of the Milestone Payments (as defined in the CPA) may be satisfied through the issuance and delivery of shares of Common Stock (“Contingent Payment Shares”), or Parent Share Warrants (as defined in the CPA) exercisable for shares of Common Stock (the “Contingent Warrant Shares”), upon the terms, and subject to the conditions, set forth in the CPA.

C. In order to induce the Initial Holders to approve the adoption of the Merger Agreement and the transactions contemplated thereby, and to consummate the transactions contemplated thereby and by the CPA, and as a condition to such consummation, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

Exhibit F-1

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Initial Holders hereby agree as follows:

1. DEFINITIONS.

a. As used in this Agreement, the following terms shall have the following meanings (all capitalized terms used and not otherwise defined herein having the respective meanings set forth in the Merger Agreement):

(i) (i) “Additional Filing Deadline” means, with respect to any Registration Statements that may be required pursuant to Section 2(a)(ii), (A) the thirtieth (30th) day following the first date on which such Registrable Securities may then be included in a Registration Statement if such Registration Statement is required to be filed because the SEC shall have notified the Company in writing that certain Registrable Securities were not eligible for inclusion in a previously filed Registration Statement, or (B) if such additional Registration Statement is required for a reason other than as described in (A) above, the thirtieth (30th) day following the date on which the Company first knows that such additional Registration Statement is required.

(i) “Additional Registration Deadline” means, with respect to any additional Registration Statement(s) required to be filed pursuant to Section 2(a)(ii), the forty-fifth (45th) day following the applicable Additional Filing Deadline.

(ii) “Applicable Securities Laws” means all applicable securities laws in all jurisdictions relevant to the Company, the Company’s securities or the issuance of securities of the Purchaser pursuant to the terms of this Agreement, including but not limited to, the Securities Act of 1933, the Exchange Act, and the rules, regulations and policies of the SEC and Nasdaq Global Market;

(iii) “Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close; provided, however, for clarification, bank institutions shall not be deemed to be authorized or obligated by law or executive order to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such day.

(iv) “Closing Date” means [__], 2025.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, and any successor statute.

(vi) “FINRA” means the Financial Industry Regulatory Authority Inc. (or successor thereto).

(vii) “Filing Deadline” for the Registration Statement required pursuant to Section 2(a)(i), shall mean [________]1, 2025 (the “Initial Filing Deadline”), and for each Registration Statement required pursuant to Section 2(a)(ii) means the Additional Filing Deadline.

(viii) “Holder” means any Initial Holder and any transferee or assignee who agrees in writing to become bound by the provisions of this Agreement in accordance with Section 10 hereof.

[1]	NTD: Insert the date that is 10 Business Days following the Closing Date.

Exhibit F-2

(ix) “Person” means and includes any natural person, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

(x) “Prospectus” means (i) any prospectus (preliminary or final) included in any Registration Statement, as may be amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act relating to any offering of Registrable Securities pursuant to a Registration Statement.

(xi) “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415, and such Registration Statement becoming effective under the Securities Act (to the extent required, by declaration or ordering of effectiveness, of such Registration Statement by the United States Securities and Exchange Commission (the “SEC”)).

(xii) “Registrable Securities” means (a) the Merger Shares, (b) the Merger Warrant Shares issued or issuable upon exercise in full of the Closing Share Warrants, assuming the aggregate exercise price thereof is satisfied in cash and without giving effect to any limitations on exercise thereof, (c) any Contingent Payment Shares issued or issuable pursuant to the CPA, (d) any Contingent Warrant Shares issued or issuable upon exercise in full of any Parent Share Warrants, assuming the exercise thereof for cash and without giving effect to any limitations on exercise thereof and (e) any securities issued or issuable upon any stock split, dividend, distribution, recapitalization, reorganization, reclassification or similar event with respect to any of the foregoing; provided that any securities that would otherwise qualify as Registrable Securities but (i) have been sold pursuant to a Registration Statement or pursuant to Rule 144 or (ii) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof) and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act, assuming (as applicable) the exercise of all Closing Share Warrants and Parent Share Warrants for cash, shall cease to be a “Registrable Security”.

(xiii) “Registration Deadline” shall mean, (a) for purposes of any Registration Statement required pursuant to Section 2(a)(i), the date that is (x) seventy-five (75) days after the applicable Filing Deadline or (y) if earlier than the date described in clause (a)(x) of this definition, five (5) Trading Days after the Company is first notified by the SEC that such Registration Statement will not be reviewed or is no longer subject to further review and comment, and (b) with respect to any Registration Statement required pursuant to Section 2(a)(ii), the Additional Registration Deadline. Any Registration Deadline (or any extension thereof) shall be automatically extended if the Company has, and continues to use, its reasonable best efforts to respond to and resolve any comments to the Registration Statement received from the SEC.

(xiv) “Registration Effective Date” shall mean the date that the first Registration Statement covering the Registrable Securities that the Company is required to file pursuant to this Agreement has been declared effective by the SEC or otherwise become effective under the Securities Act.

(xv) “Registration Statement(s)” means any registration statement(s) of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, all amendments and supplements to such Registration Statement, including post-effective amendments, and all exhibits to, and all material incorporated by reference in, such Registration Statement.

(xvi) “Required Holders” means holders of a majority in interest of then-outstanding Registrable Securities.

Exhibit F-3

(xvii) “Restricted Shares”2 means, with respect to DPDF IV, an aggregate of [_______] Merger Warrant Shares issuable upon exercise of Tranche 1 Closing Share Warrants and Tranche 2 Closing Share Warrants and, with respect to DPDF III, an aggregate of [_______] Merger Warrant Shares issuable upon exercise of Tranche 1 Closing Share Warrants and Tranche 2 Closing Share Warrants; provided, that such shares shall cease to be Restricted Shares upon the expiration of the Lock-Up Period or on such earlier date as is provided in Section 11(a) or in such Closing Share Warrants. For the avoidance of doubt, neither the Company’s 4.00% Convertible Senior Notes due 2030, any shares of Common Stock issuable upon the conversion thereof nor any other securities of the Company acquired by any Holder other than pursuant to the Merger Agreement will be deemed Restricted Shares or subject to the Lock-Up (as defined below).

(xviii) “Rule 415” means Rule 415 under the Securities Act or any successor rule providing for the offering of securities on a continuous basis.

(xix) “Trading Day” shall mean any day on which the Common Stock is traded for any period on the Nasdaq Global Market or, if not the Nasdaq Global Market, the principal securities exchange or other securities market on which the Common Stock is then being traded.

(xx) “Tranche 1 Closing Share Warrants” means Closing Share Warrants that, as of the date hereof, provide for a Lock-Up Release Date as of the First Lock-Up Release Date (as defined below).

(xxi) “Tranche 2 Closing Share Warrants” means Closing Share Warrants that, as of the date hereof, provide for a Lock-Up Release Date as of the Second Lock-Up Release Date.

2. REGISTRATION.

a. MANDATORY REGISTRATION.

(i) Following the date of this Agreement, the Company shall prepare, and, on or prior to the applicable Filing Deadline, file with the SEC a Registration Statement (the “Mandatory Registration Statement”) on Form S-3 (or, if Form S-3 is not then available, on such form of Registration Statement as is then available to effect a Registration of all of the Registrable Securities, subject to the consent of the Holders, which consent shall not be unreasonably withheld), covering the resale of all of the Registrable Securities. The number of shares of Common Stock initially included in such Registration Statement shall be no less than [_______], subject to adjustment for any Stock Event occurring prior to the effective date of such Registration Statement; provided that such number shall include the total number of the Merger Shares and, with respect to the Contingent Payment Shares and Contingent Warrant Shares, collectively, shall include the Company’s good faith estimate of the number of Contingent Payment Shares and/or Contingent Warrant Shares that may become issuable under the CPA (directly or indirectly), based upon the then current trading price per share of Common Stock, assuming the maximum amount of Milestone Payments become payable thereunder and the Company elects to satisfy all of its obligations to make such payments through the issuance and delivery of Contingent Payment Shares and Parent Share Warrants (assuming any Parent Share Warrants are exercised for cash, and without regard to any limitations on the exercise thereof).

[2]	Note to Draft: Restricted Shares to also include Merger Shares if over one-third of the Closing Merger Consideration consists of Merger Shares.

Exhibit F-4

(ii) If for any reason, despite the Company’s use of its reasonable best efforts to include all of the Registrable Securities requested or required to be included in any Registration Statement filed pursuant to Section 2(a)(i) (and subject to Section 3(q) below), the SEC does not permit all such Registrable Securities to be included in such Registration Statement, or for any other reason any such Registrable Securities are not then included in a Registration Statement, then the Company shall prepare, and, as soon as practicable but in no event later than the Additional Filing Deadline, file with the SEC an additional Registration Statement on Form S-3 (or, if Form S-3 is not then available, on such form of Registration Statement as is then available to effect a Registration of the Registrable Securities, subject to the consent of the Holders, which consent shall not be unreasonably withheld) covering the resale of all Registrable Securities requested or required to be included in such Registration Statement filed pursuant to Section 2(a)(i) and not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415.

(iii) Subject to any SEC comments, any Registration Statement pursuant to this Section 2(a) shall include a “plan of distribution” approved by the holders of a majority-in-interest of the Registrable Securities to be included in such Registration Statement. No Holder shall be named as an “underwriter” in the Registration Statement without the Holder’s prior written consent. Each Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to, and shall be subject to the approval, which shall not be unreasonably withheld or delayed, of the Holders and Legal Counsel (as defined below) prior to its filing or other submission; provided, that, notwithstanding any other provision in this Agreement, if despite the Company’s compliance with Section 3(p), the SEC or the Securities Act requires such Holder(s) to be named as an “underwriter” in the Registration Statement and such Holder(s) withhold written consent to be so named, the Company’s failure to fulfill its obligations under this Section 2(a) shall solely as a result thereof shall not constitute a violation of this Agreement.

3. OBLIGATIONS OF THE COMPANY. In connection with any Registration of the Registrable Securities hereunder, the Company shall have the following obligations:

a. The Company shall prepare promptly, and file with the SEC as soon as practicable after such registration obligation arises hereunder (but in no event later than the applicable Filing Deadline), such Registration Statements with respect to the Registrable Securities as provided in Section 2(a), and thereafter use its reasonable best efforts to cause each such Registration Statement relating to Registrable Securities to become effective as soon as possible after such filing, but in any event shall use its reasonable best efforts to cause each such Registration Statement relating to Registrable Securities to become effective no later than the applicable Registration Deadline, and shall use its reasonable best efforts to keep such Registration Statement current and effective pursuant to Rule 415 at all times after its effective date until the date on which all of the securities included in such Registration Statement no longer constitute Registrable Securities (the “Registration Period”), which Registration Statement (including any amendments or supplements thereto and Prospectuses contained therein or related thereto), except for information provided in writing by a Holder pursuant to Section 4(a), shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. In the event that Form S-3 is not available for the registration of the resale of any Registrable Securities hereunder (but, for the avoidance of doubt, without in any way affecting the Company’s obligation to Register the resale of the Registrable Securities on such other form as is available, as provided in Section 2(a)), (i) the Company shall undertake to file, within twenty (20) days of such time as such form is available for such Registration, a post-effective amendment to the Registration Statement then in effect, or otherwise file a Registration Statement on Form S-3, registering such Registrable Securities on Form S-3; provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement (or post-effective amendment) on Form S-3 covering such Registrable Securities has been declared effective by the SEC, and (ii) the Company shall provide that any Registration Statement on Form S-1 filed hereunder shall incorporate documents by reference (including by way of forward incorporation by reference) to the maximum extent possible. If the Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) at the time the Company is requested or required hereunder to file a Registration Statement or amendment to a Registration Statement hereunder (including pursuant to Section 3(b)), the Company shall use its best efforts to file the Registration Statement or amendment as an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act).

Exhibit F-5

b. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to each Registration Statement and the Prospectus used in connection with each Registration Statement as may be necessary to keep each Registration Statement (or, as applicable, another Registration Statement covering the Registrable Securities) current and effective at all times during the Registration Period, and, during the Registration Period, shall comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by each Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the event that on any Trading Day (as defined below) (the “Registration Trigger Date”) the number of shares available under the Registration Statements filed pursuant to this Agreement is insufficient to cover all of the Registrable Securities, including all of the Contingent Warrant Shares and Merger Warrant Shares issuable upon exercise of Parent Share Warrants and Closing Share Warrants (in each case, assuming the exercise thereof for cash, and without giving effect to any limitations on the exercise thereof), the Company shall amend the Registration Statements, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover the total number of Registrable Securities so issued or issuable (assuming the exercise of the Parent Share Warrants and Closing Share Warrants for cash, and without giving effect to any limitations on the exercise thereof) as of the Registration Trigger Date as soon as practicable, but in any event within twenty (20) days after the Registration Trigger Date. The Company shall use its reasonable best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof, but in any event the Company shall cause such amendment and/or new Registration Statement to become effective within sixty (60) days of the Registration Trigger Date (or, if earlier, five (5) Trading Days after the Company is first notified by the SEC that such Registration Statement will not be reviewed or is no longer subject to further review and comment) or as promptly as practicable in the event the Company is required to increase its authorized shares.

c. The Company shall furnish to each Holder and Legal Counsel (i) promptly after the same is prepared and publicly distributed, publicly filed with the SEC or received by the Company, one copy of each Registration Statement and any amendment thereto (other than the Company’s filings under the Exchange Act and other than any amendment or supplement to a Registration Statement that is substantially similar to the Company’s filings under the Exchange Act), each preliminary Prospectus and Prospectus and each amendment or supplement thereto, and, each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion thereof which contains information for which the Company has sought or intends to seek confidential treatment or which contains or reflects any material non-public information with respect to the Company or its securities), and (ii) such number of copies of a Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as a Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder; provided that the Company may provide any such copies in electronic form only. The Company will promptly notify each of the Holders by electronic mail of the effectiveness of each Registration Statement or any post-effective amendment thereto. The Company shall use reasonable best efforts to promptly respond to any and all comments received from the SEC with respect to any Registration Statement filed pursuant to this Agreement, with a view towards causing each Registration Statement or any amendment thereto to become effective (to the extent required, by declaration or ordering of effectiveness, of such Registration Statement or amendment by the SEC) as soon as practicable, and, as soon as practicable, but in no event later than five (5) Business Days, following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review, shall file a request for acceleration of effectiveness of such Registration Statement (to the extent required for such Registration Statement or amendment to become effective, by declaration or ordering of effectiveness, of such Registration Statement or amendment by the SEC) to a time and date not later than two (2) Business Days after the submission of such request. No later than one (1) Business Days after the Registration Statement becomes effective, the Company shall file with the SEC the final Prospectus included in the Registration Statement pursuant to Rule 424 (or successor thereto) under the Securities Act.

Exhibit F-6

d. The Company shall use its reasonable best efforts to (i) register and qualify, in any jurisdiction where registration and/or qualification is required, the Registrable Securities covered by the Registration Statements under such other securities or “blue sky” laws of such jurisdictions in the United States as the Holders shall reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be reasonably necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be reasonably necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (d), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction, except where the Company is then already required to be so qualified, already subject to taxation or required to consent to general service of process, as applicable.

e. Subject to Section 11, as promptly as practicable after becoming aware of such event, the Company shall (i) notify each Holder that holds Registrable Securities of the happening of any event, of which the Company has knowledge, as a result of which the Prospectus included in any Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and, subject to Section 3(r), (ii) shall use its reasonable best efforts to promptly prepare a supplement or amendment to any Registration Statement to correct such untrue statement or omission, and (iii) deliver such number of copies of such supplement or amendment to each Holder as such Holder may reasonably request.

f. The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement and, if such an order is issued, to obtain the withdrawal of such order as promptly as reasonably practicable and to notify each Holder that holds Registrable Securities (and, in the event of an underwritten offering, the managing underwriters) of the issuance of such order and the resolution thereof, in each case as promptly as reasonably practicable.

g. The Company shall permit one outside legal counsel designated by the Holders (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated by the Required Holders) (“Legal Counsel”) to review such Registration Statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof but excluding the Company’s filings under the Exchange Act and excluding any amendment or supplement to a Registration Statement that is substantially similar to the Company’s filings under the Exchange Act), a reasonable period of time prior to their filing with the SEC (not less than three (3) Business Days prior to such filing) and not file any documents in a form to which Legal Counsel reasonably objects; provided that, notwithstanding the foregoing, in no event shall the Company be (i) required to file any document with the SEC which in the view of the Company or its counsel contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading or (ii) prohibited from filing any document with the SEC which the Company or its counsel reasonably believes to be required by law to be so filed.

h. The Company shall hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws or otherwise required in the context of any Registration Statement or offering of securities in which any Holder participates, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning any Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Holder prior to making such disclosure, and allow such Holder, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

Exhibit F-7

i. The Company shall use its reasonable best efforts to cause all the Registrable Securities covered by each Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, and to arrange for at least two market makers to register with FINRA as such with respect to such Registrable Securities.

j. The Company shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the initial Registration Statement.

k. The Company shall cooperate with each Holder that holds Registrable Securities being offered to facilitate the timely (i) preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to such Registration Statement, and enable such certificates to be registered in such names and in such denominations or amounts, as the case may be, or (ii) crediting of the Registrable Securities to be offered pursuant to a Registration Statement to the applicable account (or accounts) with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (DWAC) system, in any such case as such Holder may reasonably request.

l. At the reasonable request of a Holder, the Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and any Prospectus used in connection with the Registration Statement as may be necessary in order to change the plan of distribution set forth in such Registration Statement, in each case as promptly as is reasonably practicable.

m. The Company shall not, and shall not agree to, allow the holders of any Common Stock or other securities of the Company to include any of their securities (other than Registrable Securities) in any Registration Statement filed pursuant to Section 2(a) or any amendment or supplement thereto under Section 3(b) hereof without the consent of the Required Holders. In addition, the Company shall not include any securities for its own account or the account of others in any Registration Statement filed pursuant to Section 2(a) or any amendment or supplement thereto filed pursuant to Section 3(b) hereof without the consent of the Required Holders.

n. The Company shall comply in all material respects with all applicable laws related to a Registration Statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC).

o. If required by the FINRA Corporate Financing Department, the Company shall promptly effect a filing with FINRA pursuant to FINRA Rule 5110 (or successor thereto) with respect to the public offering contemplated by resales of securities under the Registration Statement (an “Issuer Filing”), and pay the filing fee required by such Issuer Filing. The Company shall use its reasonable best efforts to pursue the Issuer Filing until FINRA issues a letter confirming that it does not object to the terms of the offering contemplated by the Registration Statement.

Exhibit F-8

p. If at any time the SEC advises the Company in writing that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act, the Company shall use its reasonable best efforts to persuade the SEC that the offering contemplated by a Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to participate or have one legal counsel on behalf of all Holders participate in any meetings or discussions with the SEC regarding the SEC’s position and to comment or have their respective counsel comment on any written submission made to the SEC with respect thereto. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 3(p), the SEC refuses to alter its position, the Company shall remove from the Registration Statement such portion of the Registrable Securities as the SEC requires in writing be removed therefrom. Any such cut-back imposed by the SEC as contemplated by this Section 3(p) shall be imposed on such Registrable Securities as the Required Holders may elect, on a pro rata basis (based upon the applicable type of Registrable Securities held by each of the Holders), except to the extent otherwise required by the SEC.

q. Subject to the limitations contained herein, the Company shall use its reasonable best efforts to take all other reasonable actions arising out of its obligations under this Agreement and necessary to facilitate the disposition by the Holders of the Registrable Securities pursuant to a Registration Statement.

r. Notwithstanding anything to the contrary in Section 3(e), the Company may postpone effecting a Registration with respect to any Registration Statements that may be required pursuant to Section 2(a)(ii) or Section 3(b) or, at any time after the effective date of the applicable Registration Statement, the Company may suspend the use of any prospectus forming a part of such Registration Statement if the Company determines, based on the advice of counsel, that it would otherwise be required to disclose material non-public information concerning the Company, the disclosure of which (i) is not otherwise required (based on the advice of counsel) and which the Company has a bona fide business purpose for preserving in confidence and (ii) at the time is not, in the good faith opinion of the Company and its counsel, in the best interests of the Company (the period of such suspension, a “Grace Period”); provided, that the Company shall (i) promptly notify the Holders in writing of the existence of material non-public information giving rise to a Grace Period (provided that in each notice the Company shall not disclose the content of such material non-public information to any Holder unless otherwise requested in writing by such Holder) and the date on which the Grace Period will begin, and (ii) as soon as such date may be determined, promptly notify the Holders in writing of the date on which the Grace Period ends; and, provided, further, that (A) no Grace Period shall exceed forty-five (45) consecutive days, (B) during any three hundred sixty-five (365) day period, such Grace Periods shall not exceed an aggregate of ninety (90) days, and (C) the first day of any Grace Period must be at least forty-five (45) days after the last day of any prior Grace Period (each Grace Period that satisfies all of the requirements of this Section 3(r) being referred to as an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Holders receive the notice referred to in clause (i) and shall end on and include the later of the date the Holders receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 3(e) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 3(e) with respect to the information giving rise thereto unless such material non-public information is no longer applicable.

Exhibit F-9

s. The Company shall not grant any Person any registration rights with respect to shares of Common Stock or any other securities of the Company other than registration rights that will not adversely affect the rights of the Holders hereunder (including by limiting in any way the number of Registrable Securities that could be included in any Registration Statement pursuant to Rule 415) and shall not otherwise enter into any agreement that is inconsistent with the rights granted to the Holders hereunder; provided that the grant of registration rights to other current or future securityholders shall not in and of itself be deemed to adversely affect the rights of the Holders.

t. At all times during the Registration Period, (a) the Common Stock shall be eligible for clearing through DTC, through its Deposit/Withdrawal At Custodian (DWAC) system; (b) the Company shall be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock; (c) the transfer agent for the Common Stock shall be a participant in, and the Common Stock shall be eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program (or successor thereto); and (d) the Company shall use its reasonable best efforts to cause the Common Stock to not at any time be subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC, and, in the event the Common Stock becomes subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, the Company shall use its reasonable best efforts to cause any such “chill,” “freeze” or similar restriction to be removed at the earliest possible time.

4. OBLIGATIONS OF THE HOLDERS.

a. It shall be a condition precedent to the obligations of the Company to complete the Registration pursuant to this Agreement with respect to the Registrable Securities of a Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the Registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Holder of the information the Company requires from such Holder. Any such information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.

b. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(e) or Section 3(f), such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(e) or Section 3(f); provided, however, that the foregoing shall not prohibit or require the Holder to discontinue the settlement of any sale of Registrable Securities with respect to which an Holder has entered into a contract for sale prior to the Holder’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(e) or 3(f).

Exhibit F-10

5. RESERVED.

6. EXPENSES OF REGISTRATION. All reasonable expenses, other than underwriting discounts and commissions or other charges of any broker-dealer acting on behalf of the Investors, incurred in connection with Registrations, filings or qualifications pursuant to Section 2, including all registration, listing and qualification fees, printers and accounting fees, and the fees and disbursements of counsel for the Company shall be borne by the Company. The Company shall also reimburse the Holders for the reasonable fees and disbursements of Legal Counsel in the aggregate amount up to $35,000 per Registration in connection with Registrations pursuant to Section 2 or 3 of this Agreement.

7. INDEMNIFICATION. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

a. The Company will indemnify, hold harmless and defend (i) each Holder and (ii) the directors, officers, partners, managers, members, employees and agents of each Holder, and each Person who controls any Holder within the meaning of the Securities Act or the Exchange Act, if any, (each, an “Indemnified Person”), against any joint or several losses, claims, damages, liabilities or expenses (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, in respect thereof, “Claims”) to which any of them may become subject insofar as such Claims arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in any Registration Statement, or any amendment or supplement thereto, or any filing made under state securities laws as required hereby, or the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). The Company shall reimburse the Indemnified Person, promptly as such expenses are incurred and are due and payable, for any reasonable and documented legal fees and other reasonable and documented expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(a) shall not apply to a Claim by any Indemnified Person arising out of or based upon a Violation to the extent that such Violation occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Indemnified Person expressly for use in connection with the preparation of such Registration Statement or related Prospectus or any such amendment thereof or supplement thereto, or to any amounts paid in settlement of any Claim effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by any of the Holders pursuant to Section 10.

Exhibit F-11

b. Promptly after receipt by an Indemnified Person under this Section 7 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Claim in respect thereof is to be made against the Company under this Section 7, deliver to the Company a written notice of the commencement thereof, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnified Person, as the case may be;

provided, however, that an Indemnified Person shall have the right to retain its own counsel with the reasonable and documented fees and expenses to be paid by the Company, if, in the opinion of counsel for such Indemnified Person, the representation by such counsel of the Indemnified Person and the Company would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Company shall pay for only one separate legal counsel (plus one local counsel in each applicable jurisdiction, if necessary) for the Indemnified Persons, and such legal counsel shall be selected by the Holders. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnified Person under this Section 7, except to the extent that the Company is actually prejudiced by such failure in its ability to defend such action, and shall not relieve the Company of any liability to the Indemnified Person otherwise than pursuant to this Section 7. The Company shall not, without the prior written consent of the Indemnified Persons, consent to entry of any judgment or enter into any settlement or other compromise with respect to any Claim in respect of which indemnification or contribution may be or has been sought hereunder (whether or not any such Indemnified Person is an actual or potential party to such action or claim) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Persons of a full release from all liability with respect to such Claim or which includes any admission as to fault, culpability or failure to act on the part of any Indemnified Person. The indemnification required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as any expense, loss, damage or liability is incurred.

c. Each Holder will indemnify, hold harmless and defend (i) the Company, and (ii) the directors, officers, partners, managers, members, employees and agents of the Company, if any (each, a “Company Indemnified Person”), against any Claims to which any of them may become subject insofar as such Claims arise out of or are based upon any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities, which occurs due to the inclusion by the Company in a Registration Statement or Prospectus, or any amendment or supplement thereto, of false or misleading information about such Holder, where such information was furnished in writing to the Company by or on behalf of such Holder expressly for the purpose of inclusion in such Registration Statement or Prospectus. Notwithstanding anything herein to the contrary, the indemnity agreement contained in this Section 7(c) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Holders, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, however, that a Holder shall be liable under this Section 7(c) for only that amount of a Claim as does not exceed the net amount of proceeds received by such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement.

Exhibit F-12

d. Promptly after receipt by a Company Indemnified Person under this Section 7 of notice of the commencement of any action (including any governmental action), such Company Indemnified Person shall, if a Claim in respect thereof is to be made against any Holder under this Section 7, deliver to such Holder a written notice of the commencement thereof, and such Holder shall have the right to participate in, and, to the extent such Holder so desires, to assume control of the defense thereof with counsel mutually satisfactory to such Holder and such Company Indemnified Person. No Holder shall, without the prior written consent of the Company, consent to entry of any judgment or enter into any settlement or other compromise with respect to any Claim in respect of which indemnification or contribution may be or has been sought by any Company Indemnified Person hereunder (whether or not any such Company Indemnified Person is an actual or potential party to such action or claim) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Company Indemnified Persons of a full release from all liability with respect to such Claim or which includes any admission as to fault, culpability or failure to act on the part of any Company Indemnified Person.

8. CONTRIBUTION. If for any reason the indemnification provided for in Section 7(a) or 7(c) (as applicable) is unavailable to an Indemnified Person or Company Indemnified Person (as applicable) or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the Indemnified Person or Company Indemnified Person (as applicable) as a result of the Claim in such proportion as is appropriate to reflect the relative fault of the Indemnified Person or Company Indemnified Person (as applicable) and the indemnifying party (provided that the relative fault of any Company Indemnified Person shall be deemed to include the fault of all other Company Indemnified Persons), as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a Holder be greater in amount than the net amount of proceeds received by such Holder as a result of the sale of Registrable Securities giving rise to such contribution obligation pursuant to the applicable Registration Statement (net of the aggregate amount of any damages or other amounts such Holder has otherwise been required to pay (pursuant to Section 7(c) or otherwise) by reason of such Holder’s untrue or alleged untrue statement or omission or alleged omission).

9. REPORTS UNDER THE 1934 ACT. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration, the Company agrees to, during the period when there are Registrable Securities outstanding (or deemed hereunder to be outstanding):

a. make and keep public information available, as those terms are understood and defined in Rule 144;

Exhibit F-13

b. file with the SEC in a timely manner (without giving effect to any extensions pursuant to Rule 12b-25 under the Exchange Act) all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

c. remain continuously subject to the reporting requirements under the Exchange Act for a period of at least one year following the date of this Agreement;

d. so long as any of the Holders owns Registrable Securities, promptly upon request, furnish to such Holder (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act as required for applicable provisions of Rule 144 and (ii) such other information as may be reasonably requested to permit such Holder to sell such Registrable Securities pursuant to Rule 144 without registration.

10. LEGEND REMOVAL.

a. The Registrable Securities held by any Holder (and any certificates or electronic book entries evidencing the Registrable Securities) shall not contain or be subject to (and such Holder shall be entitled to removal of) any legend (or stop transfer or similar instruction) restricting the transfer thereof (including any legend pertaining to restrictions on transfer under Applicable Securities Laws) if : (i) (A) a Registration Statement covering the sale or resale of such securities is effective under the Securities Act, or (B) such Holder provides customary paperwork to the effect that it has sold, or is selling substantially contemporaneously with the delivery of such paperwork, such securities pursuant to such a Registration Statement or Rule 144 under the Securities Act, or (C) such securities are eligible for sale under Rule 144(b)(1) under the Securities Act as set forth in customary, non-affiliate certifications provided by such Holder, or (D) at any time on or after the date hereof such Holder certifies that it is an “affiliate” (within the meaning of such term under Rule 144 under the Securities Act) of the Company (a “Rule 144 Affiliate”), and has not been a Rule 144 Affiliate for the preceding three (3) months, and that such Holder’s holding period for purposes of Rule 144 (including, for the avoidance of doubt, subsection (d)(3)(ii) thereof) is at least six (6) months, and if such holding period is less than one (1) year, the current public information requirement of Rule 144(b)(1) is then met, or (E) legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company and (ii) in each case, such Registrable Securities are not subject to the Lock-Up, to the extent applicable (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the transfer agent for the Common Stock (the “Transfer Agent”) (with a copy to each Holder), promptly (and in any event within three (3) Business Days) after such time as any of the Unrestricted Conditions has been satisfied with respect to any Registrable Securities (which in the case of Registrable Securities that are not subject to the Lock-Up, shall be the Registration Effective Date), if the Transfer Agent requires such an opinion to effect the issuance of such Registrable Securities, as applicable, without a restrictive legend or removal of the legend hereunder.

b. The Company agrees that at such time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 10 in respect of any Registrable Securities, which in the case of Registrable Securities that are not subject to the Lock-Up shall include any time following the Registration Effective Date,, it will, no later than the earlier of (x) (1) Trading Day and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery by a Holder to the Company or the Transfer Agent of the Registrable Securities issued with a restrictive legend, deliver or cause to be delivered to such Holder or its designee the Registrable Securities free from all restrictive and other legends (or similar notations) by crediting the account of such Holder’s prime broker with DTC, through its DWAC system.

Exhibit F-14

11. LOCK-UP.

a. Each Holder agrees that during the period commencing on the date hereof and ending at 11:59 p.m. (New York City time) on the one hundred twentieth (120th) day following the date hereof (the “Lock-Up Period”), without the prior written approval of the Company, such Holder shall not lend, offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (“Transfer”), any Restricted Shares; provided, that:

(i) on the date that is sixty (60) days following the Closing (the “First Lock-Up Release Date”), the Merger Warrant Shares issuable upon exercise of the Tranche 1 Closing Share Warrants shall be released from the Lock-Up, shall cease to be “Restricted Shares” and shall become freely tradeable (subject only to restrictions on transfer under Federal securities laws described in Section 10), and

(ii) on the date that is one hundred and twenty (120) days following the Closing (the “Second Lock-Up Release Date” and, together with the First Lock-Up Release Date, the “Lock-Up Release Dates”), Merger Warrant Shares issuable upon exercise of the Tranche 2 Closing Share Warrants shall be released from the Lock-Up and shall become freely tradeable (subject only to restrictions on transfer under Federal securities laws described in Section 10), and the Lock-Up shall terminate and be of no further force or effect (and none of the Registrable Securities shall be deemed Restricted Shares).

b. Notwithstanding the foregoing, a Holder shall at all times be permitted to Transfer the Restricted Shares (or any portion thereof): (i) to its affiliates, (ii) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Significant Company Shareholder or its Affiliates, (iii) to any direct or indirect equityholders or limited partners of a Significant Company Shareholder, (iv) to any family member or any Affiliate of any family member of a Holder, (v) to a charitable organization through a charitable distribution, and (vi) pursuant to a bona fide take-over bid, tender offer or similar transaction made to all holders of Common Stock, including without limitation, a merger, arrangement or amalgamation, involving a change of control of the Company and provided that in the event the take-over, tender offer or acquisition transaction is not completed, such Restricted Shares shall remain subject to the Lock-Up (unless released from the Lock-Up to the extent provided in Section 11(a)); provided that in the case of each of (i) through (v), such Transfer is without consideration and the applicable transferee remains subject to the Lock-Up.

Exhibit F-15

c. The Restricted Shares shall be subject to a restrictive legend (the “Lock-Up Legend”) in substantially the following form; provided that such legend shall be removed as and when provided in Section 10; and provided, further, that upon any exercise of a Closing Share Warrant a time when any Unrestricted Condition is satisfied with respect thereto, the shares of Common Stock issuable upon such exercise shall be issued free of any restrictive legend:

THE OFFER AND SALE OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THIS SECURITY AND THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

12. ASSIGNMENT OF REGISTRATION RIGHTS. The rights under this Agreement shall be automatically assignable by each Holder to any transferee of all or any portion of the Registrable Securities or all or any portion of such Holder’s rights under the CPA if: (i) such Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned, and (iii) at or before the time the Company receives the written notice contemplated in clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein as applicable to a Holder. In the event that the Company receives written notice from a Holder that it has transferred all or any portion of its Registrable Securities pursuant to this Section 12, the Company, within ten (10) days, shall file any amendments or supplements necessary to keep a Registration Statement current, effective and available for the resale of all of the Registrable Securities pursuant to Rule 415. The Company shall not assign this Agreement or any rights or obligations hereunder, except after obtaining the prior written consent of the Required Holders.

Exhibit F-16

13. MATERIAL NON-PUBLIC INFORMATION.

a. From and after the date hereof, the Company shall not, and shall cause each of its Affiliates, representatives and agents to not, provide any Holder or any Holder’s Affiliates, representatives or agents, with any material nonpublic information regarding the Company, any of its Affiliates or any other Person (“MNPI”) without the express prior written consent of such Holder. The Company hereby acknowledges and agrees that neither any Holder nor any of their respective Affiliates shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI (i) provided by, or on behalf of, the Company, any of its Affiliates or any of their respective officers, directors, employees, attorneys, agents or representatives or (ii) otherwise possessed (or continued to be possessed) by any Holder (or any Affiliate, agent or representative thereof) as a result of any breach or violation of any of the covenants set forth in this Agreement or the Merger Agreement requiring the Company to publicly disclose information in a press release, filing with the SEC or otherwise (collectively, the “Disclosure Covenants”).

b. Notwithstanding anything to the contrary herein, in the event that the Company believes that a notice or communication to any Holder or any Holder’s Affiliates, attorneys, agents or representatives contains MNPI, the Company shall, prior to the delivery of such notice or communication, (i) so indicate to such Holder, and such indication shall provide such Holder the means to refuse to receive such notice or communication, and in the absence of any such indication, such Holder, the other holders of the Registrable Securities and their respective Affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute MNPI and (ii) provide such notice or communication to counsel to such Holder (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by such Holder). In the event that the Company either (A) fails to indicate that a notice or communication to a Holder contains MNPI or otherwise provides any Holder with MNPI without such Holder’s prior written consent or (B) provides such notice or communication to any Holder notwithstanding any such Holder’s refusal in writing to receive such notice or communication, such Holder shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise of the applicable MNPI without the prior approval by the Company or any of its Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, and no Holder (nor any of its Affiliates, agents or representatives) shall have any liability to the Company or any of its Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, stockholders, attorneys, representatives or agents for any such disclosure.

c. Notwithstanding the foregoing, to the extent the Company reasonably and in good faith determines that it is necessary to disclose MNPI to any Holder for purposes relating to this Agreement or the Merger Agreement(a “Necessary Disclosure”), the Company shall inform counsel to such Holder (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by such Holder) of such determination without disclosing the applicable MNPI, and the Company and such counsel on behalf of such Holder shall endeavor to agree upon a process for making such Necessary Disclosure to the applicable Holder or its representatives that is mutually acceptable to such Holder and the Company (an “Agreed Disclosure Process”). Thereafter, the Company shall be permitted to make such Necessary Disclosure (only) in accordance with the Agreed Disclosure Process. The Company acknowledges and agrees that the Holders and their Affiliates will rely upon the foregoing representations, warranties and agreements and the other disclosure obligations of the Company hereunder in effecting transactions in Common Stock and other securities of the Company and other Persons.

Exhibit F-17

14. MISCELLANEOUS.

a. A Person is deemed to hold, and be a holder of, shares of Common Stock or other Registrable Securities whenever such Person owns of record or beneficially through a “street name” holder such shares of Common Stock or other Registrable Securities (or the Closing Share Warrants or Parent Share Warrants upon exercise of which such Registrable Securities are directly or indirectly issuable, without giving effect to any limitation on exercise thereof) or may become entitled to under the CPA, and solely for purposes hereof, Registrable Securities shall be deemed outstanding to the extent they are or may become directly or indirectly issuable under the CPA or upon exercise of any Closing Share Warrants or Parent Share Warrants (in each case, without giving effect to any limitation on exercise thereof), assuming the maximum amount of Milestone Payments become payable thereunder and the Company elects to satisfy all of its obligations to make such payments through the issuance and delivery of Contingent Payment Shares or Parent Warrant Shares. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities (or Closing Share Warrants or Parent Share Warrants).

b. Any notices required or permitted to be given under the terms hereof shall be delivered personally or by courier (including a recognized overnight delivery service) or by electronic mail and shall be effective upon receipt, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

CorMedix Inc.
300 Connell Drive, Suite 4200
Berkeley Heights, NJ 07922
Attention: Joseph Todisco and Beth Zelnick Kaufman
Email: [***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, New York 10019
Attention: Jared Fertman and Andrew Marmer
Email: [***]

If to a Holder, to the address set forth in such Holder’s signature page to this Agreement.

The Company shall provide notice to each Holder, and each Holder shall provide notice to the Company, of any change in such party’s address.

c. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

Exhibit F-18

d. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof that would result in the application of the substantive laws of any other jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the state of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If any party commences an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the adverse parties to such action for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

e. This Agreement, the Merger Agreement, the CPA, the Closing Share Warrants, the Parent Share Warrants and the instruments referenced herein and therein (collectively, the “Transaction Documents”), constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. This Agreement and the other Transaction Documents (including all schedules and exhibits hereto and thereto) supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

f. Subject to the requirements of Section 11 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto, and the provisions of Sections 7 and 8 hereof shall inure to the benefit of, and be enforceable by, each Indemnified Person and Company Indemnified Person (as applicable).

g. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with written consent of the Company and the Required Holders. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon each of the Holders and the Company.

h. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Exhibit F-19

i. This Agreement and any amendments hereto may be executed and delivered in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission, by e-mail delivery of a “.pdf” format data file or by other electronic means, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, “.pdf” or other electronic signature page were an original thereof. No party hereto shall raise the use of a facsimile machine, e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine, e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

j. Each of the parties hereto acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the non-breaching part(y)(ies) hereto by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the parties acknowledge that the remedy at law for breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by any party hereto of any of the provisions hereunder, that the non-breaching party shall be entitled, in addition to all other available remedies in law or in equity, to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

k. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

l. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

m. In the event a Holder shall sell or otherwise transfer any of such holder’s Registrable Securities, each transferee shall be allocated a pro rata portion of the number of Registrable Securities included in a Registration Statement for such transferor.

n. There shall be no oral modifications or amendments to this Agreement. This Agreement may be modified or amended only in writing signed by the Company and the Required Holders, and any amendment or modification so adopted shall be binding upon all of the Holders.

Exhibit F-20

o. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no provision of this Agreement (or any other Transaction Document) is intended to confer any obligations on any Holder vis-à-vis any other Holder. Nothing contained herein (or in any Transaction Document), and no action taken by any Holder pursuant hereto (or thereto), shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein (or therein).

p. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Agreement, (ii) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iii) the use of the word “include,” “includes” and “including” in this Agreement shall be by way of example rather than limitation, and (iv) the word “or” is not exclusive (i.e., “or” shall mean “and/or”).

q. The provisions of this Agreement that refer to a number of shares of Common Stock or a number of Registrable Securities shall be appropriately adjusted for any stock split or other subdivision of outstanding Common Stock, combination of outstanding Common Stock (including by reverse stock split), payment of a stock dividend in shares of Common Stock, , or other similar transaction of such character that outstanding shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares of Common Stock.

[Remainder of page left intentionally blank]

[Signature page follows]

Exhibit F-21

IN WITNESS WHEREOF, the undersigned Holders and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

CORMEDIX INC.

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Exhibit F-22

IN WITNESS WHEREOF, the undersigned Holders and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

HOLDERS:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., Its General Partner
By:	J.E. Flynn Capital III, LLC, Its General Partner

By:
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P., Its General Partner
By:	J.E. Flynn Capital IV, LLC, Its General Partner

By:
Name:	David J. Clark
Title:	Authorized Signatory

c/o Deerfield Management Company, L.P.

345 Park Avenue South, 12 Floor

New York, NY 10010

Attn: David J. Clark

E-mail: [***]

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661

Attn: Mark D. Wood and Jonathan D. Weiner

Email: mark.wood@katten.com and jonathan.weiner@katten.com

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Exhibit F-23

EXHIBIT G

Form of Escrow Agreement

[Omitted]

Exhibit G-1

EXHIBIT H

Form of Letter of Transmittal

[Omitted]

Exhibit H-1

EXHIBIT I

Form of Optionholder Notice

[Omitted]

Exhibit I-1

EXHIBIT J

Form of Spreadsheet

[Omitted]

Exhibit J-1

EXHIBIT K

Form of Feptanbli Assignment Agreement

[Omitted]

Exhibit K-1

EXHIBIT L

Form of TOPROL Acquisition Agreement

[Omitted]

Exhibit L-1

EXHIBIT M

Form of Closing Share Warrants

[See attached]

Exhibit M

[THE OFFER AND SALE OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.]1

PRE-FUNDED WARRANT
TO PURCHASE
SHARES OF COMMON STOCK
OF

CORMEDIX, INC.

Original Issue Date: [___]	No. [__]

FOR VALUE RECEIVED, the undersigned, CorMedix, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), hereby certifies that [___________] or any transferee, assignee or other subsequent holder hereof (the “Holder”) is entitled to subscribe for and purchase, at the Exercise Price per share, the Warrant Share Number of duly authorized, validly issued, fully paid and non-assessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). This Warrant is issued pursuant to that certain [Agreement and Plan of Merger, by and among the Company, Coriander BidCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Melinta Therapeutics, LLC and Deerfield Private Design Fund IV, L.P., solely in its capacity as the Members’ Representative, dated as of [●], 2025 (together with all exhibits and schedules thereto and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”)] / [Contingent Payment Agreement, dated as of [●], 2025 (together with all exhibits and schedules thereto and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Contingent Payment Agreement”), by and among Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P., the Company, Melinta Therapeutics, LLC and Deerfield Private Design Fund IV, L.P., solely in its capacity as representative]. The Common Shares (as defined below) issuable hereunder (the “Warrant Shares”) are entitled to the benefits of the Registration Rights Agreement (as defined below). Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 8 hereof or, if not specified in Section 8 hereof, the respective meanings ascribed thereto in the [Merger Agreement]/[Contingent Payment Agreement].

[1]	NTD: Legend to be included in the form of Closing Share Warrant. The form of Parent Share Warrant to be included in the Contingent Payment Agreement will not bear a restrictive legend.

Exhibit M-1

1. Term. The right to subscribe for and purchase Warrant Shares represented hereby commences on the Original Issue Date and shall expire at such time as this Warrant shall have been exercised in full (such period being the “Term”).

2. Exercise Price; Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a) Exercise Price. The aggregate exercise price of this Warrant, except for a nominal exercise price of $0.001 per Warrant Share, was pre-funded to the Company on or prior to the Original Issue Date by virtue of its issuance pursuant to the [Merger Agreement] / [Contingent Payment Agreement] and, consequently, no additional consideration (other than the nominal exercise price of $0.001 per Warrant Share) shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever. The remaining unpaid exercise price per share of Common Stock under this Warrant shall be $0.001, subject to adjustment hereunder (the “Exercise Price”).

(b) Exercise of Warrant. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time during the Term by delivering to the Company (by electronic mail or otherwise in accordance with Section 11) written notice of such exercise in the form attached hereto as Exhibit A (each, an “Exercise Form”) and the applicable Exercise Price, which may be satisfied by a Cash Exercise or a Cashless Exercise (as each is defined below), for each Warrant Share as to which this Warrant is being exercised. The “Exercise Date” in respect of each exercise of this Warrant shall be defined as the date that the Exercise Form in respect of such exercise is delivered to the Company in accordance with the terms hereof.

(c) Cash Exercise. The Holder may pay the Exercise Price in respect of any Warrant Share(s) in cash (a “Cash Exercise”). In the case of a Cash Exercise, within one (1) Trading Day (or, if less, the number of Trading Days comprising the Standard Settlement Period on the Exercise Date) following the Exercise Date as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Exercise Form by wire transfer or cashier’s check drawn on a United States bank.

(d) Net Issue Exercise. In lieu of paying the Exercise Price in respect of any Warrant Share(s) in cash, the Holder, at its option, may exercise this Warrant (in whole or in part) on a cashless basis by making appropriate notation on the applicable Exercise Form (provided, that in the absence of any indication as to whether an Exercise Form relates to a cash exercise or a Cashless Exercise, the exercise pursuant to such Exercise Form shall be deemed to be Cashless Exercise), in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula (a “Cashless Exercise”):

Where:	X	= the number of the Warrant Shares to be issued to the Holder.
	Y	= the number of Warrant Shares with respect to which the Warrant is exercised.
	A	= the fair market value of one share of Common Stock on the Exercise Date.
	B	= the Exercise Price (as adjusted to the date of such calculation).

Exhibit M-2

For purposes of this Section 2(c), the “fair market value” of one share of Common Stock on the date of determination shall mean:

(i) if the Market Price can be calculated in accordance with the definitions of “Market Price” and “Volume Weighted Average Price,” the Market Price per share of Common Stock as of the Exercise Date; and

(ii) if the Market Price cannot be calculated in accordance with the definitions of “Market Price” and “Volume Weighted Average Price,” the fair market value of a share of Common Stock shall be such fair market value as determined in good faith by the Company in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose; provided that the Holder shall have a right to receive from the Company the calculations performed to arrive at such fair market value and a copy of the opinion of such investment banking firm and any report prepared by such investment banking firm and delivered to the Company in connection therewith.

The date of determination for purposes of this Section 2(c) shall be the date the Exercise Form is delivered by the Holder to the Company.

(e) Issuance of Warrant Shares and New Warrant. In the event of any exercise of the purchase rights represented by this Warrant in accordance with the terms hereof, the Warrant Shares issuable upon such exercise shall be delivered by the Company, (i) in the case of an exercise at a time when any of the Unrestricted Conditions is met as of the Exercise Date in respect of such Warrant Shares, by causing the Company’s designated transfer agent (“Transfer Agent”) to electronically transmit the Warrant Shares issuable upon such exercise to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company (“DTC”), through its Deposit/Withdrawal at Custodian (“DWAC”) system, as specified in the relevant Exercise Form, no later than the later of (x) one (1) Trading Day (or, if less, the number of Trading Days comprising the Standard Settlement Period) after the relevant Exercise Date and, (y) in the case of a Cash Exercise, one (1) Trading Day after the date the applicable aggregate Exercise Price is received by the Company, provided that a delay in delivering the Warrant Shares in accordance with this clause (i) to the extent it is caused solely by a failure by the Holder or its designee to accept such DWAC transmission shall not be deemed a breach of this Section 2(d), or (ii) in the case of an exercise at a time when the Warrant Shares issuable upon such exercise are required to bear a restrictive legend pursuant to Section 2(f)(ii) because none of the Unrestricted Conditions is met in respect thereof, issue and dispatch by overnight courier to the address as specified in the Exercise Form, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, within five (5) Trading Days after the relevant Exercise Date. Upon the exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, if applicable, as shall be necessary to enable the Transfer Agent to transmit to the Holder in accordance with this Section 2(d) the number of Warrant Shares issuable upon such exercise. The Company warrants that no instructions other than these instructions have been or will be given to the Transfer Agent in respect of the Warrant Shares and that the Warrant Shares will not contain any legend or be subject to any stop transfer or similar instruction if any of the Unrestricted Conditions is met in respect thereof. Upon the delivery of an Exercise Form in accordance with Section 2(a), the Holder shall be deemed for all purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s or its designee’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. The Holder shall not be required to physically surrender this Warrant to the Company, except as provided in Section 2(e) in connection with a transfer of this Warrant. Execution and delivery of an Exercise Form with respect to a partial exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the remaining number of Warrant Shares. The Holder and any assignee of the Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the Warrant Share Number (and, therefore, the number of Warrant Shares available for purchase hereunder) at any given time may be less than the amount stated herein.

Exhibit M-3

(f) Transferability of Warrant. Subject to Section 2(f)(iii), [following the Lock-Up Release Date]2, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment Form in the form attached hereto as Exhibit B. Within three (3) Trading Days of such surrender and delivery (the “Transfer Delivery Period”), the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly thereafter be cancelled. Notwithstanding anything herein to the contrary, this Warrant, if properly assigned in accordance herewith, may be exercised by a new Holder for the purchase of Warrant Shares immediately upon such assignment without having a new Warrant issued. The Holder shall pay any Transfer Taxes (as such term is defined in Section 5(b) below) imposed in connection with such transfer or assignment (if any).

(g) Restrictive Legend.

(i) The Holder understands that[, in addition to any legend required or permitted under the Registration Rights Agreement prior to the Lock-Up Release Date,] until such time as [this Warrant and]3 the Warrant Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, [this Warrant and] the Warrant Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities) (the “Securities Law Legend”):

“THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

[2]	NTD: To be included in Closing Share Warrants subject to the Lock-Up (as defined in the Registration Rights Agreement).

[3]	NTD: References to “this Warrant” to be included in the Closing Share Warrant. References to “this Warrant” will not be included in the Parent Share Warrant.

Exhibit M-4

(ii) This Warrant and Warrant Shares (and any certificates or electronic book entries evidencing the Warrant Shares) shall not contain or be subject to (and Holder shall be entitled to removal of) any legend (or stop transfer or similar instruction) restricting the transfer thereof (including the Securities Law Legend): if [(i)] (A) a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such securities is effective under the Securities Act, or (B) the Holder provides customary certifications to the effect that it has sold, or is selling substantially contemporaneously with the delivery of such certifications, such securities pursuant to such a registration statement or Rule 144 under the Securities Act, or (C) such securities are eligible for sale under Rule 144(b)(1) under the Securities Act as set forth in customary, non-affiliate certifications provided by the Holder, or (D) at any time on or after the date hereof that the Holder certifies that it is not a Rule 144 Affiliate and that the Holder’s holding period for purposes of Rule 144 (including, for the avoidance of doubt, subsection (d)(3)(ii) thereof) of at least six (6) months, and if such holding period is less than one (1) year, the current public information requirement of Rule 144(b)(1) is then met, or (E) such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or as set forth in a legal opinion delivered by Katten Muchin Rosenman LLP or other nationally recognized counsel to the Holder; [and (ii) in each case, the Lock-Up Release Date shall have occurred]4 (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent, promptly after any of the Unrestricted Conditions has been satisfied, if required by the Transfer Agent to effect the issuance of this Warrant or the Warrant Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of the Warrant Shares then such Warrant Shares shall be issued free of all legends and stop-transfer instructions. The Company agrees that following any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 2(f), it will, no later than the earlier of (x) one (1) Trading Day and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery by the Holder to the Company or the Transfer Agent of the Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to the Holder or its designee the Warrant Shares free from all restrictive and other legends (or similar notations) by crediting the account of the Holder’s prime broker with DTC, through its DWAC system. The Company acknowledges and agrees that, if the Holder delivers a certification that it is not an “affiliate” of the Company (as such term is used under Rule 144 under the Securities Act) and has not been an Affiliate for a period of three (3) months, then from and after the delivery thereof, the Holder shall be deemed to have certified that it is not an “affiliate” of the Company (as such term is used under Rule 144 under the Securities Act) upon each delivery of an Exercise Form, unless the Holder otherwise advises the Company in writing. For purposes of Rule 144 under the Securities Act and subsection (d)(3)(ii) thereof, it is intended, understood and acknowledged that (X) this Warrant shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, on [_____]5 [(i.e., the date of the Contingent Payment Agreement pursuant to which this Warrant was issued)]6, and (Y) the Warrant Shares issuable upon any exercise of this Warrant pursuant to a Cashless Exercise shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, on such date. The Holder, by acceptance hereof, acknowledges and agrees that the removal of any restrictive legends from any securities as set forth in this Section 2(f)(ii) is predicated upon the Company’s reliance that the Holder will sell such securities pursuant to either the registration requirements of the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold while such registration statement is effective and available for resales of such securities, in compliance with the plan of distribution set forth therein.

[4]	NTD: Clause (ii) will only be included in Closing Share Warrants subject to the Lock-Up (as defined in the Registration Rights Agreement).
[5]	NTD: Insert the Closing Date under the Merger Agreement.

[6]	NTD: Bracketed language to be included in the Parent Share Warrant (and not the Closing Share Warrant).

Exhibit M-5

(iii) The Holder covenants that it will not sell or otherwise transfer any Warrants or Warrant Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration and prospectus-delivery requirements of the Securities Act.

(h) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. If pursuant to an exercise of this Warrant the Holder would be entitled to a fractional Common Share, then either (i) the number of Common Shares issuable upon such exercise shall be rounded up to the next higher whole number of Common Shares or (ii) the Company will pay, in lieu of delivering such fractional share, a cash amount equal to the product of the related fraction and the Volume Weighted Average Price per share of Common Stock on the trading day immediately before the related Exercise Date.

(i) Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

(j) No Rights of Stockholders. Except as otherwise provided herein, including in Section 4(b), the Holder shall not be entitled to vote or be otherwise deemed the holder of Common Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose under this Agreement, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings.

Exhibit M-6

(k) Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant (or issue any Warrant Shares thereupon), and the Holder shall not have the right to exercise any portion of this Warrant or acquire Warrant Shares pursuant to Section 2(c) or otherwise, to the extent that after giving effect to such exercise as contemplated by the applicable Exercise Form, the number of Common Shares then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares beneficially owned by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) (the “Attribution Parties”), would exceed [4.9]7% of the total number of Common Shares issued (excluding treasury shares) (the “Beneficial Ownership Limitation”); provided, however, that the Beneficial Ownership Limitation shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, the Holder may rely on the number of outstanding Common Shares as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to the Holder the number of Common Shares outstanding as provided in the next sentence (in which case the Holder may rely upon such confirmation); provided, that the number of outstanding shares of Common Stock for such purposes shall be determined after giving effect to the exercise or conversion of securities of the Company, including this Warrant, any other warrants and any convertible notes, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm in writing to the Holder the number of Common Shares then outstanding. Each delivery of an Exercise Form by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of Common Shares requested in such Exercise Form is permitted under this paragraph.

(l) Buy-in. In addition to any other rights or remedies available to the Holder under this Warrant, the Merger Agreement or any Ancillary Agreement or otherwise at law or in equity, at the written election of the Holder made in the Holder’s sole discretion, if, on or after the last day of the Delivery Period in respect of such Exercise, the Holder or its brokerage firm purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder was entitled to receive upon such exercise (such purchased shares, “Buy-In Shares”), the Company shall (1) be obligated to promptly pay to the Holder (in addition to all other available remedies that the Holder may otherwise have), 100% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by the Holder from the sale of a number of shares equal to up to the number of Warrant Shares such Holder was entitled to receive but had not received on or before the last day of such Delivery Period Date, and (2) at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored (and refund the Exercise Price therefor, to the extent paid by Holder), or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Common Shares upon exercise of this Warrant as required pursuant to the terms hereof

[7]	NTD: Deerfield to confirm the level of the Beneficial Ownership Limitation (i.e., 4.9% or 9.9%).

Exhibit M-7

(m) Void Exercise Form. If for any reason the Holder has not received all of the Warrant Shares (free of any restrictive legend, provided that any Unrestricted Condition is satisfied) prior to the tenth (10th) Business Day after the expiration of the Delivery Period with respect to an exercise of this Warrant in accordance with Section 2(d), then the Holder, upon written notice to the Company by facsimile or electronic mail (a “Void Exercise Notice”), may void its Exercise Form with respect to, and retain or have returned, as the case may be, any portion of this Warrant with respect to which Warrant Shares have not been delivered pursuant to the Holder’s Exercise Form.

3. Certain Representations and Agreements. The Company represents, covenants and agrees:

(a) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b) All Warrant Shares issuable upon the exercise of, or otherwise pursuant to, this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all taxes, liens and charges. As of the Original Issue Date, the Company has reserved from its authorized and unissued Common Shares, exclusively for issuance upon exercise of this Warrant, and from and after the Original Issue Date the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting exercises of this Warrant, such number of Common Shares as shall from time to time be sufficient to effect the exercise of this Warrant in full for cash (without giving effect to the Beneficial Ownership Limitation); and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the exercise of this Warrant in full, the Company will use reasonable best efforts to take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, calling a special meeting of stockholders and/or any other relevant corporate body to amend the Company’s charter increasing the authorized share capital of the sufficiently high to meet the Company’s obligations under this Section 3(b).

(c) The Company shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such exercise.

(d) The Company will use its reasonable best efforts to procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the principal stock exchange on which the Common Stock is then listed or traded.

Exhibit M-8

4. Adjustments and Other Rights. The Exercise Price and Warrant Share Number shall be subject to adjustment from time to time as follows; provided, that no single event shall cause an adjustment or distribution under more than one subsection of this Section 4 so as to result in duplication.

(a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (i) pay or make a dividend or make a distribution on its Common Stock in Common Shares, (ii) split, subdivide or reclassify the outstanding Common Shares into a greater number of shares or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares, the Warrant Share Number at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of Common Shares which such Holder would have owned or been entitled to receive in respect of the Common Shares subject to this Warrant after such date had such Holder held a number of Common Shares equal to the Warrant Share Number immediately prior to such record date or effective date, as the case may be. In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the Warrant Share Number before the adjustment determined pursuant to the immediately preceding sentence and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new Warrant Share Number determined pursuant to the immediately preceding sentence.

(b) Distributions. Notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 2(i)), the Holder, as the holder of this Warrant, shall be entitled to receive, and shall be paid by the Company, any dividend paid or distribution of any kind made to the holders of Common Stock, other than a dividend or distribution resulting in an adjustment pursuant to Section 4(a), to the same extent as if the Holder had exercised this Warrant in full in a Cash Exercise (without regard to the Beneficial Ownership Limitation or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) and had held such Warrant Shares on the record date for such dividend or distribution (or, if there is no record date therefor, on the date of such dividend or distribution). Payments or distributions under this Section 4(b) shall be made concurrently with the dividend or distribution to holders of the Common Stock.

Exhibit M-9

(c) Purchase Rights. If at any time on or after the Original Issue Date, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property, in each case pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), and such grant, issuance or sale does not result in a dividend or distribution resulting in an adjustment pursuant to Section 4(a) or a distribution to the Holder pursuant to Section 4(b), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had exercised this Warrant in full in a cash exercise (without regard to the Beneficial Ownership Limitation or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) and had held such Warrant Shares on the record date for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights. As used in this Section 9(c), (i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities and (ii) “Convertible Securities” mean any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(d) Organic Change.

(i) If, at any time while this Warrant is outstanding an Organic Change is consummated or otherwise occurs, then, upon exercise of this Warrant, the Holder shall be entitled to receive in lieu of (or in addition to, as the case may be) the Warrant Shares, the kind and amount of securities, cash or other property of the Company or the Successor Entity, as the case may be, resulting from such Organic Change, which a Holder of the Warrant Share Number (at the time of such Organic Change and, for the avoidance of doubt, without regard to the Beneficial Ownership Limitation or any other restriction or limitation on exercise and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) of Warrant Shares would have been entitled to receive upon consummation of such Organic Change if such Warrant Shares had been outstanding immediately prior to such Organic Change; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted (pursuant to a written agreement in form and substance reasonably satisfactory to the Holder) so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. If holders of Common Shares are given any choice as to the kind and/or amount of stock and/or other securities or property (including cash) to be received in an Organic Change, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Organic Change.

(ii) The Company shall cause any acquiring, surviving or successor entity in an Organic Change in which the Company does not survive as the parent entity (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the Registration Rights Agreement in accordance with the provisions hereof and thereof pursuant to written agreements in form and substance approved by the Holder (which approval shall not be unreasonably withheld, conditioned or delayed), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant. Upon the occurrence of any such Organic Change in which there is a Successor Entity, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Organic Change, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the Registration Rights Agreement with the same effect as if such Successor Entity had been named as the Company herein and therein.

Exhibit M-10

(e) Other Events. If any event of the type contemplated by the provisions of Section 4(a), 4(b), 4(c) or 4(d) or any other provision hereof that provides for an adjustment of Exercise Price, the Warrant Share Number, or the number and class of shares of capital stock issuable upon exercise of this Warrant, but not expressly provided for by any such provision occurs, then the Company shall make an appropriate adjustment in the Exercise Price, the Warrant Share Number and/or number and class of shares of capital stock issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with such provisions; provided, that no such adjustment shall increase the Exercise Price or decrease the Warrant Share Number except as otherwise determined pursuant to the express provisions of Section 4(a).

(f) Calculations. All calculations under this Section 4 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (l/10th) of a share, as the case may be.

(g) Notice of Adjustments. Whenever the Exercise Price or the Warrant Share Number shall be adjusted as provided in this Section 4, the Company shall as promptly as practicable prepare and make available to the Holder a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price and Warrant Share Number that shall be in effect after such adjustment.

(h) Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(i) Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take such actions as are necessary, which may include obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable Common Shares (and any other securities, if applicable) that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 4.

5. Taxes; HSR.

(a) Taxes. The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from the issuance of this Warrant and any payment or issuance made under, from the execution, delivery, performance, enforcement or otherwise with respect to, this Warrant, including upon the issuance of Warrant Shares or other securities issued upon the exercise hereof.

Exhibit M-11

(b) HSR Submissions.  If the Holder determines in good faith that the exercise of this Warrant is subject to notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), each of the Company and the Holder agrees to (i) cooperate with the other party in the other party’s preparing and making such submission and any responses to inquiries of the Federal Trade Commission (“FTC”) and/or Department of Justice (“DOJ”); and (ii) prepare and make any submission required to be filed by the Company or the Holder, as applicable, under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith. The Company shall pay, or reimburse the Holder for, the costs of any required filing fees for any submissions under the HSR Act. Where the Holder notifies the Company that, pursuant to this section, the Holder has determined that an HSR filing is required, the Company shall not issue Warrant Shares until the expiration or early termination of the applicable waiting period under the HSR Act.

6. Dispute Resolution. In the case of a dispute between the Company and the Holder as to the determination of the Exercise Price, Market Price or Volume Weighted Average Price, the Company shall issue, or instruct the Transfer Agent to issue, as applicable, to the Holder the number of Warrant Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via email within one (1) Business Day of receipt or deemed receipt of the Holder’s Exercise Form or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Exercise Price, Market Price or Volume Weighted Average Price within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via email (A) the disputed determination of the Exercise Price, Market Price or Volume Weighted Average Price, as applicable, to an independent, reputable investment banking firm selected by the Company and subject to the approval of the Holder (such consent not to be unreasonably withheld, conditioned or delayed), or (B) in the case of a dispute as to the arithmetic calculation of the Exercise Price or the arithmetic calculation of the Volume Weighted Average Price, to an independent registered public accounting firm selected by the Company, subject to the approval of the Holder. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Neither the Holder nor the Company shall have the right to dispute any determination pursuant to the provisions of this Section 6 unless such party notifies the other party of such dispute in writing no later than two (2) Business Days after the other party notifies the Holder or the Company, as applicable, in writing of such determination.

7. Frustration of Purpose. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Warrant.

Exhibit M-12

8. Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Action” means any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action.

“Rule 144 Affiliate” means, with respect to any person as of the applicable time of determination, that such person is not as of such time, and has not been at any time during the preceding three months, a “person” that is an “affiliate” of the Company within the meaning of Rule 144.

“Beneficial Ownership Limitation” has the meaning specified in Section 2(j) hereof.

“Business Day” any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close; provided, however, for clarification, bank institutions shall not be deemed to be authorized or obligated by law or executive order to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such day.

“Cash Exercise” has the meaning specified in Section 2(b) hereof.

“Cashless Exercise” has the meaning specified in Section 2(c) hereof.

“Common Shares” means shares of Common Stock.

“Common Stock” has the meaning specified in the preamble hereof.

“Company” has the meaning specified in the preamble hereof.

[“Contingent Payment Agreement” has the meaning set forth in the preamble hereof.]

“Delivery Period” means, in respect of each exercise of the Holder’s purchase right hereunder, the period commencing on the delivery of an Exercise Form in respect of such exercise and ending on the deadline for delivery of the applicable Warrant Shares as set forth in Section 2(e).

“DTC” has the meaning specified in Section 2(d) hereof.

“DWAC” has the meaning specified in Section 2(d) hereof.

Exhibit M-13

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” has the meaning specified in Section 2(a) hereof.

“Exercise Form” has the meaning specified in Section 2(a) hereof.

“Exercise Price” has the meaning specified in Section 2(a) hereof.

“Holder” means the Person or Persons who shall from time to time own this Warrant.

“Lock-Up Release Date” means [______].8

“Market Price” means, with respect to a share of Common Stock or any other security, on any given day, the arithmetic average of the Volume Weighted Average Price (as defined below) of the Company’s Common Stock or such security on each of the five (5) consecutive Trading Days ending immediately prior to the Exercise Date. In the event that a Stock Event is consummated during any period for which the arithmetic average of the Volume Weighted Average Prices is to be determined, the Volume Weighted Average Price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

[“Merger Agreement” has the meaning set forth in the preamble hereof.]

“Organic Change” means any merger, consolidation, business combination, recapitalization, reorganization, reclassification, spin-off or other transaction other than a transaction subject to Section 4(a), in each case, that is effected in such a way that the outstanding Common Shares are converted into, are exchanged for or become the right to receive (either directly or upon subsequent liquidation) cash, securities or other property.

“Original Issue Date” means the date this Warrant is originally issued pursuant to the [Merger Agreement] / [Contingent Payment Agreement].

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity.

“Principal Market” means the principal securities exchange or trading market for such security.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [_______], among the Company, Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P. and any other Investors (as defined therein) from time to time signatory thereto, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date.

[8]	NTD: Insert the 60th day following the Original Issue Date in the Tranche 1 Warrants (as defined in the Registration Rights Agreement) and the 120th day following the Original Issue Date in the Tranche 2 Warrants (as defined in the Registration Rights Agreement). For the avoidance of doubt, warrants issued pursuant to the Contingent Payment Agreement will not reflect a Lock-Up Release Date (or be subject to a lock-up).

Exhibit M-14

“Stock Event” means any stock split or other subdivision of outstanding Common Stock, combination of outstanding Common Stock (including by reverse stock split), reclassification, payment of a stock dividend in Common Shares, recapitalization, or other similar transaction of such character that Common Shares shall be changed into or become exchangeable for a larger or smaller number of Common Shares.

“Term” has the meaning specified in Section 1 hereof.

“Trading Day” means any day on which the Common Shares are traded for any period on the Nasdaq Global Select Market, or if the Common Shares are no longer listed on the Nasdaq Global Select Market on the other United States securities exchange or market on which the Common Shares are then being principally traded. If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Unrestricted Conditions” has the meaning specified in Section 2(f)(ii) hereof.

“Volume Weighted Average Price” means, with respect to a share of Common Stock or any other security as of any date, the volume weighted average sale price on the principal United States exchange or market on which the Common Stock or such security is then being traded as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Holder and the Company (“Bloomberg”), or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security on the OTC Bulletin Board, the OTCQX Market, the OTCQB Market or Pink Open Market of OTC Markets Group (or, in each case, any successor to such market).

“Warrant” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(d) hereof.

“Warrant Share Number” means [___], subject to adjustment as set forth herein, including reduction for each Common Share as to which this Warrant has been exercised (whether pursuant to a Cash Exercise or a Cashless Exercise) hereunder (subject to the Company’s compliance with its obligations with respect to each such exercise under Section 2 hereof).

“Warrant Shares” has the meaning set forth in the preamble.

“Warrants” means, collectively, this Warrant and each other warrant issued in exchange, transfer or replacement hereof or thereof, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time.

Exhibit M-15

9. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Holder, and all amendments and waivers so approved shall be binding upon holders of all warrants issued pursuant to the Credit Agreement.

10. Governing Law; Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL. This Warrant and all matters concerning the construction, validity, enforcement and interpretation hereof or otherwise relating hereto shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement shall be resolved under, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All Actions arising out of or relating to this Warrant shall be commenced exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Warrant shall be effective if notice is given by overnight courier at the address set forth in Section 11 of this Warrant. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Warrant in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Warrant, the Merger Agreement or any Ancillary Agreement, and this right of specific enforcement is an integral part of the terms of this Warrant. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Merger Agreement, each Ancillary Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). THE PARTIES HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS WARRANT.

Exhibit M-16

11. Notices. All notices, requests, claims, demands and other communications under this Warrant shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11):

(a) If to the Holder:

c/o Deerfield Management Company, L.P.

345 Park Avenue South, 12th Floor

New York, NY 10010

Attn: Legal Department

E-mail: [***]

With a copy to (which copy alone shall not constitute notice):

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661

Attn: Mark D. Wood and Jonathan D. Weiner

Email: mark.wood@katten.com, jonathan.weiner@katten.com

or at such other address or contact information delivered by the Holder to the Company in writing.

(b) If to the Company:

CorMedix, Inc.

300 Connell Drive, Suite 4200
Berkeley Heights, NJ 07922
Attention: Joseph Todisco and Beth Zelnick Kaufman
Email: [***]

with a copy to (which copy alone shall not constitute notice):

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, New York 10019
Attention: Jared Fertman and Andrew Marmer
Email: jfertman@willkie.com; amarmer@willkie.com

Exhibit M-17

In connection with any exercise or assignment of this Warrant, no ink-original Exercise Form or Assignment Form, as applicable, shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Form or Assignment Form be required.

12. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and permitted assigns (subject to Section 2(e) with respect to the Holder); provided that the Company shall not assign its obligations under this Warrant.

13. Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Warrant and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability.

14. Material Nonpublic Information. The provisions of Section 13 of the Registration Rights Agreement are incorporated herein by reference, with the same force and effect as if fully set forth herein, mutatis mutandis. Such provisions shall be so incorporated and enforceable hereunder regardless of any termination, modification or amendment of the Registration Rights Agreement or the existence or non-existence of Registrable Securities (as defined in the Registration Rights Agreement).

15. Interpretation. When a reference is made in this Warrant to a Section, such reference shall be to a Section of this Warrant unless otherwise indicated. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant unless the context requires otherwise. The words “date hereof’ when used in this Warrant shall refer to the date of this Warrant. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Warrant shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to, and all payments hereunder shall be made in, the lawful money of the United States. References to a Person are also to its successors and permitted assigns. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Warrant, the date that is the reference date in calculating such period shall be excluded (and, unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

[Signature pages follow]

Exhibit M-18

IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: [____]

CORMEDIX, INC.

By:
Name:
Title:

[Signature Page to Warrant to Purchase Shares of Common Stock of CorMedix, Inc.]

Exhibit M-19

EXHIBIT A

FORM OF EXERCISE NOTICE
(To be executed by the registered holder hereof)

Reference is made to the Warrant to Purchase Common Shares of CorMedix, Inc. No. W-[_] (the “Warrant”).

The undersigned hereby irrevocably exercises the Warrant with respect to shares of common stock, par value $0.001 per share (the “Common Stock”), of CorMedix, Inc., a Delaware corporation (the “Company”).

Check the applicable box:

☐ The undersigned is exercising the Warrant with respect to [_______] shares of Common Stock pursuant to a Cashless Exercise, and makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of the Warrant applicable to such Cashless Exercise.

☐ The undersigned is exercising the Warrant with respect to [__________] shares of Common Stock pursuant to a Cash Exercise. [IF APPLICABLE: The undersigned hereby encloses, or has delivered by wire transfer to an account designated by the Company, $____ as payment of the Exercise Price.]

1. The undersigned requests that [any stock certificates for such shares be issued free of any restrictive legend, if appropriate,]/[the shares be credited to the Holder’s account with its prime broker by DWAC to the account specified below] [and, if requested by the undersigned, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.]

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated: _______________

Please issue shares of Common Stock in the following name and to the following address:

Issue to (print name):

Email Address:

DTC Details (if applicable):

Address for Stock Certificates (if applicable):

Exhibit M-20

EXHIBIT B

ASSIGNMENT FORM
(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                       the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                                        , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature ____________________________

Address _____________________________

PARTIAL ASSIGNMENT
(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                           the right to purchase                                          Common Shares issuable upon exercise of the attached Warrant, and does irrevocably constitute and appoint                                          , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature ____________________________

Address _____________________________

Exhibit M-21

EXHIBIT N

Form of Equity Value Recognition Bonus Plan

[Omitted]

Exhibit N-1

EXHIBIT O

Form of Option Treatment Agreement

[Omitted]

Exhibit O-1

EXHIBIT P

Form of Promised Equity Cancellation Agreement

[Omitted]

Exhibit P-1

EXHIBIT Q-1

Form of Institutional Restrictive Covenant Agreement

[Omitted]

Exhibit Q-1-1

EXHIBIT Q-2

Form of Individual Restrictive Covenant Agreement

[Omitted]

Exhibit Q-2-1

EXHIBIT R

Illustrative Working Capital Calculation

[Omitted]

Exhibit R-1

SCHEDULE 1.07(b)(x)
Instruments to Terminate

None.

Schedule 1.07(b)(x)-1

SCHEDULE 1.07(b)(xi)
Restrictive Covenant Signatories

1.	Christine Miller

2.	Deerfield Private Design Fund III, L.P.

3.	Deerfield Private Design Fund IV, L.P.

Schedule 1.07(b)(xi)-1

SCHEDULE 6.01(a)
Foreign Legal Restraints

None.

Schedule 6.01(a)-1

SCHEDULE 8.03(a)
Allocation of Merger Consideration

[Omitted]

Schedule 8.03(a)-1

SCHEDULE 8.03(b)
Index of Defined Terms

2025 Annual Bonuses	Section 5.05(e)
280G Member Approval	Section 5.13
Accounting Method Change	Section 2.08(l)
Additional Consideration Spreadsheet	Section 5.06
Adjustment Escrow Fund	Section 1.09(c)(ii)
Agreement	Preamble
Agreement Date	Preamble
Authorizations	Section 2.14(a)
Bankruptcy, Equity and Indemnity Exception	Section 2.04(a)
Business Employee List	Section 2.09(b)
Certificate of Formation	Section 1.07(b)(i)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing 8-K	Section 5.10(b)
Closing Date	Section 1.02
Closing Share Consideration	Section 1.09(a)(i)
Closing Statement	Section 1.10(a)
Company	Preamble
Company Balance Sheet	Section 2.06(b)
Company Board	Recitals
Company Disclosure Letter	Article II
Company Employee	Section 5.05(c)
Company Indemnified Parties	Section 5.09(a)
Company Member Approval	Section 2.04(b)
Company Operating Agreement	Section 1.07(b)(i)
Company Registered Intellectual Property	Section 2.17(a)
Company Systems	Section 2.17(h)
Compensation Payments	Section 1.09(b)
Confidentiality Agreement	Section 5.01(a)
Consent	Section 2.05(b)
Consenting Company Members	Recitals
Contingent Payment Agreement	Section 1.07(a)(vi)
Continuation Period	Section 5.05(c)
Convertible Note Offering	Section 3.09(a)
Disputed Item	Section 1.10(b)
DLLCA	Recitals
Effective Time	Section 1.03
Escrow Agent	Section 1.09(c)(i)
Escrow Agreement	Section 1.09(c)(i)
Estimated Company Cash	Section 5.06
Estimated Company Debt	Section 5.06
Estimated Transaction Expenses	Section 5.06
Estimated Working Capital	Section 5.06
Excess Payment	Section 1.10(e)
Financial Statements	Section 2.06(a)
Foreign Antitrust Laws	Section 2.05(b)
Foreign Benefit Plan	Section 2.10(j)

Schedule 8.03(b)-1

Form Offer Letter	Section 2.10(a)
GAAP	Section 2.06(a)
Grant Date	Section 2.02(c)
HSR Act	Section 2.05(b)
Independent Expert	Section 1.10(c)
Instrument	Section 1.13(a)
Judgment	Section 2.05(a)
Leased Real Property	Section 2.12(a)(xv)
Legal Restraints	Section 6.01(a)
Letter of Transmittal	Section 1.14(a)
Liens	Section 2.11
LOT Documents	Section 1.14(b)
Material Contract	Section 2.12(a)
Members’ Representative	Preamble
Members’ Representative Group	Section 1.13(c)
Members’ Representative’s Costs	Section 1.13(d)
Merger	Recitals
Merger Sub	Preamble
Notice of Objection	Section 1.10(b)
Objection Period	Section 1.10(b)
Optionholder Notice	Section 5.04(i)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent 2013 Stock Plan	Section 3.02(a)
Parent 2019 Stock Plan	Section 3.02(a)
Parent Balance Sheet	Section 3.12(b)
Parent Disclosure Letter	Article III
Parent Fundamental Representations	Section 6.02(a)(i)
Parent Preferred Stock	Section 3.02(a)
Parent SEC Reports	Section 3.11
Parent Series C-3 Preferred Stock	Section 3.02(a)
Parent Series E Preferred Stock	Section 3.02(a)
Parent Series G Preferred Stock	Section 3.02(a)
Parent Stock Plans	Section 3.02(a)
Payment Date	Section 5.05(e)
Pre-Closing Distribution	Section 5.16
Privileged Communications	Section 8.13
Proceeding	Section 2.13(a)
Promised Equity Grantee	Section 1.13(a)
Promised Equity Grants	Section 1.13(a)
Proprietary Software	Section 2.17(h)
Pro-Rated 2025 Annual Bonuses	Section 5.05(e)
R&W Policy	Recitals
Registration Rights Agreement	Section 1.07(a)(vii
Remedy Action	Section 5.04(b)
Resolution Period	Section 1.10(c)
Sarbanes-Oxley Act	Section 3.11
Seller Group	Section 8.13
Shortfall Payment	Section 1.10(f)
Spreadsheet	Section 5.06
Surviving Company	Section 1.01
Surviving Company Operating Agreement	Section 1.05(a)
Surviving Company Plans	Section 5.05(f)
Third-Party Consents	Section 5.15
Top Customers	Section 2.27(a)
Top Vendors	Section 2.27(a)
TOPROL Acquisition Agreement	Section 5.17
Transactions	Recitals
Transfer Taxes	Section 5.11(a)
Voting Company Debt	Section 2.02(d)
Waived 280G Benefits	Section 5.13
Written Consent	Recitals

Schedule 8.03(b)-2